As filed with the Securities and Exchange Commission on April 25, 1997
                                                      Registration No. 333-23147



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        --------------------------------

                           SISTERSVILLE BANCORP, INC.
         --------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)



         Delaware                       6035                    31-1516424
----------------------------  ---------------------------    ------------------
(State or Other Jurisdiction  (Primary Standard Industry     (I.R.S. Employer
    of Incorporation or          Classification Code         Identification No.)
      Organization)                    Number)



               726 Wells Street, Sistersville, West Virginia 26175
                                 (304) 652-3671
    ------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)



                              Mr. Stanley M. Kiser
                                    President
                           Sistersville Bancorp, Inc.
               726 Wells Street, Sistersville, West Virginia 26175
                                 (304) 652-3671
      ------------------------------------------------------------------------
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)



                  Please send copies of all communications to:
                               John J. Spidi, Esq.
                             Lloyd H. Spencer, Esq.
                      Malizia, Spidi, Sloane & Fisch, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005



       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

PROSPECTUS                  SISTERSVILLE BANCORP, INC.
            (Proposed Holding Company for First Federal Savings Bank)
              Anticipated Maximum of 690,000 Shares of Common Stock
                         $10.00 Purchase Price Per Share

        Sistersville Bancorp, Inc., a Delaware corporation (the "Company"), is offering between 510,000 and 690,000 shares (subject to adjustment up to 793,500 shares) of its common stock, par value $0.10 per share (the "Common Stock"), in a subscription offering in connection with the conversion of First Federal Savings and Loan Association of Sistersville (the "Association") from a federally chartered mutual savings and loan association to a federally chartered stock savings bank to be known as First Federal Savings Bank and the issuance of all of the Association's outstanding capital stock to the Company pursuant to the Association's Plan of Conversion (the "Plan"). The Company may offer shares not subscribed for in the subscription offering in a community offering, as described below. The simultaneous conversion of the Association to stock form, the issuance of the Association's outstanding common stock to the Company, and the Company's offer and sale of Common Stock are referred to herein as the "Conversion." References herein to the Association refer to the Association in mutual form and in stock form as the context may indicate.

        Non-transferable rights to subscribe for the Common Stock have been granted, in order of priority, to the Association's deposit account holders with deposits of at least $50 as of August 31, 1995 ("Eligible Account Holders"), tax-qualified employee plans of the Association, other deposit account holders with deposits of at least $50 as of March 31, 1997 ("Supplemental Eligible Account Holders"), and certain other depositors and certain borrowers of the Association as of the voting record date, __________, 1997, for a special meeting of members called to vote on the Conversion ("Other Members") in a subscription offering (the "Subscription Offering"). Pursuant to Office of Thrift Supervision ("OTS") regulations, these subscription rights are non-transferable. Persons violating this prohibition against transfer may lose their right to purchase stock in the Conversion and be subject to other possible sanctions. Subject to the prior rights of holders of subscription rights and market conditions during or at the completion of the Subscription Offering, the Company may also offer the shares of Common Stock for sale on a best efforts basis in a community offering to selected persons to whom this Prospectus is delivered with a preference given to natural persons residing in Tyler County, West Virginia (the "Community Offering"). Shares of Common Stock not subscribed for in the Subscription and Community Offerings may be offered on a best efforts basis by a selling group of broker-dealers in a Syndicated Community Offering (the Subscription Offering, Community Offering and the Syndicated Community Offering are collectively referred to as the "Offerings"). The Association and the Company reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Community Offering or Syndicated Community Offering at the time of receipt of an order or as soon as practicable following completion of the Offerings. See "The Conversion -Marketing Arrangements."
                                                        (Continued on next page)
                            -------------------------

        FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS," BEGINNING ON PAGE 1 OF THIS PROSPECTUS. THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE, OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FOR INFORMATION ABOUT SUBSCRIBING, PLEASE CALL THE STOCK INFORMATION CENTER AT (___) ________.

=================================================================================================================
                                         Purchase        Estimated Underwriting Costs and Other      Estimated
                                         Price(1)                   Expenses(2)                   Net Proceeds(2)
-----------------------------------------------------------------------------------------------------------------
Per Share                                $10.00                      $ 0.73(3)                      $  9.27(3)
-----------------------------------------------------------------------------------------------------------------
Total Minimum (1)                        $5,100,000                  $423,440                       $4,676,560
-----------------------------------------------------------------------------------------------------------------
Total Midpoint (1)                       $6,000,000                  $440,000                       $5,560,000
-----------------------------------------------------------------------------------------------------------------
Total Maximum(1)                         $6,900,000                  $456,560                       $6,443,440
-----------------------------------------------------------------------------------------------------------------
Total Maximum, as adjusted (4)           $7,935,000                  $475,604                       $7,459,396
=================================================================================================================

(1) Determined in accordance with an independent appraisal, dated as of March ^14, 1997 by Ferguson & Company, LLP ("Ferguson"). The estimated pro forma market value of the Common Stock ranges from $5,100,000 to $6,900,000 ("Estimated Valuation Range" or "EVR") or between 510,000 and 690,000 shares of Common Stock at the purchase price of $10.00 per share in the Offerings. See "The Conversion - Stock Pricing."

(2)     Includes  commissions  and  expenses  to be paid  to  Trident  that  are estimated  to be  $78,840,  $95,400,  $111,960,  and  $131,004,  at  the
        minimum, midpoint, maximum, and maximum as adjusted, respectively, of the EVR. A portion of such fees and expenses may be deemed to be underwriting fees and Trident may be deemed to be an underwriter. Also includes printing, postage, legal, appraisal, accounting, and filing fees. Actual net proceeds and expenses may vary from estimated amounts. If shares are sold in the Syndicated Community Offering, the underwriting commissions and fees will be higher than the estimated amounts included in the table.
(3) Assumes the sale of the midpoint number of shares. If the minimum, maximum, or 15% above the maximum number of shares are sold, estimated expenses per share would be $0.83, $0.66, or $0.60, respectively, resulting in estimated net proceeds per share of $9.17, $9.34, or $9.40, respectively.
(4) Gives effect to an increase in the number of shares which could occur without a resolicitation of subscribers or any right of cancellation due to an increase in the Estimated Valuation Range of up to 15% above the maximum of the Estimated Valuation Range (for an issuance of up to 793,500 shares) to reflect changes in market and financial conditions following commencement of the Offerings or to fill in part or in whole the order of the ESOP. See "The Conversion - Stock Pricing."
                            TRIDENT SECURITIES, INC.
                   The date of this Prospectus is May __, 1997

        The Association's Employee Stock Ownership Plan ("ESOP") intends to subscribe for up to 8% of the total number of shares of Common Stock issued in the Conversion. However, the ESOP may acquire some or all of its shares in the open market after the Conversion. Shares sold above the maximum of the Estimated Valuation Range may be sold to the ESOP to fill its subscription. With the exception of the ESOP, no person may purchase more than 10,000 shares ($100,000) of Common Stock and no person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than 10,000 shares ($100,000) of Common Stock sold in the Conversion. The minimum purchase is 25 shares. However, the Association and the Company in their sole discretion may increase or decrease the purchase limitation without notice to members or subscribers. See "The Conversion - Limitations on Purchases of Shares."

        Trident Securities, Inc. ("Trident") has been engaged to consult with and advise the Association and the Company in connection with the Conversion and the sale of shares of the Common Stock in the Offerings. Trident has agreed to assist the Company and the Association in the sale of the Common Stock in the Subscription Offering. In addition, Trident has agreed to manage the Community Offering and the Syndicated Community Offering, if any. Neither Trident nor any broker-dealer participating in a Syndicated Community Offering will have any obligation to purchase or accept any shares of Common Stock in the Conversion. Trident may be indemnified against certain liabilities, including liabilities that may arise under the Securities Act of 1933, as amended. See "Pro Forma Data," "The Conversion - Plan of Distribution" and "- Marketing Arrangements."

        To subscribe for shares of Common Stock in the Subscription Offering, the Company must receive an executed order form and certification form (the order form and certification form are referred to together as the "Order Form"), together with full payment of $10.00 per share (or appropriate instructions authorizing a withdrawal from a deposit account at the Association) for all shares for which subscription is made, at the Association's office, by 12:00 p.m., Eastern Standard Time, on ___________, 1997, unless the Subscription Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "Expiration Date"). Subscriptions paid by cash, check, bank draft, or money order will be placed in a segregated account at the Association and will earn interest at the Association's passbook rate from the date of receipt until completion or termination of the Conversion. Payments authorized by withdrawal from deposit accounts at the Association will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. Authorized withdrawals from certificate accounts at the Association for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest.

        To order Common Stock in the Community Offering, or Syndicated Community Offering, if any, an executed Order Form and account withdrawal authorization (if applicable) and certification must be received by Trident prior to the termination of the Community, or Syndicated Community Offering. The date by which orders must be received in the Community, or Syndicated Community
Offering, if any, will be set by the Company at the time of such offering provided that, if the Offerings are extended beyond __________, 1997, each person who has submitted an order will have the right to modify or rescind his or her order. In the event of such an extension, funds submitted by persons to order shares will be returned promptly with interest to each person unless he or she affirmatively indicates otherwise. See "The Conversion - Community Offering" and "-Syndicated Community Offering."

        Prior to the Offerings there has not been a public market for the Common Stock, and there can be no assurance that resales of the Common Stock can be made at or above $10.00 per share (the "Purchase Price"). Given the relatively small size of the Offerings and the small number of anticipated purchasers, management does not expect that an active and liquid trading market for the Common Stock will develop, or if a market develops, that it will continue. See "Market for the Common Stock."

           FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF SISTERSVILLE


================================================================================

















                                      [MAP]






















================================================================================






THE CONVERSION IS CONTINGENT UPON THE RECEIPT OF ALL REQUIRED REGULATORY APPROVALS, APPROVAL OF THE PLAN BY THE MEMBERS OF THE ASSOCIATION, AND THE SALE OF AT LEAST THE MINIMUM NUMBER OF SHARES OFFERED PURSUANT TO THE PLAN.

--------------------------------------------------------------------------------
                                     SUMMARY

        The following summary does not purport to be complete, and is qualified in its entirety by more detailed information and the Consolidated Financial Statements of the Association and the Notes thereto appearing elsewhere in this Prospectus.

Sistersville Bancorp, Inc.:         The Company  was  organized  under  Delaware
                                    law in  March  1997  at the direction of the
                                    Board of  Directors of  the  Association  to
                                    acquire  all of the  capital stock that  the
                                    Association  will issue upon  its conversion
                                    from the mutual to stock form of  ownership.
                                    The   Company  has   not  engaged   in   any
                                    significant business to date.

                                    Management believes that the holding company
                                    structure  will  provide   flexibility   for
                                    possible  diversification  or  expansion  of
                                    business  activities,  although there are no
                                    current  arrangements,   understandings,  or
                                    agreements regarding any such opportunities.
                                    Subject to limitations on  repurchases,  the
                                    holding  company  structure will also enable
                                    the  Company  to  repurchase  its own  stock
                                    without   adverse  tax   consequences.   See
                                    "Sistersville Bancorp, Inc." and "Business of the Company."

First Federal Savings and Loan      The   Association,   a  federally  chartered
Association of Sistersville:        mutual   savings   and   loan   association,
                                    operates a traditional  savings  association
                                    business,  attracting  deposit accounts from
                                    the general public and using those deposits,
                                    together  with  other  funds,  primarily  to
                                    originate  and  invest in  fixed-rate  loans
                                    secured by  single-family  residential  real
                                    estate.    At   December   31,   1996,   the
                                    Association   had  total  assets  of  $26.26
                                    million,  total deposits of $21.20  million,
                                    and  equity  of $4.75  million.  See  "First
                                    Federal  Savings  and  Loan  Association  of
                                    Sistersville"    and    "Business   of   the
                                    Association."

The Plan and Approval by Members:   The Board of  Directors  of the  Association
                                    unanimously  adopted the Plan on December 5,
                                    1996.  Pursuant to the Plan, the Association
                                    will convert from a federal  mutual  savings
                                    and loan  association  into a federal  stock
                                    savings  bank to be known as "First  Federal
                                    Savings Bank" and will become a wholly owned
                                    subsidiary  of the Company  which will issue
                                    Common Stock in the Offerings. The Plan must
                                    be approved by the  affirmative  vote of the
                                    majority of total votes  eligible to be cast
                                    by  the  Association's   members.  See  "The
                                    Conversion."

The Offerings and the Purchase      Between 510,000 and 690,000 shares of Common
Price:                              Stock are being  offered at $10.00 per share
                                    in the  Offerings.  The  maximum  number  of
                                    shares   sold  in  the   Offerings   may  be
                                    increased to up to 793,500  shares without a
                                    resolicitation  of  subscribers in the event
                                    of an increase in the pro forma market value
                                    of the  Association  to an  amount  not more
                                    than 15% above the  maximum of the EVR.  See
                                    "The  Conversion  -  Stock  Pricing"  and "-
                                    Number   of  Shares  to  be  Issued  in  the
                                    Conversion."

--------------------------------------------------------------------------------
                                       (i)

--------------------------------------------------------------------------------

Distribution of Common Stock        The  shares  of  Common  Stock will first be
and Purchase Priorities:            offered   in   the   Subscription   Offering
                                    according to the following  priorities:  (i)
                                    Eligible  Account  Holders;  (ii) the  ESOP;
                                    (iii) Supplemental Eligible Account Holders;
                                    and (iv)  Other  Members.  The  Company  may
                                    offer  shares of Common  Stock for sale in a
                                    Community   Offering  or  in  a   Syndicated
                                    Community Offering through selected dealers.
                                    See "The Conversion - Community Offering" and "-Syndicated Community Offering." Any shares of Common Stock sold in excess of the maximum of the EVR may be first sold to the ESOP prior to satisfying unfilled orders from Eligible Account Holders. See "The
                                    Conversion  -  Subscription  Rights  and the
                                    Subscription Offering."

Transferability of Right to         Depositors and  certain  borrowers  may  not
Purchase in the Offerings:          transfer  or  enter  into  an  agreement  to
                                    transfer the right to  subscribe  for shares
                                    of   Common   Stock   in  the   Subscription
                                    Offering. Persons violating this prohibition against transfer may lose their right to purchase stock in the Conversion and may be subject to other possible sanctions. See
                                    "The Conversion - Subscription Rights and the Subscription Offering - Restrictions on
                                    Transfer of Subscription Rights and Shares."

Purchase Limitations:               The   purchase   limit  for  a  person  with
                                    subscription   rights   is   10,000   shares
                                    ($100,000).  The maximum number of shares of
                                    Common Stock that may be  subscribed  for or
                                    purchased in the Offerings by any person (or
                                    persons through a single  account)  together
                                    with  any  associate  or  group  of  persons
                                    acting  in  concert  may not  exceed  10,000
                                    shares ($100,000), except for the ESOP, which intends to subscribe for up to 8% of the Common Stock issued. No assurances may be given that the number of shares purchased by the ESOP will not change. The Association may, in its sole discretion, without further notice to or solicitation of prospective purchasers, increase such maximum purchase limitation to up to 5.0% of the total number of shares offered or decrease the maximum purchase limitation to as low as 1.0% of the maximum number of shares offered. No person may purchase fewer than 25 shares in the Offering. See "The Conversion - Limitations on Purchases of Shares."

The Common Stock:                   Each  share of  Common  Stock  will have the
                                    same   relative   rights  as,  and  will  be
                                    identical in all respects  with,  each other
                                    share of Common Stock in the Offerings.  All
                                    of the issued and  outstanding  voting stock
                                    of  the  Association  will  be  held  by the
                                    Company.  The  Common  Stock of the  Company
                                    represents  nonwithdrawable  capital, is not
                                    an account of an insurable  type, and is not
                                    insured  by the  OTS,  the  Federal  Deposit
                                    Insurance Corporation ("FDIC"),  the Savings
                                    Association  Insurance Fund ("SAIF"), or any
                                    other   government   agency  or  fund.  Upon
                                    payment of the Purchase Price for the Common
                                    Stock,  all such  shares  will be fully paid
                                    and   nonassessable.   See  "Description  of
                                    Capital Stock."

--------------------------------------------------------------------------------

                                      (ii)

--------------------------------------------------------------------------------

Dividends:                          The  Board  of   Directors  of  the  Company
                                    currently  intends to  establish  a dividend
                                    policy   following  the  Conversion  to  pay
                                    regular cash  dividends at an initial annual
                                    rate of approximately 2.4% of the $10.00 per
                                    share  purchase  price of a share of  Common
                                    Stock in the  Conversion  ($0.24 per share),
                                    with the first  dividend  being declared and
                                    paid following the second full quarter after
                                    the  Conversion.   It  is  anticipated  that
                                    regular  cash  dividends,  if paid,  will be
                                    declared  semi-annually.  If a  dividend  is
                                    paid in the  future,  the  dividend  will be
                                    subject to determination  and declaration by
                                    the Board of Directors, which will take into
                                    account a number of factors,  including  the
                                    financial   condition  of  the  Company  and
                                    regulatory  restrictions  on the  payment of
                                    dividends by the Association to the Company,
                                    on which  dividends  the Company  eventually
                                    may be primarily dependent.  There can be no
                                    assurance that dividends will be paid on the
                                    Common   Stock  or  that,   if  paid,   such
                                    dividends will not be reduced or eliminated in future periods. See "Dividends."

Expiration Date of Subscription     The Subscription Offering will terminate  at
Offering:                           12:00 noon,  Eastern Time,  on  ___________,
                                    1997 unless the Subscription Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers.
                                    See "The Conversion - Subscription Rights and the Subscription Offering."

Conditions to Closing of the        Consummation of the Offerings is subject  to
Offerings:                          (i) consummation of the Conversion, which is
                                    conditioned on, among other things, approval
                                    of  the   Plan   by  the   members   of  the
                                    Association and the OTS, (ii) the receipt by the OTS of an update to the Association's appraisal of its pro forma market value and authorization by the OTS to sell Common
                                    Stock within the range set forth in the update to that appraisal, and (iii) the sale of a minimum of 510,000 shares of Common
                                    Stock.  See "The Conversion - Conditions and
                                    Termination." There can be no assurances that all of these conditions will be met.

Use of Proceeds:                    Net  proceeds  from the  sale of the  Common
                                    Stock   are    estimated   to   be   between
                                    approximately   $4.68   million   and  $6.44
                                    million depending on the number of shares of
                                    Common Stock sold and the estimated expenses
                                    of the Offerings. The Company intends to use
                                    approximately  50% of the net proceeds  from
                                    the  Offerings to purchase 100% of the to be
                                    outstanding  common stock of the Association
                                    and  retain  the  remainder  as its  initial
                                    capitalization.   The  portion  of  the  net
                                    proceeds   retained  by  the  Company   will
                                    initially be invested in U.S. government and
                                    federal  agency  securities,   high-  grade,
                                    short term marketable  securities,  deposits
                                    of,  or  loans  to,  the  Association,  or a
                                    combination  thereof and  ultimately  may be
                                    used to  support  the  future  expansion  of
                                    operations.    Additionally,   the   Company
                                    intends to fund the ESOP purchases through a loan to the ESOP from net proceeds retained by the Company. The portion of the net proceeds from the Offerings exchanged by the Company for

--------------------------------------------------------------------------------

                                      (iii)

--------------------------------------------------------------------------------

                                    all of the outstanding  capital stock of the
                                    Association   will  be  used   for   general
                                    corporate  purposes  and will  increase  the
                                    Association's   total   capital  to  support
                                    expanded   lending,   internal   growth  and
                                    possible     external     growth     through
                                    acquisitions  of branch  offices,  expansion
                                    into  new   lending   markets,   and   other
                                    acquisitions.  Net proceeds  received by the
                                    Association   may   also  be  used  to  make
                                    contributions to repay the ESOP loan and will initially be invested in high-grade, short term investment securities. See "Use of Proceeds."

Management Purchases:               Directors,  officers,  and their associates,
                                    collectively   intend   to   subscribe   for
                                    approximately ^33,750 shares of Common Stock
                                    at the Purchase Price. See "The Conversion -
                                    Shares  to  be   Purchased   by   Management
                                    Pursuant to Subscription Rights."

Potential Management Benefits:      ESOP. The ESOP is expected to purchase up to
                                    8% of the shares of Common Stock sold in the Conversion, which are expected to be awarded to employees as compensation over a period of ten years without payment by such persons of cash consideration. See "Management of the Association - Other Benefits - Employee
                                    Stock Ownership Plan."

                                    Restricted   Stock   Plan.   Following   the
                                    completion  of the  Conversion,  subject  to
                                    stockholder and Board of Director  approvals
                                    and OTS review,  the Association may adopt a
                                    restricted  stock  plan  (the  "RSP")  which
                                    would  acquire  an amount  of  Common  Stock
                                    equal  to  4.0%  of the  shares  sold in the
                                    Conversion.  Assuming  a  $10.00  per  share
                                    grant price and the issuance of Common Stock
                                    at the  midpoint of the EVR,  the  aggregate
                                    value   to    participants    could    total
                                    approximately  $240,000.  Under  current OTS
                                    guidelines,  plans  implemented  within  one
                                    year   following    consummation    of   the
                                    Conversion, must provide that no officer may
                                    receive more than 25%, and directors who are
                                    not  employees  may not receive more than 5%
                                    individually  or 30% in  the  aggregate,  of
                                    shares  purchased by the RSP. See "Pro Forma
                                    Data" and  "Management of the  Association -
                                    Proposed   Future  Stock   Benefit  Plans  -
                                    Restricted  Stock Plan" and "-  Restrictions
                                    on  Benefit   Plans."

                                    Stock Option Plan.  Following the completion
                                    of the  Conversion,  subject to  stockholder
                                    and  Board  of  Director  approval  and  OTS
                                    review,  the  Association  may  establish  a
                                    Stock  Option  Plan  (the  "Option   Plan"),
                                    whereby options may be granted to purchase additional authorized but unissued shares of Common Stock that equal in the aggregate up to 10% of the stock sold in the Conversion. Alternatively, such Common Stock may be purchased in the open market by the Company. See "Pro Forma Data" and "Management of the Association - Proposed Future Stock Benefit Plans - Stock Option Plan."

--------------------------------------------------------------------------------

                                      (iv)

--------------------------------------------------------------------------------

Independent Valuation:              Ferguson, an independent appraisal firm, has
                                    determined  that  the  estimated  pro  forma
                                    market value of the  Association  was within
                                    an EVR from  $5,100,000 to $6,900,000 with a
                                    midpoint of $6,000,000 as of March 14, 1997.
                                    The  independent  valuation  will be updated
                                    immediately prior to the consummation of the
                                    Offerings.   See  "The  Conversion  -  Stock
                                    Pricing" and "- Number of Shares to be Issued in the Conversion."

Risk Factors:                       See "Risk  Factors" for a discussion  of the
                                    following factors which should be considered
                                    by prospective investors:  lack of liquidity
                                    for the Common  Stock;  decreased  return on
                                    equity    immediately    after   Conversion;
                                    potential  impact  of  changes  in  interest
                                    rates;  lack of growth in the  Association's
                                    market area; decrease in profitability since
                                    1994;  anti-takeover  provisions;   possible
                                    voting  control by management  and the board
                                    of directors;  possible  dilutive  effect of
                                    RSP  and  stock   options   and   effect  of
                                    purchases  by the  RSP  and  ESOP;  possible
                                    negative   impact   caused   by   regulatory
                                    oversight;  and possible  adverse income tax
                                    consequences   of   the    distribution   of
                                    subscription rights.

Market for Common Stock:            Neither the Company nor the  Association has
                                    ever  issued  capital  stock.  Consequently,
                                    there  is  no  established  market  for  the
                                    Common   Stock  at  this  time.   Given  the
                                    relatively small size of the offering, it is
                                    not  expected  that  an  active  and  liquid
                                    trading  market  for the  Common  Stock will
                                    develop  or  that,  if  developed,  it  will
                                    continue.  Following  the  completion of the
                                    Offerings,  the Company anticipates that the
                                    Common Stock will be traded on the over-the-
                                    counter  market  with  quotations  available
                                    through the OTC "Electronic Bulletin Board,"
                                    under  the  symbol  "_______."  Accordingly,
                                    prospective  purchasers  of the Common Stock
                                    should  consider  the  potentially  illiquid
                                    nature of an  investment in the Common Stock
                                    and   recognize   that  the  absence  of  an
                                    established market might make it difficult to buy or sell the Common Stock. See "Risk
                                    Factors -- Lack of Liquidity  for the Common
                                    Stock" and "Market for the Common Stock."


--------------------------------------------------------------------------------

                                      (v)

--------------------------------------------------------------------------------
                               SELECTED FINANCIAL AND OTHER DATA


        Set forth below are summaries of historical financial and other data regarding the Association. This information is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements and Notes to the Consolidated Financial Statements of the Association presented elsewhere in this Prospectus. Consolidated historical financial and other data regarding the Association at or for the six months ended December 31, 1996 and 1995 have been prepared by the Association without audit and may not be indicative of results on an annualized basis or any other period. In the opinion of management, all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation for such periods or dates have been made. The results of operations for the nine months ended December 31, 1996 are not necessarily indicative of the results that may be expected for the entire year or any other period.


Selected Financial Data

        The following table sets forth certain information concerning the financial position of the Association at the dates indicated:


                              December 31,                           At March 31,
                              ------------    --------------------------------------------------------------
                                  1996          1996       1995         1994           1993         1992
                                  ----          ----       ----         ----           ----         ----
                                                                 (Dollars in Thousands)
Total assets...............       $26,258     $25,967     $26,054      $23,792        $21,283      $20,682
 Loans receivable, net.....        21,635     $20,039      17,686       14,205         12,814       13,044
 Mortgage-backed securities           342         377         437          502            630          756

Investments(1).............         3,643       4,859     ^ 7,430        8,620          7,464        6,463
Cash - non-interest bearing            82          98          80           80             78           80
Savings deposits...........        21,199      21,091      19,810       19,797         17,570       17,161
Other borrowings...........            --          --       1,685           --             --           --
Retained Earnings(2).......         4,747       4,548       4,277        3,836          3,587        3,371


Number of:
Full service offices.......             1           1           1            1              1            1
Real estate loans
 outstanding...............           489         482         447          417            395          393
Deposit accounts...........         3,203       3,264       2,972        2,850          2,868        2,974


-------------------
(1) Includes FHLB stock, FHLMC stock and interest bearing deposits in other financial institutions.
(2)  Includes  unrealized  gain  on  securities   available  for  sale,  net  of
     applicable income taxes for March 31, 1995 through December 31, 1996.

--------------------------------------------------------------------------------

                                      (vi)

--------------------------------------------------------------------------------

Summary of Operations

        The following table summarizes the Association's results of operations for each of the periods indicated:


                                           Nine Months Ended
                                           December 31,                           Year Ended March 31,
                                       ---------------------   ---------------------------------------
                                           1996        1995        1996        1995         1994         1993         1992
                                          ------      ------      ------      ------       ------       ------       -----
                                                                         (In Thousands)
Interest income....................       $1,531      $1,474      $1,973      $1,878       $1,708       $1,690       $1,842
 Interest Expense..................          736         736         977         841          762          815        1,038
                                           -----       -----       -----       -----
  Net interest income..............          795         738         996       1,037          946          875          804
                                           -----       -----       -----       -----          ---          ---          ---
Provision for loan losses..........            6           6           7          28           10           23           45
                                          ------      ------      ------      ------           --           --           --
  Net interest income after
  provision for loan losses........          789         732         989       1,009          936          852          759
                                           -----       -----       -----       -----          ---          ---          ---

Non-interest income:
  Loan fees and service charges....           16          15          20          18           16           19           15
  Gain (loss) on sale of real estate,
   net.............................            4           1           -           4            2            5            3
  Gain (loss) on sale of investments,
   net.............................            -          (8)         (8)          -            -            -            -
  Other income.....................            1           2           4           4            2            1            4
                                          ------      ------      ------      ------         ----        -----        -----
    Total other income.............           21          10          16          26           20           25           22
                                          ------      ------      ------      ------        -----        -----       ------

Non-interest expense:
  Compensation and employee
   benefits........................          310         291         393         377          419          335          314
  Occupancy and equipment..........           57          37          53          42           32           23           35
  Deposit insurance premiums(1)....          163          34          46          45           12           16           22
  Real estate owned operations.....            -           -           -           -            -            -            -
  Other general and administrative.          162         151         203         215          171          167          163
                                           -----       -----       -----       -----        -----          ---          ---
    Total non-interest expense.....          692         513         695         679          634          541          534
                                           -----       -----       -----       -----          ---          ---          ---
Income before income taxes.........          118         229         310         356          322          336          247
Provision for federal income taxes.           32          81         113         126           78          120          101
                                          ------      ------       -----       -----         ----        -----        -----
Net income before cumulative effect
  of change in accounting principle           86         148         197         230          244          216          146
                                           -----       -----       -----       -----        -----        -----        -----
Cumulative effect of change in

  accounting ^ principle...........            -           -           -           -            4            -            -
                                            ----       -----       -----       -----        -----        -----        -----
Net income.........................       $   86      $  148      $  197      $  230       $  248        $ 216       $  146
                                           =====       =====       =====       =====        =====         ====        =====



^---------------

(1) Includes a non-recurring expense of $129,000 for the nine months ended December 31, 1996 for a one-time deposit premium to recapitalize the Savings Association Insurance Fund.

--------------------------------------------------------------------------------

                                      (vii)

--------------------------------------------------------------------------------

Key Operating Ratios

        The table below sets forth certain performance and financial ratios of the Association for the periods indicated.


                                         At or For the
                                       Nine Months Ended
                                         December 31,                At or For the Year Ended March 31,
                                     --------------------  ------------------------------------------------------
                                       1996^(1)  1995(1)      1996       1995        1994       1993       1992
                                       ----      ----         ----       ----        ----       ----       ----
 Performance Ratios:


Return on average assets (net income
  divided by average total assets)(2)    0.44%      0.77%       0.77%      0.92%      1.10%      1.04%      0.72%

Return on average equity (net income

  divided by average equity)(2)...        2.49       4.51        4.47       5.60      6.74      ^6.25       4.49

^ Net interest rate spread........        3.37       3.14        3.19       3.59      3.64       3.51       3.07


Net yield on average interest-earning
  assets..........................        4.17       3.93        3.98       4.25      4.29       4.27       4.03


^ Average interest-earning assets to

  average interest-bearing liabilities  120.52     120.19      120.24     119.30    118.77     119.02     118.37


Net interest income after provision ^
  for possible loan losses, to total
  other expenses ^(2).............      114.00     140.42      140.83     148.53    147.63     157.49     142.13

Non-interest expense to average assets
  (2)                                     3.54       2.72        2.75       2.73      2.82       2.59      2 .62

Efficiency ratio (2)(3)...........       44.65      35.18       35.34      63.97     36.69      31.55      28.65

Capital Ratios:

Average equity to average assets ratio
  (average equity divided by average
  total assets)...................       17.67      17.10       17.22      16.51     16.38      16.55      15.99

Equity to assets at period end....       18.08      17.65       17.51      16.42     16.12      16.85      16.30

 Asset Quality Ratios:

Non-performing loans to total assets      0.31       0.07        0.06       0.13      0.11       0.16       0.55


Non-performing loans to total loans       0.38       0.09        0.08       0.19      0.18       0.27      0 .87

Allowance for loan losses to total
  loans...........................        0.72       0.78        0.75       0.81      0.79       0.86       0.70


Allowance for loan losses to total
  non-performing loans............      197.56     911.76      975.00     441.18    480.00     323.53      79.82

Allowance for loan losses to total
  non-performing assets (4).......      197.56     329.79      346.67     238.10    222.22     174.60      45.73

-----------------------
(1) Ratios for the nine month periods are stated on an annualized basis. Such ratios and results are not necessarily indicative of results that may be expected for the full year.
(2) Includes a non-recurring expense of $129,000 for the nine months ended Deecember 31, 1996 for a one-time deposit premium to recapitalize the Savings Association Insurance Fund.

(3) Operating expenses as a percent of net interest income plus non-interest income.
(4) Non-performing assets include non-accrual loans, accruing loans more than 90 days past due and real estate acquired in settlement of loans.

--------------------------------------------------------------------------------

                                     (viii)

--------------------------------------------------------------------------------

                    RECENT SELECTED FINANCIAL AND OTHER DATA

     Set forth below are summaries of historical financial and other data regarding the Association. This information is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto of the Association presented elsewhere in this Prospectus. The information at March 31, 1997, and for the three month periods ending March 31, 1997 and 1996 are unaudited and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for the unaudited periods have been made.

Selected Financial Data

        The following table sets forth certain information concerning the financial position of the Association at the dates indicated:


                                                            At                        At
                                                         March 31,                 March 31,
                                                           1997                      1996
                                                           ----                      ----
                                                               (Dollars in Thousands)
Total assets....................................           $26,817                 $25,967
Loans receivable, net...........................            21,725                  20,039
Mortgage-backed securities......................               328                     377
Investments(1)..................................             4,033                   4,859
Cash - non-interest bearing.....................                81                      98
Savings deposits................................            21,700                  21,091
Other borrowings................................                --                      --
Retained earnings(2)............................             4,803                   4,548

Full service offices............................                 1                       1




-------------------
(1) Includes FHLB stock, FHLMC stock, and interest-bearing deposits in other financial institutions.
(2)  Includes   unrealized  gain  on  securities   available-for-sale,   net  of
     applicable income taxes.


--------------------------------------------------------------------------------

                                      (ix)

--------------------------------------------------------------------------------

Summary of Operations

        The following table summarizes the Association's results of operations for each of the periods indicated:


                                     Three Months Ended            Twelve Months Ended
                                          March 31,                     March 31,
                                 ---------------------------  ------------------------------
                                     1997           1996           1997           1996
                                    ------         ------         ------         -----
                                                       (In Thousands)
Interest income................      $513          $499          $2,041         $1,973
Interest expense...............       244           241             980            977
  Net interest income..........       269           258           1,061            996
Provision for loan losses......         2             2               8              7
  Net interest income after
   provision for loan losses...       267           256           1,053            989
Non-interest income............         6             6              26             16
Non-interest expense(1)........       180           181             869            695
  Income before income taxes...        93            81             210            310
Provision for federal income
 tax expense...................        31            32              63            113
    Net income.................       $62           $49            $147           $197




--------------------

(1) Includes a non-recurring expense of $129,000 for the twelve months ended March 31, 1997 for a one-time deposit premium to recapitalize the Savings Association Insurance Fund.

Regulatory Capital Requirements

        Set forth below are the Association's regulatory capital ratios at March 31, 1997, as compared to the minimum regulatory capital requirements imposed by the OTS.


                                 Requirement        Actual

Tangible capital.........            1.50%          16.67%
Core capital.............            3.00%          16.67%
Risk-based capital.......            8.00%          35.76%



--------------------------------------------------------------------------------

                                       (x)

--------------------------------------------------------------------------------

Key Operating Ratios

        The table below sets forth certain ratios of the Association at the dates or for the periods indicated. Ratios for the three months ended March 31, 1997 and 1996, are annualized, where appropriate.

                                               Three Months Ended                     Years Ended
                                                   March 31,                           March 31,
                                               1997             1996             1997              1996
                                               ----             ----             ----              ----

Net interest rate spread............           3.36%            3.36%            3.36%             3.19%
Net yield on average
   interest-earning assets..........           4.14%            4.15%            4.15%             3.98%
Average interest-earning
   assets to interest-bearing
   liabilities......................         120.75%          120.44%          120.57%           120.23%



          MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT SELECTED DATA


Comparison of Financial Condition at March 31, 1997 and 1996

Total assets increased by $.9 million or 3.3% due primarily to net loan growth of $1.7 million or 8.4% in residential mortgages and consumer loans. This increase was offset by decreases in investments of $.8 million due to maturities.

Deposits   increased  by  $.6  million  with  nominal  changes  in  all  deposit categories.

Retained earnings increased by $255,000 as a result of earnings for the year ended March 31, 1997, of $147,000 and unrealized gains on investment securities available-for-sale net of deferred income taxes of $108,000. Earnings for the year ended March 31, 1997, were negatively impacted as a result of a one-time charge of $129,000 recorded in the quarter ended September 30, 1996, for a deposit premium to recapitalize the SAIF.

Comparison  of  Operating  Results for the Three Months Ended March 31, 1997 and
1996

        Net Income. Net income increased by $13,000 or 26.5% to $62,000 for the three months ended March 31, 1997, as compared to $49,000 for the three months ended March 31, 1996. The increase was primarily due to an increase in interest income on loans as a result of a $1.8 million increase in the average balance of loans.

        Net Interest Income. Net interest income increased $11,000 or 4.2% from $258,000 for the three months ended March 31, 1996 to $269,000 for the three months ended March 31, 1997. The increase was primarily due to an increase in the average balance of loans outstanding of $1.8 million or 9% during the three months ended March 31, 1997, compared to the three months ended March 31, 1996. The Association's net interest rate spread remained constant at 3.36% between the three month periods ended March 31, 1997 and 1996.

--------------------------------------------------------------------------------

                                      (xi)

--------------------------------------------------------------------------------


        Interest Income. Interest income increased $14,000 for the three months ended March 31, 1997 compared to the three months ended March 31, 1996. The increase in interest income was the result of an increase in the average balance of loans outstanding of $1.8 million to $21.7 million from $19.9 million during the 1996 period. The increase was partially offset by a decline in the average annual yield of 8.84% for the three months ended March 31, 1996, to 8.56% for the three months ended March 31, 1997.

        Interest Expense. Total interest expense increased $3,000 from $241,000 for the three months ended March 31, 1996 to $244,000 for the three months ended March 31, 1997. The increase in interest expense was attributable to an increase in the average balance of deposits outstanding of $.8 million offset by a decrease in the cost of funds of 13 basis points.

        Provisions for Loan Losses. The provision for loan losses was $2,000 for the three months ended March 31, 1997 and 1996.

        Noninterest Income. Noninterest income remained unchanged for the periods March 31, 1997, and March 31, 1996. Noninterest income is comprised primarily of service charges on deposit accounts.

        Noninterest Expense. Noninterest expense decreased $1,000 from $181,000 for the three months ended March 31, 1996, to $180,000 for the same period in 1997.

        Income Taxes. Income tax expense amounted to $31,000 for the three months ended March 31, 1997, and $32,000 for the three months ended March 31, 1996.

Comparison of Operating Results for the Year Ended March 31, 1997 and 1996.

        Net Income. Net income decreased $50,000 or 25.4% from $197,000 for the year ended March 31, 1996 to $147,000 for the year ended March 31, 1997. The decrease was due primarily to an increase in non-interest expenses of $174,000 or 25% during the 1997 period. The increase in non-interest expense in fiscal 1997 was partially offset by a $65,000 increase in net interest income. The increase in non-interest expense in fiscal 1997 was primarily due to a $129,000 non-recurring special assessment recorded at September 30, 1996 for the recapitalization of the SAIF.

        Net Interest Income. Net interest income increased $65,000 or 6.5% from $996,000 for the year ended March 31, 1996 to $1,061,000 for the year ended March 31, 1997. The increase was primarily due to an increase in the average balance of interest-bearing assets of $.6 million or 2.3% from 1996 to 1997 and by an increase in the net interest rate spread from 3.19% to 3.36%.

        Interest Income. Interest income increased $68,000 for the year ended March 31, 1997 compared to the year ended March 31, 1996. The increase in interest income was the result of an increase in the average balance of interest-earning assets of $.6 million to $25.6 million during the 1997 period from $25.0 million during the 1996 period.

        Interest Expense. Total interest expense increased $3,000 from $977,000 for the year ended March 31, 1996 to $980,000 for the year ended March 31, 1997. The increase in interest expense was attributable to an increase in the average balance of deposits outstanding of $.8 million offset by a decrease in the cost of funds of 6 basis points.

--------------------------------------------------------------------------------

                                      (xii)

--------------------------------------------------------------------------------


        Provision for Loan Losses. The provision for loan losses was $8,000 for the year ended March 31, 1997, and $7,000 for the year ended March 31, 1996.

        Noninterest Income. Noninterest income increased by $10,000 primarily due to a gain on the sale of real estate owned of $4,000 in fiscal 1997. In addition, the Association recorded a loss on sale of investment securities during 1996.

        Noninterest Expense. Noninterest expense increased by $174,000 primarily as a result of a one-time charge of $129,000 to recapitalize the SAIF. Additionally, occupancy costs increased by $12,000 resulting from a recent remodeling project at the Association's facility.

        Income Taxes. Income tax expense amounted to $63,000 for the year ended March 31, 1997, and $113,000 for the year ended March 31, 1996. Income tax expense declined due to lower income.


--------------------------------------------------------------------------------

                                     (xiii)

                                  RISK FACTORS

        Before   investing  in  shares  of  the  Common  Stock  offered  hereby, prospective investors should carefully consider the matters presented below in addition to those discussed elsewhere in this Prospectus.

Lack of Liquidity for the Common Stock

        It is unlikely that the Common Stock will be listed on The Nasdaq Stock Market ("Nasdaq") or that its price will be quoted on a regular basis. Upon the consummation of the Conversion, the Association will review the eligibility of the Common Stock for inclusion on Nasdaq. In the event that the Common Stock is eligible for inclusion on Nasdaq, the Company expects that it will make an application to have the Common Stock quoted on Nasdaq. There can be no assurance, however, that any such application will be approved or that the Common Stock will be quoted on Nasdaq. The Association expects that the Common Stock will be traded on the over-the-counter market and trades may be reported on the Pink Sheets of the National Quotation Bureau. It is also expected that trades in the Common Stock may be quoted on the OTC Bulletin Board of Nasdaq. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Association or any market maker. Given the relatively small size of the offering and the small number of purchasers, management does not anticipate that an active and liquid trading market for the Common Stock will develop, or if a market develops, that it will continue. This may affect a stockholder's ability to obtain timely or accurate quotations. The absence of an active trading market may make it difficult to sell the Common Stock after the Conversion. There is no assurance that persons purchasing shares will be able to sell at a price equal to or above the Purchase Price. See "Market for Common Stock."

Decreased Return on Equity Immediately After Conversion

        As a result of the Conversion, the Company, on a consolidated basis with the Association, will have equity that is substantially greater than the equity of the Association prior to the Conversion. Accordingly, the increase in equity coupled with the limited loan opportunities in the Association's market area are likely to adversely affect the Company's ability to attain a return on average equity (net income divided by average equity) at historical levels, absent a corresponding increase in net income. The Company and the Association initially intend to invest the net proceeds in short to medium term investments which generally have lower yields then residential mortgage loans. There can be no assurance that the Company will be able to increase net income in future periods in amounts commensurate with the increase in equity resulting from the Conversion. See, also, "Pro Forma Data."

Potential Impact of Changes in Interest Rates


        The Association's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest earning assets, such as loans and securities, and its interest expense on interest bearing liabilities, such as deposits and other borrowings. Generally, during periods of increasing interest rates, the Association's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets, causing a decline in the Association's interest rate spread and margin. This would result in an increase in the Association's cost of funds that would not be immediately offset by an increase in its yield on interest earning assets. An increase in the cost of funds without an equivalent increase in the yield on interest earning assets would tend to reduce net interest income. The Association primarily originates fixed-rate loans, which do not adjust upward during periods of increasing interest rates. As a result of the increase in interest rates, the Association's net interest rate spread decreased between the fiscal years ended March 31, ^ 1996 and March 31, ^ 1995 to 3.19% from 3.59%. For additional discussion of this interest rate risk, see

"Management's  Discussion  and  Analysis of Financial  Condition  and Results of
Operations - Net Portfolio Value." For additional information on the Association's management of its interest bearing liabilities and interest earning assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

Lack of Growth in the Association's Market Area

        Economic growth in the Association's market area remains dependent upon the local economy. The deposit and loan activity of the Association is affected by economic conditions in its market area. During the early to mid 1980s this area experienced an economic recession due to significant downsizing in the steel industry and the population has experienced modest declines during recent years. See "Business of the Association - Competition" and "- Market Area."

Decrease in Profitability Since 1994


        For the fiscal years ended March 31, ^ 1996, 1995, and ^ 1994, the Association reported net income of ^ $197,000, $230,000 and ^ $248,000, respectively, and a return on average assets of ^ .77%, .92% and ^ 1.1%, respectively. These decreases in net income and return on average assets were partially a result of rising interest rates. Other factors include lower income tax liability in 1994 due to an over-estimation of 1993 income taxes based in part on fiscal period effective tax rates, and a loss on the sale of an investment in fiscal year 1996 of approximately $8,000. During the nine months ended December 31, 1996 and 1995 ^, the Association reported net income of $86,000 and $148,000 ^, respectively, and a return on average assets of .44% and
 .77% ^, respectively. During the nine months ended December 31, 1996, net income was negatively impacted by the $129,000 pre-tax one time SAIF assessment. A
 .657% assessment on deposits as of March 31, 1995 was levied on all SAIF-insured savings associations during the 1996 period. See "Regulation - Association Regulation." These decreases in net income and return on average assets show that the Association is subject to interest rate risk as well as other factors that may negatively impact operations. See "--Potential Impact of Changes in Interest Rates" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Anti-Takeover Provisions

        Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, as well as the Delaware General Corporation Law and certain federal regulations, assist the Company in maintaining its status as an independent, publicly owned corporation and serve to render a hostile takeover more difficult. These provisions provide for, among other things, supermajority voting, staggered terms for the Board of Directors, noncumulative voting for directors, limits on the calling of special meetings, and restrictions on certain business combinations. In particular, the Company's Certificate of Incorporation provides that beneficial owners of more than 10% of the Company's outstanding Common Stock may not vote the shares owned in excess of the 10% limit for a period of five years from the completion of the Conversion of the Association, and no person may, directly or indirectly, offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Company. The impact of these provisions on a beneficial holder of more than 10% of the Common Stock is to (1) require divestiture of the amount of stock held in excess of 10% (if within five years of the Conversion more than 10% of the Common Stock is beneficially owned by a person) and (2) at any time, limit the vote on the Common Stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level. Unless the grantor of a revocable proxy is an affiliate or an associate of a 10% holder or there is an arrangement, agreement, or understanding with such 10% holder, these provisions would not restrict (1) the ability of a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner, or (2) the ability of a beneficial owner of less than 10% of the Common Stock to solicit revocable proxies during a public proxy solicitation for a particular meeting of stockholders and vote such proxies. However, these provisions may discourage potential proxy contests. Additional restrictions apply after five years from the completion of the Conversion.

        These provisions, although they do not preclude a takeover, may have the effect of discouraging a future takeover attempt not approved by the Company's Board of Directors, but pursuant to which stockholders might receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and of management more difficult and, therefore, may serve to perpetuate current management. The Boards of Directors of the Association and the Company, however, have concluded that the potential benefits outweigh the possible disadvantages because they believe that such provisions encourage potential acquirors to negotiate directly with the Boards of Directors. The Boards of Directors believe that they are in the best position to act on behalf of all stockholders. Further, the Board of Directors of the Company has the ability to waive certain restrictions on acquisition, provided that the acquisition is approved by a majority of the disinterested Board of Directors in advance. Additionally, the Association has entered into an employment agreement with its chief executive officer. This agreement could result in higher expenses for an acquiror, thereby making an acquisition less attractive to potential acquirors. See "Certain Restrictions on Acquisition of the Company."

Possible Voting Control by Management and the Board of Directors


        The directors and executive officers of the Association intend to purchase, at the same price per share as the shares sold to other investors in the Conversion, approximately 33,750 shares or 5.4% of the shares to be sold in the Conversion (based upon an offering at the midpoint of the EVR). Assuming that stockholders approve the Option Plan and RSP, that the stock options to be granted are exercised by recipients, and that the RSP purchases and awards 4% of the shares sold in the Conversion, the aggregate beneficial ownership of such directors and officers would increase after the Conversion to 116,250 shares, or 19.4% (based on an offering at the midpoint of the EVR). In addition, such officers may acquire beneficial ownership of additional shares of Common Stock through future ESOP allocations, which amounts cannot be determined at this time. It is expected that certain directors of the Association will serve as the trustees to the ESOP ("ESOP Trustees") and as members of an ESOP Committee. The ESOP Trustees must vote all allocated shares held in the ESOP as directed by participating employees. Unallocated shares (approximately 48,000 shares at the midpoint of the EVR immediately after Conversion and until allocated) and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the Board of Directors or the ESOP Committee, subject to the ESOP Trustees' fiduciary duties. In addition, shares sold above the maximum of the EVR may be sold to the ESOP to fill its subscription (the ESOP currently intends to purchase up to 8% of the Common Stock) prior to satisfying unfilled orders of Eligible Account Holders, or the ESOP may purchase shares in the open market.


        The proposed purchases of the Common Stock by the Board of Directors, management, and the ESOP, as well as the potential acquisition of the Common Stock through the Option Plan and RSP, could render it difficult to obtain majority support for stockholder proposals opposed by the Company's Board of Directors and management. Moreover, such voting control could enable the Board of Directors of the Company and management to block the approval of transactions requiring the approval of 80% of the stockholders under the Company's Certificate of Incorporation. See "Management of the Association Other Benefits" and "- Proposed Future Stock Benefit Plans," "Description of Capital Stock," and "Certain Restrictions on Acquisition of the Company."

Possible Dilutive Effect of RSP and Stock Options and Effect of Purchases by the RSP and ESOP

     Following the completion of the Conversion, subject to the approval of (1) the Boards of Directors of the Company and the Association and (2) stockholders of the Company, the RSP may acquire 4% of the total number of shares sold in the Offerings through the issuance of authorized but unissued shares or by open market purchases. The issuance of authorized but unissued shares to the RSP in an amount equal to 4% of the outstanding shares of Common Stock of the Company would dilute existing stockholder interests by approximately 3.9%. The RSP and the ESOP may acquire shares of Common Stock in the open market. In the event the RSP acquires additional shares of Common Stock in the open market, the funds available for investment by the Company and the Association will be reduced by the amount used to acquire such shares. In the event the ESOP acquires shares of Common Stock in the open market and the purchase price is greater than $10 per share, the funds available for investment will be affected by the difference between $10 and the purchase price. See "Pro Forma Data" and "Management of the Association - Proposed Future Stock Benefit Plans - Restricted Stock Plan." In addition, the Association may establish a stock option plan after the Conversion, whereby options may be granted to purchase additional authorized but unissued shares of Common Stock that equal in the aggregate up to 10% of the Common Stock sold in the Conversion. Assuming that options for 10% of the shares sold are granted and exercised and funded through previously authorized but unissued stock, existing stockholders' interests would be diluted by approximately 9.1%. See "Management of the Association - Proposed Future Stock Benefit Plans - Stock Option Plan." Benefit plans such as the RSP and the Option Plan that are implemented within the first year after the Conversion are subject to OTS regulation.

     Accounting practices require an employer such as the Company to record compensation expense in an amount equal to the fair value of shares committed to be released from plans such as the ESOP. If shares of Common Stock appreciate in price over time, compensation expense related to the ESOP may be materially increased as a result, although the extent of such an increase in expense cannot be accurately quantified at this time. See Notes 1 and 2 to "Pro Forma Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Operating Results for the Nine Months Ended December 31, 1996 and December 31, 1995 - Non-interest Expenses."

Possible Negative Impact Caused by Regulatory Oversight

     Similar to all federally insured financial institutions, the Association is subject to extensive regulation, supervision, and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Association is a member of the FHLB of Pittsburgh and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). As the savings and loan holding company of the Association, the Company is also subject to regulation and oversight by the OTS. Such regulation and supervision governs the activities in which an institution may engage and is intended primarily for the protection of the FDIC insurance funds and depositors and not for the protection of stockholders. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities. Any change in the regulatory structure or the applicable statutes or regulations could have a material impact on the Company and the Association, their operations and the Conversion. See "Regulation."

     A bill has been introduced to the House Banking Committee that would consolidate the OTS with the Office of the Comptroller of the Currency ("OCC"). The resulting agency would regulate all federally chartered commercial banks and thrift institutions. In the event that the OTS is consolidated with the OCC, it is possible that the thrift charter could be eliminated, requiring thrifts to convert to commercial bank charters.

        Bank holding companies are more limited in their investment authority than are savings and loan holding companies. Under current law and regulation, a unitary savings and loan holding company, such as the Company, which has only one thrift subsidiary that meets the qualified thrift lender ("QTL") test, such as the Association, has essentially unlimited investment authority. See "Regulation - Company Regulation." Legislation has also been proposed which, if enacted, would limit the non-banking related activities of savings and loan holding companies to those activities permitted for bank holding companies.

Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

        The Association has received an opinion from Ferguson that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights are deemed to have an ascertainable value, receipt of such rights would be taxable (either as capital gain or ordinary income) probably only to those who exercise the subscription rights in an amount equal to such value. Additionally, the Association could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association - Tax Effects."

                           SISTERSVILLE BANCORP, INC.

        The Company is a Delaware corporation organized in March 1997 at the direction of the Association to acquire all of the capital stock that the Association will issue upon its conversion from the mutual to stock form of ownership. The Company has not engaged in any significant business to date. The OTS has approved the Company's application to become a savings and loan holding company and the Company will retain approximately 50% of the net proceeds from the issuance of Common Stock as its initial capitalization (ranging from approximately $2.34 million assuming the sale of 510,000 shares at the minimum of the EVR to $3.22 million assuming the sale of 690,000 shares at the maximum of the EVR). The Company will use the balance of the net proceeds to purchase all of the common stock of the Association to be issued upon Conversion. Part of the proceeds retained by the Company will be used to fund the loan to the ESOP. Prior to the Conversion, the Company will not transact any material business. Upon consummation of the Conversion, the Company will have no significant assets other than that portion of the net proceeds of the Offerings retained by the Company (less the loan to the ESOP) and the shares of the Association's capital stock acquired in the Conversion, and will have no significant liabilities. Cash flow to the Company will be dependent upon earnings from the investment of the portion of net proceeds retained by it in the Conversion and any dividends received from the Association. See "Use of Proceeds."

        Management believes that the holding company structure will provide flexibility for possible diversification of business activities through existing or newly-formed subsidiaries, or through acquisitions of or mergers with both savings institutions and commercial banks, as well as other financial services related companies. Although there are no current arrangements, understandings, or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial condition, to take advantage of any such acquisition and expansion opportunities that may arise. However, some of these activities could be deemed to entail a greater risk than the activities permissible for federally chartered savings associations such as the Association. The initial activities of the Company are anticipated to be funded by the portion of the net proceeds retained by the Company and earnings thereon.

        The office of the Company is located at 726 Wells Street, Sistersville, West Virginia 26175 and its telephone number is (304) 652-3671.

           FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF SISTERSVILLE

        The Association is a federally chartered mutual savings and loan association headquartered in Sistersville, West Virginia. The Association was originally chartered by the State of West Virginia in 1933 under the name Sistersville Building and Loan Association. The Association obtained its current name in 1934. The Association's deposits have been federally insured since 1934 under the SAIF as administered by the FDIC and its predecessor, the Federal Savings and Loan Insurance Corporation. The Association became a member of the FHLB System in 1934. At December 31, 1996, the Association had total assets of $26.26 million, deposits of $21.20 million, and equity of $4.75 million or 18.1% of total assets.

        The Association is a community oriented savings institution offering financial services to meet the needs of the communities it serves. The Association conducts its business from its office located in Sistersville, West Virginia.

        The principal sources of funds for the Association's lending activities are deposits and the amortization and repayment of loans and sales, maturities, and calls of securities. The principal source of income is interest on loans and the principal expense is interest paid on deposits.

        The only office of the Association is located at 726 Wells Street, Sistersville, West Virginia 26175 and the telephone number of that office is
(304) 652-3671.

                                 USE OF PROCEEDS

        The Company will purchase all of the capital stock of the Association to be issued upon Conversion in exchange for 50% of the net proceeds of the Offerings, with the remaining net proceeds to be retained by the Company as initial capital. The Company has received the approval of the OTS to retain 50% of the net proceeds. The net proceeds retained by the Company will be initially invested in loans to the Association, U.S. Government and federal agency securities, interest earning deposits, high-grade short term marketable securities, or a combination thereof. The portion of the net proceeds retained by the Company may ultimately be used to support the future expansion of operations through acquisitions of other financial service institutions, such as other savings institutions and commercial banks, acquisitions of branches of financial service institutions, although no such transactions are currently contemplated, diversification into other related businesses, or for other business and investment purposes including the payment of regular and special dividends on, and repurchase of, the Common Stock. The Company also intends to make a loan directly to the ESOP to enable the ESOP to purchase Common Stock in the Conversion. If the Company is not permitted to make the ESOP loan, the ESOP may borrow funds from an unaffiliated lender with such loan being guaranteed by the Company. Based upon the issuance of 510,000 shares or 690,000 shares at the minimum and maximum of the EVR, respectively, the Company would retain $2.34 million or $3.22 million, respectively, of the net proceeds from the Offerings, out of which the loan to the ESOP to purchase 8% of the Common Stock would be $408,000 or $552,000, respectively, and the Association would receive additional capital of $2.34 million or $3.22 million, respectively. The amount of the ESOP loan would be reflected as a reduction to the capital of both the Company and the Association, whether such loan is obtained from the Company or instead from a third party and guaranteed by the Company. See "Pro Forma Data."

        In the event the ESOP does not purchase Common Stock in the Conversion, the ESOP may purchase shares of Common Stock in the open market after the Conversion. In the event the purchase price of the Common Stock is different than $10.00 per share, the amount of proceeds required for the purchase by the ESOP and the resulting effect on capital will be affected.

        The portion of the net proceeds not retained by the Company will be added to the Association's general funds to be used for general corporate purposes, including, but not limited to, investment in mortgage and other loans, U.S. Government and federal agency securities, state and municipal obligations, federal funds, certificates of deposit, mortgage-backed securities, and other investments. The amount of proceeds added to the Association's capital will further strengthen the Association's capital position. This capital provides an additional source of funding for longer term assets. Following the Conversion, the amount of proceeds will be evaluated as part of the Association's ongoing review of its asset/liability mix and may impact the structure of the assets and liabilities of the Association and the Company. Neither the Association nor the Company has any specific plans, arrangements, or understandings regarding any acquisitions or diversification of activities at this time, nor have criteria been established to identify potential candidates for acquisition.

        Should the Company subsequently adopt a restricted stock plan, a portion of the proceeds may be used to fund the purchase by the plan of Common Stock in an amount up to 4% of the shares sold in the Conversion. The actual cost of such purchase will depend on the number of shares sold in the Conversion and the market price at the time of purchase. Based upon the midpoint of the EVR and on a $10.00 per share purchase price, the cost would be approximately $240,000. It is expected that a restricted stock plan will be adopted by the Board of Directors within one year of the Conversion.

        The net proceeds may vary because total expenses of the Conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the Conversion are adjusted to reflect a change in the estimated pro forma market value of the Association. Payments for shares made through withdrawals from existing Association deposit accounts will not result in the receipt of new funds for investment by the Association but will result in a reduction of the Association's deposits and interest expense as funds are transferred from interest bearing certificates or other deposit accounts.

                                    DIVIDENDS


        Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Company initially expects to pay semi-annual cash dividends on the Common Stock at a rate of $0.24 per share per annum (2.4% on the $10.00 per share offering price) commencing the second full calendar quarter following the completion of the Conversion. If a dividend is paid in the future, the dividend will be subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the financial condition of the Company and the Association, and regulatory restrictions on the payment of dividends by the Association to the Company, on which dividends the Company eventually may be primarily dependent for its source of income. ^ For a period of one year following the completion of the Conversion, the Company will not declare a dividend that would be construed as a tax-free return of capital or take any action towards that end. In addition, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. In addition to or in lieu of recurring or regular dividends, the Company may pay nonrecurring or special dividends. The Company may pay stock dividends in lieu of, or in addition to, cash dividends.

        It is anticipated that the principal source of income to the Company will initially consist of the earnings on the capital retained by the Company in the Conversion. Future declarations of cash dividends by the Company will depend in part upon dividend payments by the Association to the Company, which payments are subject to various restrictions. See "Historical and Pro Forma Capital Compliance," "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association Liquidation Account," and "Regulation - Dividend and Other Capital Distribution Limitations."

        Unlike the Association, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders although the source of such dividends will be, in part, dependent upon dividends from the Association. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to amounts that will not affect the ability of the Company, after the dividend has been distributed, to pay its debts in the ordinary course of business.

        In addition to the foregoing, earnings of the Association appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Association to pay cash dividends to the Company without the payment of federal income taxes by the Association at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation - Federal Taxation" and Note 8 to the Consolidated Financial Statements included elsewhere herein. The Company does not contemplate any voluntary distribution by the Association that would result in a recapture of the Association's bad debt reserve or create the above-mentioned federal tax liabilities.

                           MARKET FOR THE COMMON STOCK

        Neither the Company nor the Association has ever issued capital stock. Consequently, there is no existing market for the Common Stock. Following the completion of the Offerings, the Company anticipates that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC "Electronic Bulletin Board" under the symbol "____." In addition, trades may be reported on the Pink Sheets of the National Quotation Bureau.

        The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither the Company nor any market maker has any control. Accordingly, given the relatively small size of the offering and the small number of anticipated purchasers, the Company does not anticipate that an active and liquid trading market for the Common Stock will develop, or if a market develops, that it will continue. Therefore, purchasers of the Common Stock should have a long-term investment intent and should recognize that the absence of an active trading market may make it difficult to sell the Common Stock after the Conversion and there can be no assurance that persons purchasing shares will be able to sell them promptly or at a price equal to or above the Purchase Price.

        The Company will register its Common Stock under the Exchange Act at the completion of the Conversion.

                                 CAPITALIZATION

        The following table presents, as of December 31, 1996, the historical capitalization of the Association and the pro forma consolidated capitalization of the Company after giving effect to the Conversion and other assumptions set forth below and under "Pro Forma Data," based upon the sale of shares at the minimum, midpoint, maximum, and 15% above the maximum of the EVR at a price of $10.00 per share:

                                                                       Pro Forma Consolidated Capitalization
                                                                               Based on the Sale of
                                             Historical        510,000         600,000        690,000        793,500
                                           Capitalization     Shares at       Shares at      Shares at      Shares At
                                          at December 31,       $10.00         $10.00         $10.00         $10.00
                                                1996          Per Share       Per Share      Per Share      Per Share
                                               ------         ---------       ---------      ---------      ---------
                                                                       (In Thousands)
Deposits(1) .........................         $21,199          $21,199        $21,199        $21,199        $21,199
Other Borrowings.....................              --               --             --             --             --
                                               ------           ------         ------         ------         ------
  Total deposits and other borrowed funds     $21,199          $21,199        $21,199        $21,199        $21,199
                                               ======           ======         ======         ======         ======
Shareholders' Equity:
 Preferred Stock, $.10 par value per share,
   500,000 shares authorized; none to be
   issued............................          $   --          $    --        $    --        $    --        $    --
 Common Stock, $.10 par value, 2,000,000
   shares authorized; total shares to be
   issued as reflected...............              --               51             60             69             79
Additional paid in capital(2)........              --            4,626          5,500          6,374          7,380
Retained earnings, substantially
 restricted(4).......................           4,747            4,747          4,747          4,747          4,747
Less:
Common stock acquired by ESOP(3).....              --            (408)          (480)          (552)          (635)
Common stock acquired by RSP(3)......              --            (204)          (240)          (276)          (317)
                                              -------          ------         ------         ------         ------
Total stockholders' equity(4)........         $ 4,747          $ 8,812        $ 9,587        $10,362        $11,254
                                               ======           ======         ======         ======         ======


^--------------------

(1) Excludes accrued interest payable on deposits. Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.
(2) Does not reflect the increase in the number of shares of Common Stock after the Conversion in the event of implementation of the Option Plan or RSP. See "Management of the Association - Proposed Future Stock Benefit Plans - Stock Option Plan" and "- Restricted Stock Plan."
(3) Assumes that 8% and 4% of the shares issued in the Conversion will be purchased by the ESOP and RSP, respectively. No shares will be purchased by the RSP in the Conversion. It is assumed on a pro forma basis that the RSP will be adopted by the Board of Directors, approved by stockholders of the Company, and reviewed by the OTS. It is assumed that the RSP will purchase Common Stock in the open market following the Conversion in order to give an indication of its effect on capitalization. The pro forma presentation does not show the impact of
        (a) results of operations after the Conversion, (b) changing market prices of shares of Common Stock after the Conversion, or (c) a smaller than 4% purchase by the RSP. Assumes that the funds used to acquire the ESOP shares will be borrowed from the Company for a ten year term at the prime rate as published in The Wall Street Journal. For an estimate of the impact of the ESOP on earnings, see "Pro Forma Data." The Association intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The amount to be acquired by the ESOP and RSP is reflected as a reduction of stockholders' equity. The issuance of authorized but unissued shares for the RSP in an amount equal to 4% of the outstanding shares of Common Stock will have the effect of diluting existing stockholders' interests by 3.9%. There can be no assurance that stockholder approval of the RSP will be obtained. See "Management of the Association - Proposed Future Stock Benefit Plans
        - Restricted Stock Plan."
(4) Includes $398,000 of unrealized gains on available for sale securities, net of tax. The equity of the Association will be substantially restricted after the Conversion. See "Dividends," "Regulation - Dividends and Other Capital Distribution Limitations," "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association -Liquidation Account" and Note 14 to the Consolidated Financial Statements.

                                 PRO FORMA DATA

        The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $4.68 million and $7.46 million at the minimum and maximum, as adjusted, of the EVR, based upon the following assumptions: (i) 8% of the stock issued in the Conversion will be sold to the ESOP and $750,000 will be sold to officers, directors, employees and members of their immediate families; (ii) Trident will receive a commission of 2.0% of the Common Stock sold in the Conversion, excluding the sale of shares to the ESOP, and to officers, directors and employees and members of their immediate families; (iii) other Conversion expenses, excluding the commission paid to Trident, will be approximately $344,600; (iv) no shares will be sold in a Syndicated Community Offering by selected dealers; and (v) 4% of the shares issued in the Conversion will be sold to the RSP. Because management of the Association presently intends to adopt the RSP within the first year following the Conversion, a purchase by the RSP in the Conversion has been included with the pro forma data to give an indication of the effect of a 4% purchase by the RSP, at a $10.00 per share purchase price in the market, even though the RSP does not currently exist and is prohibited by OTS regulation from purchasing in the Conversion. The pro forma presentation does not show the effect of (a) results of operations after the Conversion, (b) changing market prices of shares of Common Stock after the Conversion, or (c) less than a 4% purchase by the RSP.

        The following table sets forth for the periods and as of the dates indicated, the historical net earnings and equity of the Association prior to the Conversion and the pro forma consolidated net earnings and stockholders' equity of the Company following the Conversion. Unaudited pro forma consolidated net earnings and stockholders' equity have been calculated for the nine months ended December 31, 1996 and the fiscal year ended March 31, 1996, as if the Common Stock to be issued in the Conversion had been sold at April 1, 1996, and April 1, 1995, respectively, and the estimated net proceeds had been invested by the Company and the Association at 5.50% for the nine months ended December 31, 1996 and for the fiscal year ended March 31, 1996, which rate is equal to the one year U.S. Treasury bill rate in effect at year end December 31, 1996. The one year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an initial investment of net proceeds from the Offerings. In calculating pro forma income, an effective state and federal income tax rate of 36.00% for both the Association and the Company has been assumed for the respective periods, resulting in an after tax yield of 3.52% for the nine months ended December 31, 1996 and for the fiscal year ended March 31, 1996. Withdrawals from deposit accounts for the purchase of the Common Stock are not reflected in the pro forma adjustments. The computations are based upon the assumptions that 510,000 shares (minimum of EVR), 600,000 shares (midpoint of EVR), 690,000 shares (maximum of EVR) or 793,500 shares (maximum, as adjusted, of the EVR) are sold at a price of $10.00 per share.

        As discussed under "Use of Proceeds," the Company expects to retain 50% of the net Conversion proceeds, part of which will be used to lend money to the ESOP to purchase the Common Stock issued in the Conversion. The ESOP presently plans to purchase up to 8% of the Common Stock issued in the Conversion. The following table assumes that the yield on the net proceeds of the Conversion retained by the Company will be the same as the yield on the net proceeds of the Conversion transferred to the Association.

        Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock. Per share amounts have been computed as if the Common Stock had been outstanding at the beginning of the periods or at the dates shown. Pro forma stockholders' equity and pro forma stockholders' equity per share have not been adjusted to reflect the earnings on the estimated net proceeds.

        The stockholders' equity information is not intended to represent the fair market value of the Common Stock, or the current value of the Association's assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Conversion - Effects of the Conversion to Stock Form on Depositors and Borrowers of the Association - Liquidation Account" and Note 14 to the Consolidated Financial Statements. The pro forma income derived from the assumptions set forth above should not be considered indicative of the actual results of operations of the Association or the Company for any period. Such pro forma data may be materially affected by a change in the price per share or number of shares to be issued in the Conversion and by other factors. For information regarding investment of the proceeds see "Use of Proceeds" and "The Conversion - Stock Pricing" and "- Number of Shares to be Issued in the Conversion."

        The totals in the following tables may not add due to rounding.


                                                                     At or For the Nine Months Ended December 31, 1996
                                                           -----------------------------------------------------------------------
                                                             510,000            600,000             690,000            793,500
                                                            Shares at          Shares at           Shares at          Shares at
                                                             $10.00              $10.00             $10.00             $10.00
                                                            per share          per share           per share          per share
                                                            ---------          ---------           ---------          ---------
                                                                     (Dollars in Thousands, except per share amounts)
Gross proceeds........................................         $5,100              $6,000             $6,900             $7,935
Less offering expenses and commissions................           (423)               (440)              (457)              (476)
                                                                -----               -----              -----              -----
  Estimated net Conversion proceeds...................          4,677               5,560              6,443              7,459
  Less Common Stock acquired by ESOP..................           (408)               (480)              (552)              (635)
  Less Common Stock acquired by RSP...................           (204)               (240)              (276)              (317)
                                                                -----               -----              -----              -----
  Estimated proceeds available for investment.........         $4,065              $4,840             $5,615             $6,507
                                                                =====               =====              =====              =====
Net Income
  Historical..........................................         $   86              $   86             $   86             $   86
  Pro Forma adjustments:
    Net income from proceeds..........................            107                 128                148                172
    ESOP(1)...........................................            (20)                (23)               (26)               (30)
    RSP(2)............................................            (20)                (23)               (26)               (30)
                                                                -----               -----              -----              -----
       Pro Forma......................................         $  154              $  168             $  181             $  197
                                                                =====               =====              =====              =====
Per share
  Historical..........................................          $0.18               $0.15              $0.13              $0.12
  Pro Forma adjustments:
    Net income from proceeds..........................           0.23                0.23               0.23               0.23
    ESOP(1)...........................................          (0.04)              (0.04)             (0.04)             (0.04)
    RSP(2)............................................          (0.04)              (0.04)             (0.04)             (0.04)
                                                                -----               -----              -----              -----
       Pro Forma......................................       $   0.33            $   0.30           $   0.28           $   0.27
                                                              =======             =======            =======            =======
Number of shares used in calculating earnings per share       473,280             556,800            640,320            736,368
                                                              =======             =======            =======            =======
Stockholders' equity (book value)(3)
   Historical.........................................         $4,747              $4,747             $4,747             $4,747
   Estimated net Conversion proceeds..................          4,677               5,560              6,443              7,459
   Less common stock acquired by:
     ESOP(1)..........................................           (408)               (480)              (552)              (635)
     RSP(2)...........................................           (204)               (240)              (276)              (317)
                                                                -----               -----             ------             ------
        Pro Forma.....................................         $8,812              $9,587            $10,362            $11,254
                                                                =====               =====             ======             ======
Per Share(3)
  Historical..........................................          $9.31               $7.91              $6.88              $5.98
Estimated net Conversion proceeds.....................           9.17                9.27               9.34               9.40
Less common stock acquired by:
   ESOP(1)............................................          (0.80)              (0.80)             (0.80)             (0.80)
   RSP(2).............................................          (0.40)              (0.40)             (0.40)             (0.40)
                                                                -----               -----              -----              -----
      Pro Forma.......................................         $17.28              $15.98             $15.02             $14.18
                                                                =====               =====              =====              =====
Pro forma price to book value(4)......................           57.9%               62.6%              66.6%              70.5%
                                                                 ====                ====               ====               ====
Pro forma price to earnings (P/E ratio)(4)(5)(6)......           22.7x               25.0x              26.8x              27.8x
                                                                 ====                ====               ====               ====

Number of shares used in calculating equity per share.        510,000             600,000            690,000            793,500
                                                              =======             =======            =======            =======


^--------------------

(Footnotes follow next table).

                                                                         At or For the Year Ended March 31, 1996
                                                        ---------------------------------------------------------------------------
                                                             510,000            600,000             690,000            793,500
                                                            Shares at          Shares at           Shares at          Shares at
                                                             $10.00              $10.00             $10.00             $10.00
                                                            per share          per share           per share          per share
                                                            ---------          ---------           ---------          ---------
                                                                     (Dollars in Thousands, except per share amounts)
Gross proceeds........................................         $5,100              $6,000             $6,900             $7,935
Less offering expenses and commissions................           (423)               (440)              (457)              (476)
                                                                -----               -----              -----              -----
  Estimated net Conversion proceeds...................          4,677               5,560              6,443              7,459
  Less Common Stock acquired by ESOP..................           (408)               (480)              (552)              (635)
  Less Common Stock acquired by RSP...................           (204)               (240)              (276)              (317)
                                                                -----               -----              -----              -----
  Estimated proceeds available for investment.........         $4,065              $4,840             $5,615             $6,507
                                                                =====               =====              =====              =====
Net Income
  Historical..........................................           $197                $197               $197               $197
  Pro Forma adjustments:
    Net income from proceeds..........................            143                 170                198                229
    ESOP(1)...........................................            (26)                (31)               (35)               (41)
    RSP(2)............................................            (26)                (31)               (35)               (41)
                                                                  ---                 ---                ---                ---
       Pro Forma......................................           $288                $306               $324               $345
                                                                  ===                 ===                ===                ===
Per share
  Historical..........................................          $0.42               $0.35              $0.31              $0.27
  Pro Forma adjustments:
    Net income from proceeds..........................           0.30                0.31               0.31               0.31
    ESOP(1)...........................................          (0.06)              (0.06)             (0.06)             (0.06)
    RSP(2)............................................          (0.06)              (0.06)             (0.06)             (0.06)
                                                                -----               -----              -----              -----
       Pro Forma......................................          $0.61               $0.55              $0.51              $0.47
                                                                 ====                ====               ====               ====
Number of shares used in calculating earnings per share       473,280             556,800            640,320            736,368
                                                              =======             =======            =======            =======
Stockholders' equity (book value)(3)
   Historical.........................................         $4,548              $4,548             $4,548             $4,548
   Estimated net Conversion proceeds..................          4,677               5,560              6,443              7,459
   Less common stock acquired by:
     ESOP(1)..........................................           (408)               (480)              (552)              (635)
     RSP(2)...........................................           (204)               (240)              (276)              (317)
                                                                -----               -----             ------             ------
        Pro Forma.....................................         $8,613              $9,388            $10,163            $11,055
                                                                =====               =====             ======             ======
Per Share(3)
  Historical..........................................          $8.92               $7.58              $6.59              $5.73
 Estimated net Conversion proceeds....................           9.17                9.27               9.34               9.40
Less common stock acquired by:
   ESOP(1)............................................          (0.80)              (0.80)             (0.80)              (0.80
   RSP(2).............................................          (0.40)              (0.40)             (0.40)             (0.40)
                                                               ------              ------             ------             ------
      Pro Forma.......................................         $16.89              $15.65             $14.73             $13.93
                                                                =====               =====              =====              =====
Pro forma price to book value(4)......................           59.2%               63.9%              67.9%              71.8%
                                                                 ====                ====               ====               ====
Pro forma price to earnings (P/E ratio)(4)(5).........           16.4x               18.2x              19.6x              21.3x
                                                                 ====                ====               ====               ====

Number of shares used in calculating equity per share.        510,000             600,000            690,000            793,500
                                                              =======             =======            =======            =======


^--------------------
^(Footnotes on following page.)

(Footnotes from previous page.)



^--------------------
(1) Assumes 8% of the shares sold in the Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. The Association intends to make annual contributions to the ESOP over a ten year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that 4,080, 4,800, 5,520, and 6,348 shares at the minimum, mid-point, maximum and maximum, as adjusted of the Estimated Valuation Range ("EVR"), were committed to be released during the year ended March 31, 1996 at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6 of the American Institute of Certified Public Accountants ("AICPA"); (ii) the effective tax rate was 36% for such period; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the per share net earnings. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. For purposes of the preceding tables, it was assumed that a ratable portion (1/10th) of the ESOP shares purchased in the Conversion were committed to be released during the periods ended December 31, 1996 and March 31, 1996. See Note 5 below. If it is assumed that all of the ESOP shares were included in the calculation of earnings per share for the period ended at December 31, 1996, earnings per share would have been $0.30, $0.28, $0.26 and $0.25 at December 31, 1996, respectively, based on the sale of shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR. If it is assumed that all of the ESOP shares were included in the calculation of earnings per share for the period ended March 31, 1996, earnings per share would have been $0.56, $0.51, $0.47 and $0.43 at March 31, 1996, respectively, based on the sale of shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR. See "Management of the Association - Other Benefits - Employee Stock Ownership Plan."


(2) Assumes issuance to the RSP of 20,400, 24,000, 27,600, and 31,740 shares at the minimum, mid-point, maximum, and maximum, as adjusted of the EVR. The assumption in the pro forma calculation is that (i) shares were purchased by the Company following the Conversion, (ii) the purchase price for the shares purchased by the RSP was equal to the purchase price of $10 per share and (iii) 20% of the amount contributed was an amortized expense during such period. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price. As the Association accrues compensation expense to reflect the five year vesting period of such shares pursuant to the RSP, the charge against capital will be reduced accordingly. Implementation of the RSP within one year of Conversion would require regulatory and stockholder approval at a meeting of the Company's stockholders to be held no earlier than six months after the Conversion. For purposes of this table, it is assumed that the RSP will be adopted by the Boards of Directors of the Company and the Association, reviewed by the OTS, and approved the Company's stockholders, and that the RSP will purchase the shares of Common Stock in the open market within the year following the Conversion. If the shares to be purchased by the RSP are assumed at April 1, 1996, to be newly issued shares purchased from the Company by the RSP at the Purchase Price, at the minimum, midpoint, maximum and maximum, as adjusted, of the EVR, pro forma stockholders' equity per share would have been $17.00, $15.75, $14.82, and $14.02 at December 31, 1996, respectively, and pro forma earnings per share would have been $0.32, $0.30, $0.28, and $0.27 for the nine months ended December 31, 1996, respectively. If the shares to be purchased by the RSP are assumed at April 1, 1995, to be newly issued shares purchased from the Company by the RSP at the Purchase Price, at the minimum, midpoint, maximum and maximum, as adjusted, of the EVR, pro forma stockholders' equity per share would have been $16.62, $15.43, $14.55, and $13.78 at March 31,
        1996, respectively, and pro forma earnings per share would have been $0.60, $0.54, $0.50, and $0.46 for the year ended March 31, 1996, respectively. As a result of the RSP, stockholders' ownership interests will be diluted by approximately 3.9%. See "Management of the Association - Proposed Future Stock Benefit Plans
        - Restricted Stock Plan" and "Risk Factors - Possible Dilutive Effect of RSP and Stock Options and Effect of Purchases by the RSP and ESOP."

(3) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the Company over its liabilities. The calculations are based upon the number of shares issued in the Conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Association's assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors.

(4) Assumes that following the consummation of the Conversion, the Company will adopt the Option Plan, which if implemented within one year of Conversion would be subject to regulatory review and Board of Director and stockholder approval, and that such plan would be considered and voted upon at a meeting of the Company's stockholders to be held no earlier than six months after the Conversion. Under the Option Plan, employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at an exercise price equal to the market price of the Common Stock on the date of grant. In the event the shares issued under the Option Plan were awarded, the interests of existing stockholders would be diluted. At April 1, 1996, at the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR, if all shares under the Option Plan were newly issued and the exercise price for the option shares were equal to the Purchase Price, the number of outstanding shares of Common Stock would increase to 561,000, 660,000, 759,000, and 872,850, respectively, pro forma stockholders' equity per share would have been $16.62, $15,43, $14.56, and $13.80 at December 31, 1996, respectively, and pro forma earnings per share would have been $0.32, $0.30, $0.28, and $0.27 at December 31, 1996, respectively. At April 1, 1995, at the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR, if all shares under the Option Plan were newly issued and the exercise price for the option shares were equal to the Purchase Price, the number of outstanding shares of Common Stock would increase to 561,000, 660,000, 759,000, and 872,850, respectively, pro forma stockholders' equity per share would have been $16.26, $15.13, $14.30, and $13.57 at March 31, 1996, respectively, and pro forma earnings per share would have been $0.58, $0.53, $0.49, and $0.46 at March 31, 1996, respectively.

(5) Pro forma net income per share calculations include the number of shares assumed to be sold in the Conversion and, in accordance with SOP 93-6, exclude ESOP shares which would not have been released during the period. Accordingly, for the nine months ended December 31, 1996 and for the year ended March 31, 1996, 36,720, 43,200, 49,680, and 57,132 shares have been subtracted from the shares assumed to be sold at the minimum, mid-point, maximum, and maximum, as adjusted, of the EVR, respectively, and 473,280, 556,800, 640,320, and 736,368 shares are assumed to be outstanding at the minimum, mid- point, maximum, and maximum, as adjusted of the EVR. See Note 1 above.

(6) Earnings for the nine months ended December 31, 1996 include a non-recurring pre-tax expense of $129,000 for a one-time deposit premium to recapitalize the Savings Association Insurance Fund.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

        The following table presents the Association's historical and pro forma capital position relative to its capital requirements as of December 31, 1996. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization," and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to the Association, see "Regulation -
 Regulatory Capital Requirements."

                                                                         Pro Forma as of December 31, 1996(1)
                                            ----------------------------------------------------------------------------------------
                         Historical at              $5,100,000           $6,000,000            $6,900,000          $7,935,000
                       December 31, 1996             Offering            Offering               Offering            Offering
                      --------------------  ---------------------------------------------  -------------------- --------------
                                   Percent                Percent                 Percent               Percent           Percent
                       Amount  of Assets(2)  Amount   of Assets(2)   Amount  of Assets(2)  Amount  of Assets(2)  Amount of Assets(2)
                       ------  ------------  ------   ------------   ------  ------------  ------  ------------  ------ ------------
                                                                     (Dollars in Thousands)
GAAP Capital.......... $4,747     18.08%     $6,474      22.80%      $6,807     23.64%     $7,141     24.45%     $7,525     25.36%
                        =====     =====       =====      =====        =====     =====       =====     =====       =====     =====

Tangible Capital:
Actual or Pro Forma... $4,349     16.82%     $6,076      21.88%      $6,409     22.75%     $6,743     23.60%     $7,127     24.54%
Required..............    388      1.50%        417       1.50%         423      1.50%        429      1.50%        436       1.50
                        -----      ----       -----       ----        -----     -----       -----     -----       -----      -----
  Excess.............. $3,961     15.32%     $5,659      20.38%      $5,986     21.25%     $6,314     22.10%     $6,691     23.04%
                        =====     =====       =====      =====        =====     =====       =====     =====       =====     =====

Core Capital:(3)
Actual or Pro Forma... $4,349     16.82%     $6,076      21.88%      $6,409     22.75%     $6,743     23.60%     $7,127     24.54%
Required..............    776      3.00%        833       3.00%         845      3.00%        857      3.00%        871       3.00
                        -----     -----       -----      -----        -----     -----       -----     -----       -----      -----
  Excess.............. $3,573     13.82%     $5,243      18.88%      $5,564     19.75%     $5,886     20.60%     $6,256     21.54%
                        =====     =====       =====      =====        =====     =====       =====     =====       =====     =====

Total Risk-Based
Capital:(4)
Actual or Pro Forma... $4,505     36.09%     $6,232      45.99%      $6,565     47.73%     $6,899     49.43%     $7,283     51.32%
Required..............    999      8.00%      1,084       8.00%       1,100      8.00%      1,117      8.00%      1,135       8.00
                        -----     -----       -----      -----        -----      ----       -----     -----       -----      -----
  Excess.............. $3,506     28.09%     $5,148      37.99%      $5,465     39.73%     $5,782     41.43%     $6,148     43.32%
                        =====     =====       =====      =====        =====     =====       =====     =====       =====     =====


^--------------------

(1) Institutions must value available for sale debt securities at amortized cost, rather than at fair value, for purposes of calculating regulatory capital. Institutions are still required to comply with SFAS No. 115 for financial reporting purposes. The pro forma data has been adjusted to reflect reductions in capital that would result from an assumed 8% purchase by the ESOP and 4% purchase by the RSP as of December 31, 1996. It is assumed that the Company will retain 50% of net conversion proceeds. See "Use of Proceeds."
(2)     GAAP, adjusted, or risk-weighted assets as appropriate.
(3) The unrealized gain on securities available for sale, net of tax, of $398,000 has been subtracted from GAAP Capital to arrive at Tangible and Core Capital.
(4) Proposed regulations of the OTS could increase the core capital requirement to a ratio between 4% and 5%, based upon an association's regulatory examination rating. See "Regulation - Regulatory Capital Requirements." Risk-Based Capital includes Tangible Capital plus $156,000 of the Association's allowance for loan losses. Risk-weighted assets as of December 31, 1996 totaled approximately $12.5 million. Net proceeds available for investment by the Association are assumed to be invested in interest earning assets that have a 20% risk-weighting.

           FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF SISTERSVILLE

                      Consolidated Statements of Operations

                                                      Nine Months Ended
                                                        December 31,                   Years Ended March 31,
                                                 --------------------------  -------------------------------
                                                     1996          1995          1996          1995          1994
                                                    ------        ------        ------        ------        -----

                                                        (Unaudited)

INTEREST AND DIVIDEND INCOME

   ^ Taxable interest on loans.................    $1,341,916    $1,222,536    $1,662,025    $1,434,749     $1,311,820
   ^ Taxable interest and dividends on investments    188,924       251,668       311,121       443,613        396,225
                                                    ---------     ---------     ---------     ---------      ---------

      Total interest and dividend income.......     1,530,840     1,474,204     1,973,146     1,878,362      1,708,045
                                                    ---------     ---------     ---------     ---------      ---------
INTEREST EXPENSE
   Interest on deposits........................       735,607       714,689       955,554       818,648        762,048
   Borrowed funds..............................            --        21,185        21,182        21,898             --
                                                 ------------    ----------     ---------     ---------   ------------

      Total interest expense.................         735,607       735,874     ^ 976,736       840,546        762,048
                                                    ---------     ---------   -----------     ---------      ---------
      Net interest income......................       795,233       738,330       996,410     1,037,816        945,997

PROVISION FOR LOAN LOSSES......................         5,583         5,600         6,800        27,900         10,321
                                                    ---------     ---------     ---------     ---------      ---------
   Net interest income after provision
      for loan losses..........................       789,650       732,730       989,610     1,009,916        935,676
                                                    ---------     ---------     ---------     ---------      ---------
NON-INTEREST INCOME

   ^ Service charges...........................        15,847        15,400        19,993        18,075         15,619
   Gain on sale of real estate, net............         3,903         1,017            --         4,114          1,899
   Other income................................         1,537         2,006       ^ 3,876         3,905          2,108
                                                    ---------     ---------   -----------     ---------      ---------
      Total non-interest income................        21,287        18,423      ^ 23,869        26,094         19,626
                                                    ---------     ---------   -----------     ---------      ---------

 NON-INTEREST EXPENSES
   ^General and administrative expenses:

      Salaries and benefits....................       309,733       291,105       392,987       376,673        419,123
      Occupancy expense........................        30,561        19,428      ^ 28,239        22,728         20,054
      Furniture and equipment expense..........        26,271        17,764        25,245        19,713         12,395
      Machine rental and service bureau expense        42,587        39,830        54,307        55,292         34,856
      Advertising and public relations.........        16,793        15,927        21,114        23,817         18,981
      Supervisory examination, audit and legal.        17,851        18,202        23,452      ^ 19,766         22,834
      Federal insurance premium (1)............       163,302        34,496        46,171        45,246         12,366
      Franchise, payroll, and other taxes......        35,071        35,229        48,363        48,831         39,509
      Net realized losses on sales of available-
        for-sale securities...................             --         8,340         8,340            --             --
      Other operating expenses.................        50,500        41,982        54,826        68,143       ^ 53,637
                                                   ----------    ----------    ----------    ----------   ------------

         Total non-interest expenses...........       692,669       522,303       703,044       680,209        633,755
                                                   ----------    ----------    ----------    ----------     ----------
         Income before income taxes............       118,268       228,850       310,435       355,801        321,547

^
PROVISION FOR FEDERAL INCOME TAXES.............        32,558        80,841       113,198       125,604         78,329
                                                   ----------    ----------    ----------    ----------     ----------
   Income before cumulative effect of change
      in accounting principle..................        85,710       148,009       197,237       230,197        243,218

CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE...........................            --            --            --            --          4,679
                                                  -----------   -----------   -----------   -----------     ----------
   Net income..................................   $    85,710    $  148,009     $ 197,237    $  230,197      $ 247,897
                                                   ==========     =========      ========     =========       ========


--------------------
(1) Includes a non-recurring expense of $129,000 for the nine months ended December 31, 1996 for a one-time deposit premium to recapitalize the Savings Association Insurance Fund.

        The notes included elsewhere herein ^ are an integral part of the consolidated financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        The Company has only recently been formed and, accordingly, has no results of operations at this time. As a result, the following discussion principally reflects the operations of the Association. The Association's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also significantly influenced by the level of non-interest expenses, such as employee salaries and benefits, non-interest income, such as loan fees and service charges, and the Association's provision for loan losses.

        The Association primarily originates fixed-rate loans with terms of up to 25 years and attempts to maintain sufficient capital and other liquid assets to manage interest rate risk.

        The   Association   has  been,   and   intends  to  continue  to  be,  a
community-oriented   financial  institution  offering  a  variety  of  financial services.

Asset/Liability Management

        The Association's net interest income is sensitive to changes in interest rates, as the rates paid on its interest bearing liabilities generally change faster than the rates earned on its interest earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

        To mitigate the impact of changing interest rates on its net interest income, the Association manages its interest rate sensitivity and asset/liability products through two committees of the Board, the Loan Committee and the Interest Committee. The committees meet as necessary to determine the rates of interest for loans and deposits. Rates on deposits are primarily based on the Association's need for funds and on a review of rates offered by other financial institutions in the Association's market areas. Interest rates on loans are primarily based on the interest rates offered by other financial institutions in the Association's primary market areas as well as the Association's cost of funds.

        The committees manage the interest rate sensitivity of the Association through the determination and adjustment of asset/liability composition and pricing strategies. The committees then monitor the impact of the interest rate risk and earnings consequences of such strategies for consistency with the Association's liquidity needs, growth, and capital adequacy. The Association's principal strategy is to manage the interest rate sensitivity of its interest earning assets and interest bearing liabilities by maintaining sufficient capital and other liquid assets in the event of an increase in interest rate risk, typically because of an increase in market interest rates.

Net Portfolio Value

        In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. However, this rule is not yet in effect. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the estimated change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated present value of total assets ("PV") in the event of a 200 bp change in market interest rates will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The following table presents the Association's NPV at December 31, 1996, as calculated by the OTS, based on quarterly information voluntarily provided to the OTS by the Association.

                                  Percentage Change in
                                   Net Portfolio Value
                               ---------------------------
              Change                              Board
             in Market         Projected         Policy
          Interest Rates       Change(1)        Limit(2)
          --------------       ---------        --------


        +400 bp                    ^(36)%            (45)%
        +300 bp                    ^(27)             (35)
        +200 bp                     (18)             (25)
        +100 bp                      (8)             (15)
        0 bp
        -100 bp                       5              (15)
        -200 bp                       7              (25)

         -300 bp                      8              (35)
        -400 bp                      11              (45)




^--------------------

(1) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(2)     Limits are established by the Board of Directors of the Association.


        At December 31, 1996, a change in interest rates of a positive 200 basis points would have resulted in a 288 basis point decrease in NPV as a percentage of the present value of the Association's total assets.

        Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Association's assets and liabilities would perform as set forth above.

Average Balance Sheet, Interest Rates, and Yield

        The following table sets forth certain information relating to the Association's average balance sheet and reflects the average yield on assets and average cost of liabilities for or as of the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from monthly balances, however, management does not believe the use of month-end balances has caused any material difference in the information presented. There have been no tax equivalent adjustments made to the yields.

                          Nine Months Ended December 31, (6)                       Year Ended March 31,              At December 31,
                --------------------------------------------------- ------------------------------------------------- --------------
                          1996                       1995                     1996                     1995                 1996
                -------------------------- ------------------------ ------------------------------------------------- --------------
                                 Average                   Average                  Average                  Average
                Average          Yield/   Average          Yield/  Average          Yield/  Average          Yield/
                Balance Interest  Cost    Balance Interest  Cost   Balance Interest  Cost   Balance Interest  Cost    Balance Rate
                ------- --------  ----    ------- --------  ----   ------- --------  ----   ------- --------  ----    ------- ----
                                                                       (Dollars in Thousands)
Interest-
earning
assets:
  Loans
   receivable
   (1)......... $20,856   $1,342   8.58%  $18,776   $1,222   8.68% $19,037   $1,662   8.73% $16,155   $1,435   8.88% $21,635  8.65%
  Investment
   securities
   (2).........   4,226      169   5.33%    5,854      229   5.22%   5,574      281   5.04%   7,779      412   5.30%   3,643  5.53%
  Mortgage-
    backed
    securities..     359       20   7.43%      413       23   7.43%     406       30   7.39%     465       32   6.88%     342  7.02%
                 -------  --------------   -------  ------- ------  -------  ------- ------  -------  --------------  -------------
Total
  interest-
  earning
  assets........  25,441    1,531   8.02%   25,043    1,474   7.85%  25,017    1,973   7.89%  24,399    1,879   7.70%  25,620  8.19%
                            -----                     -----                    -----                    -----
Non-
  interest-
  earning
  assets........     663                       532                      565                      468                      638
                --------                    ------                   ------                   ------                   ------
Total assets     $26,104                   $25,575                  $25,582                  $24,867                  $26,258
                  ======                    ======                   ======                   ======                   ======
Interest-
bearing
liabilities:
  Regular
  savings
    deposits.... $ 8,422   $  254   4.02%  $ 8,292   $  249   4.00% $ 8,252   $  329   3.99% $10,130   $  408   4.03% $ 8,507  4.00%
  NOW
    accounts....     979       25   3.40%      858       21   3.26%     879       27   3.07%     734       23   3.13%   1,000  3.25%
  Money
    market
    demand......   1,646       46   3.73%    1,917       53   3.69%   1,856       69   3.72%   2,645      100   3.78%   1,613  3.50%
  Time
    deposits....  10,063      411   5.45%    9,264      392   5.64%   9,430      531   5.63%   6,521      288   4.42%  10,079  5.74%
                  ------    ----- ------    ------    ----- ------   ------   ------ ------   ------    -----   ----   ------------
    Subtotal
      deposits..  21,110      736   4.65%   20,331      715   4.69%  20,417      956   4.68%  20,030      819   4.09%  21,199  4.75%
                  ------    ----- ------    ------    ----- ------   ------    ----- ------   ------    ----- ------   ------------
  Short-term
    borrowings..       -        -      -%      506       21   5.53%     390       21   5.38%     421       22   5.23%       -     -%
                 ------- -------- ------    ------ -------- ------   ------ -------- ------   ------ -------- ------   ------------
Total
  interest-
  bearing
  liabilities... $21,110   $  736   4.65%  $20,837   $  736   4.71% $20,806   $  977   4.70% $20,451   $  841   4.11% $21,199  4.75%
                  ======    ===== ======    ======    ===== ======   ======    ===== ======   ======    ===== ======   ============
Non-interest
  bearing
  liabilities...     382                       365                      371                      310                      312
                 -------                   -------                  -------                  -------                  -------
Total
  Liabilities... $21,492                   $21,202                  $21,177                  $20,761                  $21,511
                  ======                    ======                   ======                   ======                   ======


 Retained
   Earnings
   (3)..........   4,612                     4,373                    4,405                    4,106                    4,747
                  ------                    ------                   ------                   ------                   ------
Total
  liabilities
  and retained
  earnings...... $26,104                   $25,575                  $25,582                  $24,867                  $26,258
                  ======                    ======                   ======                   ======                   ======
Net interest
  income........           $  795                    $  738                   $  996                   $1,038
                            =====                     =====                    =====                    =====
Interest rate
  spread(4).....                    3.37%                     3.14%                    3.19%                    3.59%
                                  ======                    ======                   ======                   ======

^ Net yield on
    interest-
    earning
    assets(5)...                    4.17%                     3.93%                    3.98%                    4.25%
                                  ======                    ======                   ======                   ======
^ Ratio of
    average
    interest
    earning
    assets to
    average
    interest-
    bearing
    liabilities.                  120.52%                   120.19%                  120.24%                  119.30%        120.85%
                                  ======                    ======                   ======                   ====           ======



^--------------------

(1)     Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions, FHLB stock and FHCMC stock.
(3) Includes unrealized gain on securities available for sale, net of applicable deferred income taxes.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(6) Yields for the periods ended December 31, 1996 and 1995 have been annualized.

Rate/Volume Analysis

        The table below sets forth certain information regarding changes in interest income and interest expense of the Association for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

                         Nine Months Ended December 31,                               Year Ended March 31,
                     -----------------------------------  ---------------------------------------------------------------
                            1996     vs.     1995               1996     vs.     1995               1995     vs.     1994
                            Increase (Decrease)(3)               Increase (Decrease)                 Increase (Decrease)
                                  Due to                               Due to                               Due to
                      ----------------------------------  ---------------------------------     ------------------------------------
                                         Rate/                               Rate/                                   Rate/
                      Volume     Rate    Volume     Net   Volume     Rate    Volume    Net      Volume    Rate      Volume     Net
                      ------    ------   ------    -----  ------    ------   ------   -----     ------   ------     ------    ----
                                                              (Dollars in Thousands)

Interest-
earning assets
 Loans
   receivable(1) ...   $ 181    $ (19)   $  (2)   $ 160    $ 256    $ (25)   $  (4)   $ 227    $ 270    $(121)   $ (25)   $ 124
 Investment
   securities(2) ...     (85)       6       (2)     (81)    (117)     (20)       6     (131)     (14)      73       (3)      56
 Mortgage-backed
   securities ......      (4)    --       --         (4)      (4)       2     --         (2)      (7)      (2)    --         (9)
                       -----    -----    -----    -----    -----    -----    -----    -----    -----    -----    -----    -----
  Total interest-
    earning assets..   $  92    $ (13)   $  (4)   $  75    $ 135    $ (43)   $   2    $  94    $ 249    $ (50)   $ (28)   $ 171
                       =====    =====    =====    =====    =====    =====    =====    =====    =====    =====    =====    =====

Interest-bearing
liabilities
 Savings deposits ..   $  37    $  (8)   $--      $  29    $  16    $ 119    $   2    $ 137    $  60    $  (2)   $--      $  58
 Short-term
   borrowings ......     (28)    --       --        (28)      (2)       1     --         (1)      22     --       --         22
                       -----    -----    -----    -----    -----    -----    -----    -----    -----    -----    -----    -----
   Total interest-
    bearing
    liabilities ....   $   9    $  (8)   $--      $   1    $  14    $ 120    $   2    $ 136    $  82    $  (2)   $--      $  80
                       =====    =====    =====    =====    =====    =====    =====    =====    =====    =====    =====    =====

Net change in
  interest income ..   $  83    $  (5)   $  (4)   $  74    $ 121    $(163)   $--      $ (42)   $ 167    $ (48)   $ (28)   $  91
                       =====    =====    =====    =====    =====    =====    =====    =====    =====    =====    =====    =====



^--------------------

(1)     Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock, and FHLMC stock.
(3)     Annualized.



Financial Condition


        Total assets increased by $292,000 or 1.1% to $26.26 million at December 31, 1996 from $25.97 million at March 31, 1996 and decreased by $87,000 or 0.3% at March 31, 1996 from $26.05 million at March 31, 1995. Between March 31, 1996 and December 31, 1996, loans receivable, net, increased by $1.60 million or 8.0%, from $20.04 million to $21.64 million, while cash, used in part to fund the increase in loans, decreased by $1.41 million or 58.0%, from $2.42 million to $1.08 million. Between March 31, 1995 and March 31, 1996, loans receivable, net increased by $2.35 million or 13.3%, from $17.69 million to $20.04 million, while investment securities decreased by $4.72 million or 61.9% from $7.63 million to $2.91 million during a period when management used maturing investment securities to fund the increase in loan demand. Loans increased primarily due to favorable interest rates and the lack of competition with the Association's construction lending program coupled with an increase in new home construction.

        Total deposits increased by $108,000 or 0.5% to $21.20 million at December 31, 1996 and by $1.28 million or 6.5% to $21.09 million at March 31, 1996 from $19.81 million at March 31, 1995. Deposits increased primarily due to higher rates on certificates of deposit. Through these increases in deposits, the Association was able to reduce its use of borrowed funds during these periods so that advances from the Federal Home Loan Bank of Pittsburgh decreased from $1.68 million at March 31, 1995 to $0 at December 31, 1996.

        Total equity increased by $199,000 or 4.4% to $4.75 million at December 31, 1996 from $4.55 million at March 31, 1996. The Association's equity increased $271,000 or 6.3% at March 31, 1996 from $4.28 million at March 31, 1995. The increases were primarily the result of earnings between the periods.

Comparison of Operating Results for the Nine Months Ended December 31, 1996 and December 31, 1995

        Net Income. Net income decreased by $62,000 or 42.1% from $148,000 during the 1995 period to $86,000 during the 1996 period. Net income for the 1996 period was reduced primarily as a result of an increase in non-interest expenses that more than offset an increase in net interest income. The increase in non-interest expenses was primarily due to a $129,000 non-recurring special assessment recorded at September 30, 1996 for the recapitalization of the SAIF.

        Excluding the SAIF special assessment, income before income taxes increased $18,000 or 8.0%, from $229,000 during the 1995 period to $247,000 during the 1996 period. The increase was primarily due to an increase in interest and dividend income. The increase in interest and dividend income resulted from a shift in the mix of interest earning assets by means of a decrease in the average balance of investment securities and an increase in the average balance of loans, which typically have higher yields than investment securities.

        Net Interest Income. Net interest income increased by approximately $57,000 or 7.7% to $795,000 for the 1996 period from $738,000 for the 1995 period. The interest rate spread increased to 3.37% for the 1996 period from 3.14% for the 1995 period. The increase in interest rate spread was primarily the result of (1) a decrease in the cost of funds due to lower market interest rates paid for deposits and (2) an increase in the average balance of loans receivable that more than offset a decline in the average rate received. The increase in interest rate spread was also due to an increase in the interest rates received on investment securities, although the impact of this rate increase was limited due to a decrease in the average balance of investment securities. See "-- Rate/Volume Analysis, and "Business - Analysis of Loan Portfolio."

        Interest and Dividend Income. Interest income on loans increased by approximately $119,000 to $1.34 million for the 1996 period from $1.22 million for the 1995 period. The increase for the 1996 period was largely the result of an increase of $2.08 million in the average balance of loans outstanding during the 1996 period, to $20.86 million, as compared to the 1995 period despite a decline in yield from 8.68% during the 1995 period to 8.58% for the 1996 period. In addition, the average yield on investment securities increased from 5.22% for the 1995 period to 5.33% for the 1996 period but provided less income due to the decline in the average balance of investment securities from $5.85 million in the 1995 period to $4.23 million in the 1996 period.

        Interest Expense. Total interest expense remained constant at $736,000 between the two periods. Interest on deposits increased by approximately $21,000 or 2.9% to $736,000 for the 1996 period from $715,000 for the 1995 period. The increase for the 1996 period was substantially due to an increase in the average balance of deposits of $800,000 during the 1996 period as well as a decrease in the average cost of deposits to 4.65% in 1996 from 4.69% in 1995. These average balances on deposits increased as the Association grew its loan portfolio and attracted new customer deposits. However, interest expense decreased between the 1995 and 1996 periods because the repayment of FHLB advances resulted in no interest expense during the 1996 period compared to $21,000 during the 1995 period and this decrease offset the increase in interest expense on deposits discussed above.

        Provision for Loan Losses. The provision for loan losses was $6,000 for each of the 1996 and 1995 periods. See "Business of the Company - Non-Performing and Problem Assets - Allowance for Loan Losses."

        Non-interest Income. Non-interest income increased by $3,000 to $21,000 during the 1996 period from $18,000 for the 1995 period. This increase was primarily due to a $3,000 increase in gain on the sale of real estate, net from $1,000 during the 1995 period to $4,000 during the 1996 period.


         Non-interest Expenses. Non-interest expenses increased $171,000 to $693,000 or 32.6% for the 1996 period from $522,000 during the 1995 period. The increase was primarily due to a $129,000 non-recurring special assessment recorded at September 30, 1996 for the recapitalization of the SAIF. The Association expects that its rate of deposit insurance assessment should significantly decline beginning January 1, 1997 due to the recapitalization of the SAIF. The Association's new deposit insurance premium is 6.5(cent) per $100 of deposits compared to the former rate of 23(cent) per $100 of deposits. See "Regulation - Association Regulation." To a lesser extent, salaries and benefits expense increased by $19,000 or 6.4% to $310,000 for the 1996 period from $291,000 for the 1995 period due to base salary increases and a new employee. The Association expects that compensation and benefits expense may increase following the Conversion in the event of the adoption and implementation of additional employee and director benefit plans, including the ESOP, as well as increased costs associated with being a public company. See "Pro Forma Data" and "Risk Factors - Possible Dilutive Effect of RSP and Stock Options and Effect of Purchases by the RSP and ESOP."


        Income Taxes. Income taxes decreased by $48,000 or 59.7% to $33,000 for the 1996 period from $81,000 for the 1995 period. The decrease in the 1996 period compared to the 1995 period was primarily the result of the decrease in net income before taxes.

Comparison of Operating Results for the Years Ended March 31, 1996 and 1995

        Net Income. Net income decreased by $33,000 or 14.3% for fiscal 1996 to $197,000 from $230,000 for fiscal 1995. Net income for fiscal 1996 was reduced primarily as a result of a decrease of $42,000 in net interest income and an increase of $23,000 in non-interest expense, partially offset by an decrease in the provision for loan losses of $21,000 and a decrease of $12,000 in income taxes.

        Net Interest Income. Net interest income decreased by $41,000 or 4.0% to $996,000 for fiscal 1996 from $1.04 million for fiscal 1995. The interest rate spread decreased to 3.19% for fiscal 1996 from 3.59% for fiscal 1995. The decline in interest rate spread was primarily the result of an increase in the cost of funds due to higher market interest rates for time deposits and an increase in the average balance of time deposits. Net interest income decreased between the periods despite an increase in both the average balance of interest earning assets and the rate received on interest earning assets.


        Interest and Dividend Income. Interest income on loans increased by $227,000 to $1.66 million for fiscal 1996 from $1.43 million for fiscal 1995. The increase for fiscal 1996 was largely the result of an increase of $2.88 million in the average balance of loans outstanding during fiscal 1996, to $19.04 million, as compared to fiscal 1995 that more than offset a decrease in the average yield from 8.88% for fiscal 1995 to 8.73% for fiscal 1996. The increase in average loans resulted from the increase in the dollar amount of the loan portfolio primarily due to more favorable interest rates and an increase in new home construction. See "-- Rate/Volume Analysis" and "Business - Analysis of Loan Portfolio."

        Interest Expense. Interest expense on deposits increased by $137,000 or 16.7% to $956,000 for fiscal 1996 from $819,000 for fiscal 1995. The increase for fiscal 1996 was substantially due to an increase in the average cost of deposits to 4.68% in fiscal 1996 from 4.09% in fiscal 1995 as well as an increase in the average balance of deposits to $20.42 million from $20.03 million during this same period. These average costs and balances on deposits increased as market interest rates increased in fiscal 1996 and the Association offered higher interest rates to attract and retain primarily time deposits.


        Provision for Loan Losses. The provision for loan losses decreased $21,000 or 75.6% to $7,000 for fiscal 1996 from $28,000 for fiscal 1995. Despite the increase in average balances of loans receivable between fiscal 1995 and fiscal 1996, the Association's ratio of non-performing loans to total loans was
 .08% and .19% at March 31, 1996 and 1995, respectively. In addition, the provision was significantly higher in fiscal 1995 due to a $3.5 million increase in net loans from fiscal 1994.


        Non-interest Income. Non-interest income decreased by $2,000 to $24,000 during fiscal 1996 from $26,000 for fiscal 1995.

         Non-interest Expenses. Non-interest expenses increased to $703,000 or 3.4% for fiscal 1996 from $680,000 during fiscal 1995. Compensation and benefits expenses increased by $16,000 or 4.3% to $393,000 for fiscal 1996 from $377,000 for fiscal 1995. This increase more than offset a $13,000 decrease in other operating expenses. The increase in compensation and benefit expenses in fiscal 1996 was primarily the result of base salary increases and an increase in group insurance costs.

        Income Taxes. Income taxes decreased by approximately $12,000 or 9.9% to $113,000 for fiscal 1996 from $126,000 for fiscal 1995. The decrease in fiscal 1996 compared to fiscal 1995 was primarily the result of the decrease in net income before taxes.

Comparison of Operating Results for the Years Ended March 31, 1995 and 1994

        Net Income. Net income decreased by $18,000 or 7.1% for fiscal 1995 to $230,000 from $248,00 for fiscal 1994 primarily as a result of an increase in income taxes of $47,000 and a $5,000 addition to net income in fiscal 1994 due to an accounting change that was not repeated in fiscal 1995.

        Net Interest Income. Net interest income increased to $1.04 million for fiscal 1995 from $946,000 for fiscal 1994, an increase of 9.7%. The $92,000 increase in net interest income for fiscal 1995 was due to an increase of $78,000 in interest expense that was more than offset by a $170,000 increase in interest and dividend income.

        Interest and Dividend Income. Interest income on loans increased by $123,000 or 9.4% to $1.43 million for fiscal 1995 from $1.31 million for fiscal 1995. This increase was due to a $2.8 million or 20.6% increase in the average balance of loans in fiscal 1995 as compared to fiscal 1994 offset by a 91 basis point or 9.3% decline in the yield earned on loans between these two periods due to a decrease in market interest rates. The increase in average loans resulted from the increase in the dollar amount of the loan portfolio. See "-- Rate/Volume Analysis, "-- Financial Condition" and "Business -- Analysis of Loan Portfolio."

        Interest Expense. Interest expense on deposits increased by approximately $57,000 or 7.4% for fiscal 1995 from $762,000 for fiscal 1994. The increase for fiscal 1995 was primarily due to an increase of $1.4 million or 7.8% in the average balance of deposits from $18.6 million in fiscal 1994 to $20.0 million in fiscal 1995 as well as a decrease in the cost of deposits of one basis point. Interest on FHLB of Pittsburgh advances increased $22,000 during fiscal 1995 to $22,000 from $0 for fiscal 1994 resulting from the use of borrowings during 1995.


        Provision for Loan Losses. The provision for loan losses increased $18,000 to $28,000 for fiscal 1995 from $10,000 for fiscal 1994 due to an increase in ^ net loans of $3.5 million.


        Non-interest Income. Non-interest income increased $6,000 during fiscal 1995 from $20,000 for fiscal 1994. Loan fees and service charges, gain on sale of real estate, net, and other income all contributed to the increase.

        Non-interest Expenses. Non-interest expenses increased $46,000 or 7.3% for fiscal 1995 from $634,000 during fiscal 1994. FDIC deposit insurance premium expense increased $33,000 from $12,000 in fiscal 1994 to $45,000 in fiscal 1995 due primarily to an FDIC assessment credit that was applied to fiscal 1994 insurance premiums. Machine rental and service bureau expense increased $20,000 for fiscal 1994 due to a reclassification of expenses. These increases were partially offset by a decrease in compensation and benefits expense of $42,000 or 10.1% from fiscal 1994, which was primarily the result of the Association's former chief executive officer retiring and a decrease in group insurance costs.

        Income Taxes. Income taxes increased by approximately $47,000 or 60.4% to $126,000 for fiscal 1995 from $78,000 for fiscal 1994. The increase in fiscal 1995 compared to fiscal 1994 was primarily the result of lower taxes in 1994 due to an over-estimation of 1993 income taxes based in part on fiscal period effective tax rates.

Liquidity and Capital Resources

        The Association is required by OTS regulations to maintain, for each calendar month, a daily average balance of cash and eligible liquid investments of not less than 5% of the average daily balance of its net withdrawable savings and borrowings (due in one year or less) during the preceding calendar month. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%. The Association's average liquidity ratio was 20.51%, 35.38%, and 44.93% at March 31, 1996, 1995, and 1994, respectively.


        The Association's sources of liquidity include cash flows from operations, principal and interest payments and prepayments on loans, maturities and prepayments of securities, deposit inflows^ and borrowings from the FHLB of Pittsburgh. During fiscal 1996^ the primary source of funds was cash flows from ^ net deposit growth of $1.3 million and from the maturities and sales of investment securities of $4.8 million. During fiscal 1996 cash was used primarily to fund loan growth of $2.4 million, reduce borrowings from the FHLB of $1.7 million, and invest in office properties and equipment of $250,000. During fiscal 1995 the primary source of funds was cash flows from the maturities of investment securities of $1.2 million and net borrowings from the FHLB of $1.7 million. During fiscal 1995 cash flow was used primarily to fund loan growth of $3.5 million and for the purchase of investment securities of $2.0 million. During fiscal 1994 the primary source of funds was cash flows from net deposit growth of $2.2 million and the maturities of investment securities of $400,000. In fiscal 1994 cash flow was used primarily to fund loan growth of $1.4 million and for the purchase of investment securities of $1.9 million. Funds provided from operating activities for the fiscal years ended March 1996, 1995 and 1994 was approximately $294,000, $282,000 and $236,000, respectively.
During the nine months ended December 31, 1996, cash was used primarily to fund loan growth ^ of $1.6 million. The Association's primary source of funds was from sales of investment securities of $400,000 and from net deposit growth of $108,000. The remaining source for the Association's funding of loan growth was from excess cash and cash equivalents accumulated in prior periods. The Association also monitors liquidity based on prepayments and scheduled principal payments on loans which provide funds for new loan originations and purchases of investment securities. For the fiscal year ended March 31, 1996, and for the nine months ended December 31, 1996, loan principal payments totaled $2.1 million and $2.3 million, respectively.


        In addition, from time-to-time the Association borrows funds from the FHLB of Pittsburgh to supplement its cash flows. At December 31, 1996, the Association had no outstanding borrowings from the FHLB.


        Certificates of deposit scheduled to mature during the twelve months ending December 31, 1997 total $5.7 million. The Association may renew these certificates, attract new replacement deposits or replace such funds with borrowings. Management believes, based on past experience, that the Association will retain much of the deposits or replace them with new deposits.


        The Association is subject to federal regulations that impose certain minimum capital requirements. At December 31, 1996, the Association exceeded these capital requirements. See "Historical and Pro Forma Capital Compliance."

        Liquidity may be adversely affected by but not limited to unexpected deposit outflows, excessive interest rates paid by competitors, regulatory changes and similar matters. On September 30, 1996, a one-time assessment of $129,000 was imposed on the Association to recapitalize the SAIF. This $129,000 expense was recorded during the quarter ended September 30, 1996 and was paid during the quarter ended December 31, 1996. Management monitors projected liquidity needs and determines the level desirable, based in part on the Association's commitments to make loans and management's assessment of the Association's ability to generate funds.

Recent Accounting Pronouncements


        FASB Statement on Earnings Per Share. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings per Share, and makes them comparable to international Earnings Per Share standards. It replaces the presentation of primary Earnings per Share with a presentation of basic Earnings per Share. It also requires dual presentation of basic and diluted Earnings per Share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic Earnings per Share computation to the numerator and denominator of the diluted Earnings per Share computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Association has not previously issued common stock and SFAS No. 128 will be adopted by the Association in the initial period after December 15, 1997. Management does not believe the adoption of SFAS No. 128 will have a material impact on the disclosure requirements of the Association.

        FASB Statement on Disclosure of Information about Capital Structure. In February 1997, the FASB issued SFAS No. 129. The Statement incorporates the disclosure requirements of Accounting Principles Board ("APB") Opinion No. 15, Earnings per Share, and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share. This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion - 1966, and No. 15, Earnings per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion 15 as provided by FASB Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information by Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this Statement for ease of retrieval and for greater visibility to nonpublic entities. The Statement is effective for financial statements for periods ending after December 15, 1997. The Association has not previously issued any common stock and SFAS No. 129 will be adopted by the Company in the initial period after December 15, 1997. Management believes the adoption of SFAS No. 129 will not have a material impact on the disclosure requirements of the Association.

        FASB Statement on Exemption from Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities. In December 1996, the ^ FASB issued Statement of Financial Accounting Standards No. 126. The Statement amends FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, to make the disclosures about fair value of financial instruments prescribed in Statement 107 optional for nonpublic entities with total assets less than $100 million on the date of the financial statement. The statement also requires that the entity has not held or issued any derivative financial instruments, as defined in FASB No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments, other than loan commitments, during the reporting periods.

        FASB Statement on Disclosures About Fair Value of Financial Instruments. In December 1991, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 107. The Statement requires the disclosure of the fair value of financial instruments in the footnotes to the financial statements. The Statement is effective for the Association for fiscal years ending after December 15, 1995, and was adopted by the Association for fiscal year ended March 31, 1996.


        FASB Statement on Accounting by Creditors for Impairment of a Loan. In May 1993, FASB issued SFAS No. 114. SFAS No. 114 addresses the accounting by creditors for impairment of a loan by specifying how allowances for credit losses related to certain loans should be determined. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 generally requires creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate. The Statement also addresses the accounting by creditors for loans that are restructured in a troubled debt restructuring involving a modification of terms of a receivable including those involving a receipt of assets in partial satisfaction of a receivable. This Statement is effective for fiscal years beginning after December 15, 1994. In October 1994, FASB amended certain provisions of SFAS No. 114 by the issuance of SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 118 amends SFAS No. 114 by eliminating provisions describing how a creditor should report income on an impaired loan and increasing disclosure requirements as to information on recorded investments in certain impaired loans and how a creditor recognizes related interest income. The effective date of SFAS No. 118 is the same as for SFAS No. 114. The adoption of SFAS No. 114 and the amendment by SFAS No. 118 did not have a material effect on the Association's financial statements.

        FASB Statement on Accounting for the Impairment of Long-Lived Asset and for Long-Lived Assets to be Disposed of. In March 1995, FASB issued SFAS No. 121, which will become effective for fiscal years beginning after December 15, 1995. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is evaluated based upon the estimated future cash flows expected to result from the use of the asset and its eventual disposition. If expected cash flows are less than the carrying amount of the asset, an impairment loss is recognized. Additionally, this Statement requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. However, based on existing conditions, and a preliminary review, management believes that the impact of adopting this Statement will not be material to the Association's financial statements.

        FASB Statement on Accounting for Mortgage Servicing Rights. In May 1995, FASB issued SFAS No. 122, which became effective, on a prospective basis, for fiscal years beginning after December 31, 1995. This Statement requires mortgage banking enterprises to recognize as separate assets rights to service mortgage loans, however those servicing rights are acquired. When mortgage loans, acquired either through a purchase transaction or by origination, are sold or securitized with servicing rights retained, an allocation of the total cost of the mortgage loans should be made between the mortgage servicing rights and the loans based on their relative fair values. In subsequent periods, all mortgage servicing rights capitalized must be periodically evaluated for impairment based on the fair value of those rights, and any impairments recognized through a valuation allowance. However, based on existing conditions, and a preliminary review, management believes that the impact of adopting this Statement will not be material to the Association's financial statements. Effective January 1, 1997, this Statement was superseded by SFAS No. 125, which is discussed below.

        FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB encouraged all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The Association expects to continue to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, the impact of adopting this Statement will not be material to the Association's financial statements.

        FASB Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, FASB issued SFAS No. 125, which will be effective, on a prospective basis, for fiscal years beginning after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. Effective January 1, 1997, SFAS No. 125 will supersede SFAS No. 122, which is discussed above. Management has not yet determined the effect, if any, SFAS No. 125 will have on the Company's financial statements.

        In December 1994, the Accounting Standards Division of the American Institute of Certified Public Accountants ("AICPA") approved SOP 94-6, Disclosure of Certain Significant Risks and Uncertainties. SOP 94-6 requires additional disclosure in financial statements about the risk and uncertainties existing as of the date of those financial statements in the following areas:
nature of operations, use of estimates in the preparation of financial statements, certain significant estimates and current vulnerability due to certain concentrations. The standard is effective for financial statements issued for fiscal years ending after December 15, 1995. Management does not believe that the adoption of SOP 94-6 will have a material impact on the financial position of the Association.

        In November 1993, the AICPA issued SOP 93-6 Employers' Accounting for Employee Stock Ownership Plan. SOP 93-6 addresses accounting for shares of stock issued to employees by an employee stock ownership plan. SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees. SOP 93-6 is effective for fiscal years beginning after December 15, 1993 and relates to shares purchased by an ESOP after December 31, 1992. Management has determined that, assuming the Common Stock appreciates over time, the adoption of SOP 93-6 will likely increase compensation expense relative to the ESOP, as compared with prior guidance that required recognition of compensation expense based on the cost of the shares acquired by the ESOP. The amount of any such increase, however, cannot be determined at this time because the expense will be based on the fair value of the shares committed to be released to employees, which amount is not determinable.

Effect of Inflation and Changing Prices

        The Association's financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services.

                             BUSINESS OF THE COMPANY

        The Company is a Delaware corporation organized in March 1997 at the direction of the Association to acquire all of the capital stock that the Association will issue upon the Association's conversion from the mutual to stock form of ownership. The Company is not an operating company and has not engaged in any significant business to date. Management believes that the holding company structure and retention of proceeds from the Offerings will, should it decide to do so, facilitate diversification into other non-banking activities and possible future acquisitions of other financial institutions such as savings institutions and commercial banks, and thereby further its expansion into existing and new market areas and also enable the Company to repurchase its own stock. However, there are no present plans, arrangements, agreements, or understandings, regarding any such activities.

        Upon consummation of the Conversion, the Company will be a unitary savings and loan holding company which, under existing laws, generally would not be restricted in the types of business activities in which it may engage, provided that the Association retains a specified amount of its assets in housing-related investments. The Company will not initially conduct any active business. The Company does not intend to employ any persons other than officers, but will utilize the support staff of the Association from time to time.

                           BUSINESS OF THE ASSOCIATION

General

        The Association attracts deposits from the general public and uses such deposits primarily to originate loans secured by first mortgages on one- to four-family residences located in its market area. One-to four-family loans secured by first mortgages totalled $20.5 million, or 91.5%, of the Association's total loan portfolio at December 31, 1996. The Association also originates construction loans which convert to permanent mortgage loans upon completion of the construction period. Construction loans totalled $758,000 or 3.4% of the total loan portfolio as of December 31, 1996. To a lesser extent, the Association originates consumer loans which totalled $1.1 million, or 5.0% of the total loan portfolio at December 31, 1996.

        The principal sources of funds for the Association's lending activities are deposits, the repayment and maturity of loans and sale, maturity, and call of securities, and FHLB advances. The Association's principal source of income is interest on loans and the principal expense is interest paid on deposits.

Market Area

        The Association operates one office located in Sistersville, Tyler County, West Virginia. Sistersville is located approximately 45 miles south of Wheeling, West Virginia and approximately 40 miles northeast of Parkersburg, West Virginia. The Association's primary market area for lending and deposits consists of Wood, Pleasants, Tyler, and Wetzel Counties in West Virginia.

        The Association's market area is characterized by (1) median household and per capita income equal to that of West Virginia but below that of the United States, (2) housing values below those of West Virginia and below the United States, and (3) an employment rate equal to that of West Virginia and below the United States. Economic growth in the Association's market area remains dependent upon the local economy. The deposit and loan activity of the Association is significantly affected by economic conditions in its market area. During the early to mid 1980's this area experienced an economic recession due to significant downsizing in the steel industry and the population has experienced modest declines during recent years. Major area industries include the chemical and power industries.

        The Association faces competition from two commercial banks of similar size located in Sistersville, another commercial bank located five miles northeast of Sistersville, and approximately four additional commercial banks and a mutual savings bank located approximately 10 miles northeast of Sistersville in New Martinsville, West Virginia and five credit unions located within 20 miles of Sistersville.

Lending Activities

        General. The Association's loan portfolio predominantly consists of fixed-rate mortgage loans secured by one- to four-family residences. At December 31, 1996, the Association's loan portfolio totalled $22.4 million. Loans secured by first mortgages on one- to four-family residences totalled $20.5 million, or 91.5%, of the Association's total loan portfolio at December 31, 1996. The Association has not purchased loans in several years and is primarily a fixed-rate portfolio lender. At December 31, 1996, adjustable-rate residential one- to four-family mortgage loans totalled approximately $49,000.

        Loan originations are generally obtained from existing customers, members of the local community, and referrals from real estate brokers, lawyers, accountants, and current and past customers within the Association's lending area. The Association also advertises in the local print media and periodically advertises on radio and television. Mortgage loans originated by the Association in its portfolio generally include due-on-sale clauses that provide the Association with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Association's consent.

        Analysis of Loan Portfolio. The following table sets forth information concerning the composition of the Association's loan portfolio in dollar amounts and in percentages of the total loan portfolio as of the dates indicated.

                                              At December 31,                                At March 31,
                                                                       ------------------------------------------------------
                                                     1996                          1996                        1995
                                            -------------------------  ---------------------------   ------------------------
                                                  $               %            $            %            $                %
                                                 ---             ---          ---          ---          ---              ---
                                                                      (Dollars in Thousands)
Type of Loans:
Real Estate Loans:
  Construction..............................  $    758          3.38%     $     359        1.73%     $     346          1.87%
  1-4 family................................    20,525          91.52        19,132        92.22        17,043          92.11
Consumer Loans:
  Automobiles...............................       774           3.45           786         3.79           701           3.79
  Savings account...........................       312           1.39           405         1.95           345           1.86
  Education.................................         -              -             -            -             -              -
  Other.....................................        31           0.14            26         0.13            22           0.12
Commercial..................................        28           0.12            37         0.18            46           0.25
                                                ------       --------        ------     --------        ------       --------
Total loans.................................    22,428        100.00%        20,745      100.00%        18,503        100.00%
                                                              ======                     ======                       ======
Less:
  Loans in process..........................      (549)                        (467)                      (598)
  Deferred loan origination fees and costs..       (82)                         (83)                       (69)
  Allowance for possible loan losses........      (162)                        (156)                      (150)
                                                ------                       ------                     ------
Total loans, net............................   $21,635                      $20,039                    $17,686
                                                ======                       ======                     ======
Type of Security:
----------------

  Real estate loans:
    1-4 family..............................   $21,283         93.47%       $19,491       92.28%       $17,389         91.81%
  Savings accounts..........................       312           1.37           405         1.92           345           1.82
  Automobiles...............................       774           3.40           786         3.72           701           3.70
  Unsecured.................................        31           0.14            26         0.12            22           0.10
  Other.....................................        28           0.12            37         0.18            46           0.24
                                                ------        -------        ------      -------        ------       --------
Total loans.................................    22,428          98.50        20,745        98.22        18,503          97.68
Mortgage-backed securities..................       342           1.50           377         1.78           437           2.32
                                                ------        -------        ------      -------        ------        -------
Total loans and mortgage-backed securities..    22,770        100.00%        21,122      100.00%        18,940        100.00%
                                                              ======                     ======                       ======
Less:
  Loans in process..........................      (549)                        (467)                      (598)
  Deferred loan origination fees
    and costs...............................       (82)                         (83)                       (69)
  Allowance for loan losses.................      (162)                        (156)                      (150)
                                                ------                       ------                     ------
  Total loans and mortgage-backed
    securities, net.........................   $21,977                      $20,416                    $18,123
                                                ======                       ======                     ======

Loan Maturity Tables

The following table sets forth the maturity of the Association's loan portfolio at December 31, 1996. The table does not include prepayments, or scheduled principal repayments. Prepayments and scheduled principal payments on loans totalled $2.3 million, and $2.1 million for the nine months ended December 31, 1996 and for the year ended March 31, 1996, respectively. Adjustable-rate mortgage loans are shown as maturing based on contractual maturities.

                         1-4 Family
                         Real Estate
                          Mortgage     Construction    Consumer      Commercial      Total
                          --------     ------------    --------      ----------      -----
                                                   (In Thousands)
Non-performing             $       82      $      -      $      -   $   -           $      82
 Amounts Due:
Within 3 months.......      $      14             -       $   327          $   -    $     341
3 months to 1 Year....              4             -            24              -           28

After 1 year:
  1 to 3 years........             82             -           317             28          427
  3 to 5 years........            301             -           415              -          716
  5 to 10 years.......          1,751             -            34              -        1,785
  10 to 20 years......         11,575           120             -              -       11,695
  Over 20 years.......          6,716           638             -              -        7,354
                               ------        ------       -------          -----      -------

Total amount due......        $20,525       $   758        $1,117         $   28      $22,428
                               ======        ======         =====          =====       ======


Less:
Allowance for loan loss      $    130     $       -       $    32          $   -     $    162
Loans in process......            159           390             -              -          549
Deferred loan fees....             82             -             -              -           82
                               ------       -------       -------           ----     --------
  Loans receivable, net       $20,154       $   368        $1,085           $ 28      $21,635
                               ======        ======         =====            ===       ======





        The following table sets forth the dollar amount of all loans due after December 31, 1997, which have pre-determined interest rates and which have floating or adjustable interest rates.

                                                 Floating or
                               Fixed Rates     Adjustable Rates       Total
                               -----------     ----------------       -----
                                               (In Thousands)

1-4 family.................        ^ $20,458              $   49      ^ $20,507
 Commercial................               28                   -             28
Construction...............              758                   -            758
Consumer...................              766                   -            766
                                      ------              ------         ------
  Total....................        ^ $22,010             $    49      ^ $22,059
                                      ======              ======         ======

        The  following  table  sets  for  the  contractual   maturities  of  the
Association's mortgage-backed securities portfolio as of December 31, 1996.


                       Contractual Maturities Due in Year(s) Ended March 31,
---------------------------------------------------------------------------------------------------

                                                   2000 to          2004 to           2011 and
    1997            1998           1999             2003              2010           Thereafter
    ----            ----           ----            ------             -----          ----------

                                           (In Thousands)

     $ -             $ -            $ -              $ -              $ -               $ 342
      ==              ==             ==               ==               ==                ====





        The following table shows the total loan originations, repayments, and sales activity by the Association for the periods indicated:

                                          Nine Months Ended
                                             December 31,                       Years Ended March 31,
                                   --------------------------------  --------------------------------------
                                        1996             1995             1996          1995         1994
                                   ---------------  ---------------  -------------   -----------   --------
                                                       (In Thousands)
Total gross loans receivable
   at beginning of period.....          $20,745          $18,503        $18,503       $15,252        $13,284
                                         ======           ======         ======        ======         ======

Loans originated:
  1-4 family residential......          $ 2,026          $ 1,736        $ 2,099       $ 2,704        $ 3,018
  Construction loans..........            1,285            1,357          1,540         2,131          1,430
  Consumer loans..............              636              620            734           883            285
  Commercial business loans...                -                -              -            50              -
                                       --------          -------       --------       -------       --------
Total loans originated........          $ 3,947          $ 3,713        $ 4,373       $ 5,768        $ 4,733
                                         ======           ======         ======        ======         ======
Loan principal repayments.....          $(2,263)         $(1,457)       $(2,131)      $(2,517)       $(2,765)
Charge-offs...................                -                -              -             -              -
                                       --------          -------       --------      --------       --------
Net loan activity.............          $ 1,684          $ 2,256        $ 2,242       $ 3,251        $ 1,968
                                         ======           ======         ======        ======         ======
Total gross loans receivable ^
   at end of period...........          $22,429          $20,759        $20,745       $18,503        $15,252
                                         ======           ======         ======        ======         ======


        One- to Four-Family Residential Loans. The Association's primary lending activity consists of the origination of one- to four-family fixed-rate residential mortgage loans secured by property located in the Association's primary market areas. The Association also originates construction permanent loans on one- to four-family residences. The Association generally originates owner-occupied one- to four-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or selling price of the mortgaged property without requiring mortgage insurance. The Association may originate a mortgage loan in an amount up to 90% of the lesser of the appraised value or selling price of a mortgaged property, however, mortgage insurance is required for the amount in excess of 80% of such value. The Association generally retains all of the mortgage loans that it originates. Fixed-rate loans can have maturities of up to 25 years depending on the terms of the loan.

        Consumer Loans. The Association offers consumer loans in order to provide a wider range of financial services to its customers. Federal savings associations are permitted to make secured and unsecured consumer loans up to 35% of their assets. In addition, savings associations have lending authority above the 35% limitation for certain consumer loans, such as home improvement, credit card, education, automobile, and savings account or passbook loans. Secured consumer loans are made at an interest rate that is 2% above the rate paid on the underlying deposit account. Consumer and other loans totalled $1.1 million, or 5.0% of the Association's total loans, of which loans secured by automobiles totalled $774,000, or 3.5% of the Association's total loans at December 31, 1996. The Association originates automobile loans with terms of up to six years for both new and used automobiles. Most of these automobile loans are originated directly by the Association.

        Commercial Loans. The Association had one commercial loan participation as of December 31, 1996 in the amount of $28,000. This was a loan made to a local hospital for working capital purposes.

        Construction Lending. The Association makes construction loans primarily for the construction of single-family dwellings. The Association will permit owner-built construction loans. The aggregate outstanding balance of such loans on December 31, 1996 was $758,000, representing 3.4% of the Association's total loan portfolio. All of these loans were made to persons who are constructing properties for the purpose of occupying them. Loans made to individual property owners are "construction-permanent" loans which generally provide for the payment of interest only during a construction period, after which the loans convert to a permanent loan at original contractual rates. During the nine months ended December 31, 1996 and the fiscal year ended March 31, 1996, the Association originated construction loans totaling $1.3 million, or 33% of total loan originations, and $1.5 million, or 35% of total loan originations.

        Loan Underwriting Risks. While consumer or other loans provide benefits to the Association's asset/liability management program by reducing the Association's exposure to interest rate changes, due to their generally shorter terms, and producing higher yields, such loans may entail significant additional credit risks compared to owner-occupied residential mortgage lending. However, the Association believes that the higher yields and shorter terms compensate the Association for the increased credit risk associated with such loans.

        In addition, due to the type and nature of the collateral, and, in some cases the absence of collateral, consumer lending generally involves more credit risk when compared with one- to four-family residential lending. Consumer lending collections are typically dependent on the borrower's continuing financial stability, and thus, are more likely to be adversely effected by job loss, divorce, illness, and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower and is usually turned over to a collection agency.

        Construction lending is generally considered to involve a higher level of credit risk than one- to four-family residential lending since the risk of loss on construction loans is dependent largely upon the accuracy of the initial estimate of the individual property's value upon completion of the project and the estimated cost (including interest) of the project. If the cost estimate proves to be inaccurate, the Association may be required to advance funds beyond the amount originally committed to permit completion of the project.

        Loan Approval Authority and Underwriting. The Association has established various lending limits for its officers and maintains a Loan Committee. All mortgage loan applications are reviewed and approved by the Board of Directors, which meets twice per month. The Loan Committee may approve mortgage loans but such action must be ratified at a subsequent Board meeting. The President and Vice President of the Association each have the authority to approve all applications for consumer loans up to $25,000 for non-real estate secured loans and up to $2,000 for unsecured loans.

        Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered, income and certain other information is verified and, if necessary, additional financial information is requested. An appraisal from a licensed fee appraiser of the real estate intended to be used as security for the proposed loan is obtained. For construction/permanent loans, funds advanced during the construction phase are held in a loan-in-process account and disbursed based upon various stages of completion in accordance with the results of inspection reports that are based upon physical inspection of the construction by loan personnel. For real estate loans, a title examination is required to be provided by the borrower's attorney. Borrowers must also obtain fire and casualty insurance (for loans on property located in a flood zone, flood insurance is required) prior to the closing of the loan. The Association is named as mortgagee/loss payee of this insurance.

        Loan Commitments. The Association issues written commitments to prospective borrowers on all approved mortgage loans which generally expire within 90 days of the date of issuance. The Association charges an application fee to lock in rates or to secure commitments. In some instances, commitments may be renewed or extended. At December 31, 1996, the Association had $138,000 of outstanding commitments to originate loans and $549,000 in undisbursed funds related to construction loans. Management believes that less than 1% of loan commitments expire.

        Loans to One Borrower. Regulations limit loans to one borrower or affiliated group of borrowers in an amount equal to 15% of unimpaired capital and unimpaired surplus of the Association. The Association is authorized to lend up to an additional 10% of unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. At December 31, 1996, the Association's lending limit for loans to one borrower was approximately $712,000.

        At December 31, 1996, the largest loan of the Association was a $278,000 loan that was secured by the borrower's residence.

Non-Performing and Problem Assets

        Loan Delinquencies. The Association's collection procedures provide that when a mortgage loan is 30 days past due, a delinquent notice is sent to the borrower. If payment is still delinquent after 90 days, the borrower will receive a notice of default establishing a date by which the borrower must bring the account current or foreclosure proceedings will be instituted. If the delinquency continues, similar subsequent efforts are made to eliminate the delinquency. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, the account is turned over to an attorney for foreclosure. Management meets regularly to determine when foreclosure proceedings should be initiated and the borrower is notified when foreclosure has been commenced. At December 31, 1996, nonaccrual loans and loans past due greater than 90 days totalled $82,000 or .31% of total assets.

        Loans are reviewed on a monthly basis and are placed on non-accrual status when considered doubtful of collection by management. Generally, loans past due 90 days or more as to principal or interest are placed on non-accrual status. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent cash payments are generally applied to interest income unless, in the opinion of management, the collection of principal and interest is doubtful. In those cases, subsequent cash payments would be applied to principal.

        Non-Performing Assets. The following table sets forth the amount and categories of the Association's non-performing assets at the dates indicated. The Association did not have any troubled debt restructurings at any of the dates presented.

                                             At December 31,         At March 31,
                                             ---------------   ----------------------
                                                  1996             1996         1995
                                                  ----             ----         ----
                                                       (In Thousands)
Loans accounted for on a non-accrual basis:
Mortgage loans:
  1-4 family..........................            $    16       $    16      $    34
  Construction........................                  -             -            -
                                                   ------        ------       ------
Total non-accrual loans...............                 16            16           34
                                                   ------        ------       ------
Accruing loans greater than 90 days past due:
Mortgage loans:
  1-4 family..........................                 66             -            -
   Consumer...........................                  -             -            -
                                                    -----         -----        -----
Total.................................             $   66        $    -       $    -
                                                    =====         =====        =====
Total accruing loans greater than
90 days past due:
Non-mortgage loans:
  Commercial..........................                  -             -            -
  Consumer............................                  -             -            -
                                                    -----         -----        -----
Total.................................             $   66        $    -       $    -
                                                    =====         =====        =====
Total non-performing loans............             $   82        $   16       $   34
                                                    =====         =====        =====
Real estate acquired in settlement of loans        $    -        $   29       $   29
                                                    =====         =====        =====
Other non-performing assets...........             $    -        $    -       $    -
                                                    =====         =====        =====
Total non-performing assets...........             $   82        $   45       $   63
                                                    =====         =====        =====
Total non-performing loans to
  total loans.........................               0.38%         0.08%        0.19%
                                                    ====          ====         ====
Total non-performing loans to
  total assets........................               0.31%         0.06%        0.13%
                                                    ====          ====         ====
Total non-performing assets to total assets          0.31%         0.17%        0.24%
                                                    ====          ====         ====




        Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of such loans was $1,500 for the year ended March 31, 1996 and $1,500 was collected and included in the Association's interest income from non-accrual loans for the year ended March 31, 1996.

        Classified Assets. OTS regulations provide for a classification system for problem assets of insured institutions. Under this classification system, problem assets of insured institutions are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current equity and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that does not currently warrant classification in one of the aforementioned categories.

        When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital.

        In accordance with its classification of assets policy, the Association regularly reviews the problem assets in its portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of its assets, at December 31, 1996, the Association had classified $10,000 of assets as special mention, $76,000 of assets as substandard and no assets were classified as doubtful or loss.

        Real Estate Acquired in Settlement of Loans. Real estate acquired in settlement of loans is classified separately on the balance sheet at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure, the value of the underlying collateral is written down by a charge to the allowance for possible loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition are included in other expenses. The Association had no real estate acquired in settlement of loans at December 31, 1996.

        Allowance for Loan Losses. Management regularly performs an analysis to identify the inherent risk of loss in its loan portfolio. This analysis includes evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other factors.

        The Association will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic conditions dictate. Although the Association maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Association's determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OTS after a review of the information available at the time of the OTS examination.

Analysis of Allowance for Loan Losses

        The  following  table  sets  forth   information  with  respect  to  the
Association's allowance for loan losses at the dates indicated:


                                         At December 31,                At March 31,
                                       -------------------  -------------------------------------
                                              1996             1996         1995       1994
                                       -------------------  ---------    ----------  ------------
                                                  (Dollars in Thousands)

Total gross loans outstanding.......               $22,429      $20,745     $18,503      $15,252
                                                    ======       ======      ======       ======

Average gross loans outstanding(1)..               $21,928      $20,002     $17,232      $14,227
                                                    ======       ======      ======       ======

Allowance balances (at beginning of
  period)...........................              $    156     $    150    $    121        ^ 110

Provision (credit):
  Residential.......................                     3            3          15            7
  Commercial real estate............                     -            -           -            -
  Consumer..........................                     3            3          13          ^ 4
Recoveries:                                              -           ^-           -            -
  Residential.......................                     -            -           -            -
  Commercial real estate............                     -            -           -            -
  Consumer..........................                     -            -           1            -
                                                  --------     --------    --------     --------

 Allowance balance (at end of period)             $    162     $    156    $    150     $    121
                                                   =======      =======     =======      =======

Allowance for loan losses as a
 percentage of total loans outstanding               0.72%        0.75%       0.81%        ^.79%
Allowance for loan losses as a
  percentage of non-performing
  assets(2).........................                  198%         347%        238%       ^ 222%
Net loans charged off as a percentage
 of average loans outstanding(1)....                    -%           -%          -%          -^%



--------------------
(1) For nine month period ended December 31, 1996 and for the years ended March 31, 1996 ^, 1995 and 1994.

(2) Non-performing assets include non-accrual loans, accruing loans more than 90 days past due and real estate acquired in settlement of loans.


Allocation of the Allowance for Loan Losses

        The following table sets forth the allocation of the allowance for loan losses by category as prepared by the Association. In management's opinion, the allocation has, at best, a limited utility. It is based on management's assessment as of a given point in time of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. In addition, by presenting the allocation, management does not mean to imply that the allocation is exact or that the allowance has been precisely determined from the allocation. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in any category.

                                          At                                               At
                                     December 31,                                       March 31,
                                         1996                     1996                   1995                     1994
                                -----------------------  ----------------------  ---------------------   -------------------------
                                            Percent of              Percent of               Percent of              Percent of
                                             Loans in                Loans in                Loans in                 Loans in
                                               Each                    Each                    Each                     Each
                                             Category                Category                Category                 Category
                                             to Total                to Total                to Total                 to Total
                                 Amount       Loans       Amount       Loans       Amount      Loans       Amount       Loans
                                 ------       -----       ------       -----       ------    --------      ------       -----
                                                                   (Dollars in Thousands)
Mortgages:
  One- to four-family........        $130         91.52%      $126        92.22%       $123      92.11%        $109        92.62%
  Construction...............           -          3.38          -         1.73           -       1.87            -         3.86
Consumer.....................          32          4.98         30         5.87          27       5.77           12         3.52
Commercial...................           -           .12          -          .18           -        .25            -            -
                                     ----       -------      -----      -------        ----    -------         ----     --------
     Total...................        $162       100.00%       $156      100.00%        $150    100.00%         $121      100.00%
                                      ===       ======         ===      ======          ===    ======           ===      ======




Investment Activities

        General. The Association is required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short term securities and certain other investments. See "Regulation - Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." The Association has maintained a liquidity portfolio in excess of regulatory requirements. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of future yield levels, as well as management's projections as to the short term demand for funds to be used in the Association's loan origination and other activities. The Association classifies its investments as securities available for sale or investments securities held to maturity in accordance with SFAS No. 115. At December 31, 1996, the Association's investment portfolio policy allowed investments in instruments such as U.S. Treasury obligations, U.S. federal agency or federally sponsored agency obligations, municipal obligations, mortgage-backed securities, certificates of deposit issued by the FHLB or an FDIC insured financial institution, federal funds, including FHLB overnight and term deposits (up to six months). The Board of Directors may authorize additional investments.

        The Association's securities available for sale and investment securities held to maturity portfolios at December 31, 1996 did not contain securities of any issuer with an aggregate book value in excess of 10% of the Association's equity, excluding those issued by the United States Government or its agencies. As of December 31, 1996, the Association's investment portfolio was comprised of FHLB stock, FHLMC stock, U.S. Government and agencies securities and mortgage-backed securities with market value of $2.7 million.

        Mortgage-Backed Securities. To supplement lending activities, the Association has invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as the Association. These quasi-governmental agencies guarantee the payment of principal and interest to investors.

        The Association's mortgage-backed securities were classified as held to maturity at December 31, 1996 and were all issued by Government National Mortgage Association ("GNMA"), representing participating interests in direct pass-through pools of long-term mortgage loans originated and serviced by the issuers of the securities. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

        Mortgage-backed securities typically are issued with stated principal amounts and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate), as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

        At December 31, 1996, the Association held mortgage-backed securities in its investment securities held to maturity portfolio with an amortized cost of $342,000. The average yield on mortgage-backed securities at December 31, 1996 was 7.02%.

        Investment Portfolio. The following table sets forth the carrying value of the Association's investment securities portfolio, short-term investments, FHLB stock, and mortgage-backed securities at the dates indicated. At December 31, 1996, March 31, 1996 and 1995, the market value of the Association's investment securities portfolio and mortgage- backed securities portfolio were $2.5 million and $2.7 million and 7.3 million, respectively.


                                   At December 31,           At March 31,
                                   ---------------    -------------------------
                                        1996            1996             1995
                                        ----            ----             ----
                                                    (In Thousands)

Investment Securities:
 U.S. Government Securities....       $1,477           $1,867           $6,691
 FHLMC Stock...................          648              482              343
                                       -----            -----            -----
   Total Investment Securities.        2,125            2,349            7,034

 Interest-bearing Deposits.....        1,335            2,327              237
FHLB Stock.....................          183              183              159
Mortgage-backed Securities.....          342              377              437
Mortgage-backed Securities Held
For Sale.......................            -                -                -
                                     -------          -------          -------
   Total Investments...........       $3,985           $5,236           $7,867
                                       =====            =====            =====

        The following table sets forth information regarding the carrying values, and weighted average yields and maturities of the Association's investment securities portfolio at December 31, 1996. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                                As of December 31, 1996
                        -----------------------------------------------------------------------------------------------------------
                            One Year or Less  One to Five Years  Five to Ten Years  More than Ten Years Total Investment Securities
                        --------------------  -----------------  -----------------  ------------------- ---------------------------
                           Carrying  Average  Carrying  Average  Carrying  Average  Carrying  Average   Carrying  Average  Market
                              Value    Yield     Value    Yield     Value    Yield     Value    Yield     Value     Yield    Value
                            -------  -------   -------  -------   -------  -------   -------  -------   -------   -------  ------
                                                                 (Dollars in Thousands)
Investment Securities:
U.S. government
securities
available for sale(2)...   $     --        -%   $1,477     5.08%  $     -        -%  $     -        -%   $1,477      5.08% $1,477
FHLMC Stock(2)..........        648     1.23         -        -         -        -         -        -       648      1.23     648
Interest-bearing
  deposits in other
  financial
  institutions(1).......      1,335     5.52         -        -         -        -         -        -     1,335      5.52   1,335
FHLB Stock(1)...........        183     6.28         -        -         -        -         -        -       183      6.28     183
                            -------     ----    ------   ------    ------   ------    ------   ------    ------   -------  ------
  Total.................     $2,166    5.53%    $1,477    5.08%   $     -       -%   $     -       -%    $3,643     5.53%  $3,643
                              =====    ====      =====  ======     ======  ======     ======  ======      =====  =======    =====




^--------------------

(1)     Recorded at cost.
(2)     Recorded at market value.

Sources of Funds

        General. Deposits are the major source of the Association's funds for lending and other investment purposes. The Association also derives funds from the amortization and prepayment of loans, sales, maturities, and calls of securities, and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions. The Association may also borrow funds from the FHLB as a source of funds.

        Deposits. Consumer and commercial deposits are attracted principally from within the Association's primary market areas through the offering of a selection of deposit instruments including savings accounts, NOW accounts, money market accounts, and time deposits or certificate of deposit accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate, among other factors.

        The interest rates paid by the Association on deposits are set by the President and Vice President of Savings. The Association determines the interest rate to offer the public on new and maturing accounts by reviewing the market interest rates offered by competitors, and consideration is given to, among other things, the Association's need for funds, asset/liability management and the current cost of money. The Association reviews, weekly, the interest rates being offered by other financial institutions within its market areas.

        Savings, money market, and NOW accounts constituted $11.1 million, or 52.4%, of the Association's deposit portfolio at December 31, 1996. The Association had no non-interest bearing deposits at December 31, 1996.
Certificates of deposit constituted $10.1 million or 47.5% of the deposit portfolio of which $401,000 or 1.9% of the deposit portfolio were certificates of deposit with balances of $100,000 or more. As of December 31, 1996, the Association had no brokered deposits.

        Deposit Portfolio. Deposits in the Association as of December 31, 1996, were represented by various types of deposit programs described below.

                                                                        Minimum         Balance as of      Percentage of
Category                   Term                    Interest Rate(1) Balance Amount    December 31, 1996   Total Deposits
--------                   ----                    ---------------- --------------    -----------------   --------------
                                                                                       (In Thousands)
Now Accounts               None                            3.25%                $50              $1,000          4.72%
 Regular Savings           None                            4.00%                  1               8,507         40.12%
Money Market Accounts      None                           (2)                   (2)               1,612          7.60%

Certificates of Deposit:

Fixed Term, Fixed Rate     1-3 Months                       -                     -                   -             -%
Fixed Term, Fixed Rate     4-6 Months                      4.75  %            2,500                 980          4.62%
Fixed Term, Fixed Rate     7-12 Months                    (3)                   500               2,940         13.86%
 Fixed Term, Fixed Rate    13-24 Months                   (4)                   500               1,711          8.07%
Fixed Term, Fixed Rate     25-36 Months                   (5)                   500               2,282         10.76%
Fixed Term, Fixed Rate      36-48 Months                   5.63%                500                 264          1.24%
Fixed Term, Fixed Rate     49-120 Months                  5 .87%                500               1,903          8.97%
Jumbo Certificates(6)                                     -                       -                   -             -%
                                                                                               --------           -----
                                                                                                $21,199          99.97%
                           Accrued interest on deposits                                               7           0.03%
                                                                                               --------          ------
                            Total                                                               $21,206         100.00%
                                                                                                ======          ======

-------------------------
(1)   Interest rate offerings as of December 31, 1996
(2)   Under $2,500: 3.50%; over $2,500: 3.75%
(3)   9 month Certificate: 4.9%; other 7-12 month 5.10%
(4)   18 month IRA: 5.25%; other 13-24 month 5.20%
(5)   36 month IRA: 5.50%; other 25-36 month 5.35%
(6)   The Association offers no specified rates or terms for Jumbo Certificates



        Time  Deposits.   The  following  table  indicates  the  amount  of  the
Association's time deposits of $100,000 or more by time remaining until maturity as of December 31, 1996.


                    Maturity Period                   Time Deposits
                    ---------------                   -------------
                                                      (In Thousands)

         Within three months.................             $ 100
         More than three through six months..                --
         More than six through nine months...               200
         Over nine months....................               101
                                                          -----
              Total..........................            $  401
                                                          =====

Time Deposits by Rate

        The following table sets forth the time deposits in the Association classified by interest rate as of the dates indicated.

                                       At December 31,                 As of March 31,
                                                          ----------------------------
                                            1996                 1996                  1995
                                     -------------------  -------------------   -----------
                                                            (In Thousands)
Interest Rate
4.00% or less......................           $        -            $      30              $   797
4.01-6.00%.........................                7,800                7,555                5,448
6.01-8.00%.........................                2,279                2,504                1,691
8.01-10.00%........................                    -                    -                    -
                                               ---------            ---------              -------
 Total.............................               10,079               10,089                7,936
Accrued interest on certificate
accounts...........................                    7                    9                    7
                                                --------             --------               ------

  Total............................              $10,086              $10,098               $7,943
                                                  ======               ======                =====





Savings Deposit Activity

        The following table sets forth the savings activities of the Association for the periods indicated:

                                        Nine Months Ended                     Year Ended

                                          December 31,                         March 31,
                                 -------------------------------  ------------------------------------
                                      1996             1995          1996         1995         1994
                                 --------------   --------------  --------     --------     ----------

                                                      (In Thousands)
Net increase (decrease)

  before interest credited....            $(496)            $164       $  525      $ (635)    ^$1,629
Interest credited.............              604              573          755         648         599
                                           ----              ---       ------      ------      ------
Net increase (decrease) in
  savings deposits............            $ 108             $737       $1,280      $   13      $2,228
                                           ====              ===        =====       =====       =====


Time Deposits Maturity Schedule

        The following table sets forth the amount and maturities of time deposits at December 31, 1996.

                                                                     Amount Due
                                    ------------------------------------------------------------------------------------
                                                                                             After
                                    December 31,      December 31,      December 31,      December 31,
Interest Rate                          1997              1998              1999              1999             Total
-------------                         ------            ------            ------            ------           ------
                                                                   (In Thousands)

4.00% or less...............          $      -           $     -           $     -           $     -        $        -
4.01-6.00%..................             5,189             1,035               863               713             7,800
6.01-8.00%..................               497             1,164               171               447             2,279
8.01-10.00%.................                 -                 -                 -                 -                 -
                                       -------           -------           -------           -------         ---------
     Total..................             5,686             2,199             1,034             1,160            10,079
Accrued Interest on
Certificate Accounts........                                                                                         7
                                                                                                              --------

  Total                                                                                                        $10,086
                                                                                                               =======




Borrowings

        The Association may obtain advances from the FHLB of Pittsburgh to supplement its supply of lendable funds. Advances from the FHLB of Pittsburgh are typically secured by a pledge of the Association's stock in the FHLB of Pittsburgh and a portion of the Association's first mortgage loans. Each FHLB borrowing has its own interest rate, which may be fixed or variable, and range of maturities. The Association, if the need arises, may also access the Federal Reserve Bank discount window to supplement its supply of lendable funds and to meet deposit withdrawal requirements. At December 31, 1996, the Association had no borrowings outstanding from the FHLB of Pittsburgh.

        The following table sets forth information concerning FHLB advances during the periods indicated (includes both short- and long-term advances).

                                               Nine Months                    Year Ended March 31,
                                                  ^Ended            -------------------------------------
                                             December 31, 1996         1996           1995           1994
                                             -----------------      -----------   ------------   --------

                                                                      (Dollars In Thousands)
FHLB advances:

   Average balance outstanding..........             $     -          $     390        $   421             --
   Maximum amount outstanding at
     any month-end during the period....                   -              1,620          1,685             --
   Weighted average interest rate
     during the period..................                   -%              5.38%          5.23%            --%
Total FHLB advances at end of period....             $     -           $      -         $1,685             --


Competition

        The Association has been able to maintain its position in mortgage loan originations, market share, and deposit accounts throughout its market areas by virtue of its local presence, competitive pricing, and referrals from existing customers. The Association is one of many financial institutions serving its market areas. The deposit base of the Association's market areas is sought by many of these financial institutions.

        The competition for deposits comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, and multi-state regional banks in the Association's market areas. Competition for funds also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, multi-state regional banks, and mortgage bankers, many of whom have far greater resources then the Association.

Subsidiary Activity


        The Association is permitted to invest up to 2% of its assets in the capital stock of, or secured or unsecured loans to, subsidiary corporations, with an additional investment of 1% of assets when such additional investment is utilized primarily for community development purposes. At December 31, 1996, the Association had one wholly-owned subsidiary, First Service Corporation ("Service Corporation"). The Service Corporation was formed in 1973 to execute deeds of trust on behalf of the Association. The Association's investment in its subsidiary totalled $1,000 at December 31, 1996. As of December 31, 1996, the Service Corporation had not conducted any operations other than to act as trustee on deeds of trust. The Association has decided it no longer needs the Service Corporation to act in this manner and, subsequent to December 31, 1996, ^ approved the liquidation of the Service Corporation during 1997.


Properties

        The Association operates from its only office located at 726 Wells Street, Sistersville, West Virginia. The Association's total net investment in office property and equipment was $373,000 at December 31, 1996. The Association owns the building and a parking lot located in the same block.

Personnel

        At December 31, 1996, the Association had 11 full-time and 2 part-time employees. None of the Association's employees are represented by a collective bargaining group. The Association believes that its relationship with its employees is good.

Legal Proceedings

        The Association, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Association holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Association. There were no lawsuits pending or known to be contemplated against the Association or the Company at December 31, 1996 that would have a material effect on the operations or income of the Association or the Company.

                                   REGULATION

        Set forth below is a brief description of certain laws which relate to the regulation of the Association and the Company. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Company Regulation

        General. After the Conversion, the Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over the Company and its non-savings association subsidiaries, should such subsidiaries be formed, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. This regulation and oversight is intended primarily for the protection of the depositors of the Association and not for the benefit of stockholders of the Company. The Company will also be required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS and the Securities and Exchange Commission ("SEC").

        QTL Test. As a unitary savings and loan holding company, the Company generally will not be subject to activity restrictions, provided the Association satisfies the QTL test. If the Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company and the activities of the Company and any of its subsidiaries (other than the Association or any other SAIF-insured savings association) would become subject to restrictions applicable to bank holding companies and those activities specified by the OTS as permissible for a multiple savings and loan holding company, unless such other associations each also qualify as a QTL or were acquired in a supervised acquisition. See "- Qualified Thrift Lender Test."

        Restrictions on Acquisitions. The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

        Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in OTS regulations, of a federally insured savings institution without giving at least 60 days written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. In addition, no company may acquire control of such an institution without prior OTS approval.

        Federal Securities Law. The Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restriction, and other requirements under the Exchange Act.

Association Regulation

        General. As a federally chartered, SAIF-insured savings association, the Association is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with various federal and state statutory and regulatory requirements. The Association is also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve System").

        The  OTS,  in  conjunction  with  the  FDIC,   regularly   examines  the
Association and prepares reports for the consideration of the Association's Board of Directors on any deficiencies that they find in the Association's operations. The Association's relationship with its depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of the Association's mortgage documents.

        The Association must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the OTS, the FDIC or the United States Congress could have a material adverse impact on the Company and the Association and their operations.

        Insurance of Deposit Accounts. The Association's deposit accounts are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). If an institution has no tangible capital, the FDIC has the authority, should it initiate proceedings to terminate an institution's deposit insurance, to suspend the insurance of any such institution. However, if a savings association has positive capital when it includes qualifying intangible assets, the FDIC cannot suspend deposit insurance unless capital declines materially, the institution fails to enter into and remain in compliance with an approved capital plan, or the institution is operating in an unsafe or unsound manner.

        Regardless of an institution's capital level, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator. The FDIC may also prohibit an insured depository institution from engaging in any activity the FDIC determines to pose a serious threat to the SAIF. The management of the Association is unaware of any practice, condition, or violation that might lead to termination of its deposit insurance.

        The FDIC charges an annual assessment for the insurance of deposits based on the risk a particular institution poses to its deposit insurance fund, depending upon the institution's risk classification. This risk classification is based on an institution's capital group and supervisory subgroup assignment. In addition, the FDIC is authorized to increase such deposit insurance rates on a semi-annual basis if it determines that such action is necessary to cause the balance in the SAIF to reach the designated reserve ratio of 1.25% of SAIF-insured deposits within a reasonable period of time. The FDIC may impose special assessments on SAIF members to repay amounts borrowed from the U.S. Treasury or for any other reason deemed necessary by the FDIC. Prior to September 30, 1996, savings associations paid within a range of .23% to .31% of domestic deposits and the SAIF was substantially underfunded. By comparison, prior to September 30, 1996, members of the BIF were required to pay substantially lower, or virtually no, federal deposit insurance premiums.

        Effective September 30, 1996, federal law was revised to mandate a one-time special assessment on SAIF members such as the Association of approximately .657% of deposits held on March 31, 1995. The Association recorded a $129,000 pre-tax expense for this assessment at September 30, 1996. Beginning January 1, 1997, deposit insurance assessments for SAIF members were reduced to approximately .064% of deposits on an annual basis; this rate may continue through the end of 1999. During this same period, BIF members are expected to be assessed approximately .013% of deposits. Thereafter, assessments for BIF and SAIF members should be the same and the SAIF and BIF may be merged. It is expected that these continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations. As a result of these changes, beginning January 1, 1997, the rate of deposit insurance assessed the Association declined by approximately 70% from rates in effect prior to September 30, 1996.

        Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets.

^

        Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

        The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.


        As of December 31, 1996, the Association had tangible, core and risk-based capital of $4.3 million, $4.3 million and $4.5 million, respectively, which amounts significantly exceed all applicable regulatory capital requirements of the OTS. See Note 7 of Notes to Consolidated Financial Statements and "Historical and Pro Forma Capital Compliance."


        Dividend and Other Capital Distribution Limitations. OTS regulations require the Association to give the OTS 30 days advance notice of any proposed declaration of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the Company. In addition, the Association may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account to be established pursuant to the Association's Plan. See "The Conversion -Effects of Conversion to Stock Form on Depositors and Borrowers of the Association -Liquidation Account."

        OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. As of December 31, 1996, the Association was a Tier 1 institution.

        In the event the Association's capital fell below its fully phased-in requirement or the OTS notified it that it was in need of more than normal supervision, the Association would become a Tier 2 or Tier 3 institution and as a result, its ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

        A savings association is prohibited from making a capital distribution if, after making the distribution, the savings association would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings association cannot distribute regulatory capital that is needed for the liquidation account.

        Qualified Thrift Lender Test. Savings institutions must meet a qualified thrift lender ("QTL") test. If the Association maintains an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualifies as a QTL, it will continue to enjoy full borrowing privileges from the FHLB of Pittsburgh. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months. As of December 31, 1996, the Association was in compliance with its QTL requirement with approximately 94.63% of its assets invested in QTIs.

        Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings association or its subsidiaries and its affiliates be on terms as favorable to the Association as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the Association's capital and collateral in specified amounts must usually be provided by affiliates in order to receive loans from the Association. Affiliates of the

Association include the Company and any company which would be under common control with the Association. In addition, a savings association may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case-by-case basis.

        Liquidity Requirements. All savings associations are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At December 31, 1996, the Association's required liquid asset ratio was 5%. Monetary penalties may be imposed upon associations for violations of liquidity requirements.

        Federal Home Loan Bank System. The Association is a member of the FHLB of Pittsburgh, which is one of 12 regional FHLBs that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

        As a member, the Association is required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At December 31, 1996, the Association had $183,000 in FHLB stock, at cost, which was in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

        The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the fiscal year ended March 31, 1996, dividends paid by the FHLB of Pittsburgh to the Association totalled $10,600.

        Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS.

        Savings associations have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings associations to exhaust all other sources before borrowing from the Federal Reserve System. The Association had no borrowings from the Federal Reserve System at December 31, 1996.

                                    TAXATION

Federal Taxation

        Savings associations are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. However, prior to August 1996, savings associations such as the Association, which met certain definitional tests and other conditions prescribed by the Code could benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution could claim with respect to additions to its reserve for bad debts was subject to certain limitations. The Association reviewed the most favorable way to calculate the deduction attributable to an addition to its bad debt reserve on an annual basis.

        In August 1996, the Code was revised to equalize the taxation of thrifts and banks. Thrifts, such as the Association, no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may still use the experience method, which is generally available to small banks currently. Larger thrifts must use the specific charge off method regarding bad debts. Any reserve amounts added after 1987 will be taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 are generally not taxed. An institution may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential-lending test. This law is not expected to have a material impact on the Association. At December 31, 1996, the Association had less than $1,000 of post 1987 bad-debt reserves.

        Under the percentage of taxable income method, the bad debt deduction attributable to "qualifying real property loans" could not exceed the greater of
(i) the amount deductible under the experience method, or (ii) the amount which, when added to the bad debt deduction for non-qualifying loans, equaled the amount by which 12% of the sum of the total deposits and the advance payments by borrowers for taxes and insurance at the end of the taxable year exceeded the sum of the surplus, undivided profits and reserves at the beginning of the taxable year. The amount of the bad debt deduction attributable to qualifying real property loans computed using the percentage of taxable income method was permitted only to the extent that the institution's reserve for losses on qualifying real property loans at the close of the taxable year did not exceed 6% of such loans outstanding at such time. The Association did not use the percentage of taxable income method for the tax years ended December 31, 1996 and 1995.

        Under the experience method, the bad debt deduction may be based on (i) a six-year moving average of actual losses on qualifying and non-qualifying loans, or (ii) a fill-up to the institution's base year reserve amount, which is the tax bad debt reserve determined as of December 31, 1987. The Association used the experience method for the tax year ended December 31, 1996. See Note 8 to the Consolidated Financial Statements.

        The percentage of specially computed taxable income that was used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8%. The percentage of taxable income bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permitted qualifying savings associations to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).

        If an association's qualifying assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the association may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a four year period, which is immediately accruable for financial reporting purposes. As of December 31, 1996, at least 60% of the Association's assets were qualifying assets as defined in the Code. No assurance can be given that the Association will meet the 60% test for subsequent taxable years.

        Earnings appropriated to the Association's bad debt reserve and claimed as a tax deduction including the Association's supplemental reserves for losses will not be available for the payment of cash dividends or for distribution to stockholders (including distributions made on dissolution or liquidation), unless the Association includes the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. As of December 31, 1996, the Association had approximately $700,000 of accumulated earnings, representing its base year tax reserve, for which federal income taxes have not been provided. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate.


        Generally, for taxable years beginning after 1986, the Code also requires most corporations, including savings associations, to utilize the accrual method of accounting for tax purposes. However, the Association meets the requirements to use the cash method under the Code. Further, for taxable years ending after 1986, the Code disallows 100% of a savings association's interest expense deemed allocated to certain tax-exempt obligations acquired after August 7, 1986. Interest expense allocable to (i) tax-exempt obligations acquired after August 7, 1986 which are not subject to this rule, and (ii) tax-exempt obligations issued after 1982 but before August 8, 1986, are subject to the rule which applied prior to the Code disallowing the deductibility of 20% of the interest expense.

        The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by certain preference items, including the excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method. Only 90% of AMTI can be offset by net operating loss carryovers of which the Association currently has none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, the Association's AMTI is increased by an amount equal to 75% of the amount by which the Association's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2 million is imposed on corporations, including the Association, whether or not an AMT is paid. Under pending legislation, the AMT rate would be reduced to zero for taxable years beginning after December 31, 1994, but this rate reduction would be suspended for taxable years beginning in 1995 and 1996 and the suspended amounts would be refunded as tax credits in subsequent years.

        The Company may exclude from its income 100% of dividends received from the Association as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if the Company and the Association own more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, were reduced in years in which the Association availed itself of the percentage of taxable income bad debt deduction method.

        The Association's federal income tax return was last examined by the IRS for the year ended December 31, 1993.

State Taxation

        West Virginia Taxation. The State of West Virginia has a corporate income tax which subjects the Association's West Virginia taxable income to tax at a 9.00% rate. West Virginia taxable income is computed by applying certain modifications to federal taxable income. The primary modification consists of an allowance factor calculated by dividing the average amount of Federal obligations and securities, West Virginia obligations, and loans secured by residential real property located within the State of West Virginia by the Association's average total assets for the year.

        The State of West Virginia also has a business franchise tax payable on the average amount of unappropriated retained earnings of the Association reduced by an allowance factor, as discussed above. The adjusted retained earnings amount is subject to tax at a 0.75% rate. Due to allowable credits for property taxes paid on the Association's capital, the Association has not incurred a business franchise tax liability.

        The Association also files personal and real property tax returns with the County Assessor's Office in Tyler County, West Virginia.

        Delaware Taxation. As a Delaware corporation with no operations in the State of Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Company is also subject to an annual franchise tax imposed by the State of Delaware.

                            MANAGEMENT OF THE COMPANY

        The Board of Directors of the Company consists of those persons who currently serve as Directors of the Association. The Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. The directors are elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Ellen E. Thistle, David W. Miller and Margaret A. Peters, has a term of office expiring at the first annual meeting following the Conversion. A second class, consisting of Lester C. Doak, Gary L. Ward and Dorsey R. Ash, has a term of office expiring at the annual meeting to be held one year thereafter. A third class, consisting of Guy L. Nichols, Charles P. LaRue, James E. Willison and Stanley M. Kiser, has a term of office expiring at the annual meeting to be held two years thereafter.

        The following individuals hold the executive offices in the Company set forth below opposite their names.


Name                            Age (1)       Positions Held With the Company
----                            -------       -------------------------------

Stanley M. Kiser                   42         President, Chief Executive Officer, and Director

Cynthia R. Carson                  46         Vice President and Corporate Secretary



------------------
(1)     At December 31, 1996.

        The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation, or removal by the Board of Directors. Additional information concerning the business experience and compensation of the directors and executive officers of the Company is set forth under "Management of the Association - Biographical Information."

                          MANAGEMENT OF THE ASSOCIATION

Directors and Executive Officers

        The Board of Directors of the Association is composed of ten members each of whom serves for a term of three years. The Association's proposed Charter and Bylaws require that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year period, with approximately one-third of the directors elected each year. Executive officers are elected annually by the Board of Directors and serve at the Board's discretion.

        Stanley M. Kiser, the President and Chief Executive Officer, joined the Association in 1993. In addition, Cynthia R. Carson, who has been employed by the Association for 20 years, was promoted to Vice President in charge of lending in February 1997.

        The following table sets forth information with respect to the directors and executive officers of the Association, all of whom will continue to serve in the same capacities after the Conversion.

                                                                                             Current
                                                                            Director          Term
Name                            Age (1)    Position                           Since          Expires
----                            -------    --------                           -----          -------
Ellen E. Thistle                  82       Director                           1961            1998
 Lester C. Doak                   77       Chairman of the Board              1966            1999
David W. Miller                   64        Director                          1967            1998
Guy L. Nichols                    85       Director                           1972            2000
Gary L. Ward                      61        Director                          1972            1999
Dorsey R. Ash                     65       Director                           1977            1999
Charles P. LaRue                  64        Director                          1977            2000
Margaret A. Peters                68       Director                           1977            1998
James E. Willison                 71       Director                           1977            2000
Stanley M. Kiser                  42       President, Chief Executive         1994            2000
                                           Officer and Director
Cynthia R. Carson                 46       Vice President and                  N/A             N/A
                                           Corporate Secretary


--------------
(1)     At December 31, 1996.


Biographical Information

        The business experience of each director and executive officer of the Association is set forth below. All directors and executive officers have held their present positions for a minimum of five years unless otherwise stated.

        Ellen E. Thistle has been a member of the Board of Directors since 1961 and served as Corporate Secretary from 1947 through 1982. Ms. Thistle was employed by the Association from 1936 to 1982. Ms. Thistle has been retired for more than five years. Ms. Thistle serves as a trustee for St. Paul's Episcopal Church.


        Lester C. Doak has served as a director since 1966 and is the chairman of the Board of Directors. Formerly a partner of the Doaks IGA Foodliner in Middlebourne, West Virginia, Mr. Doak has been retired for more than five years. He was the first president of the Paden City Foundation, Inc. and is associated with the Paden City Development Committee, Paden City Lions' Club and the Home Town Hero, a West Virginia Scholarship Committee.

        David W. Miller, a pharmacist, is the president of Miller Pharmacy, located in Sistersville. A director of the Association since 1967, Mr. Miller is also involved with the Lions' Club, Sistersville Country Club, Veterans of Foreign Wars, BOPE, the American Legion and the Sistersville Board of Education.

        Guy L. Nichols, a director of the Association since 1972, is a member of the Board of Directors of the Paden City Library and is affiliated with the Paden City Foundation, Inc., the River Front Senior Citizens of Sistersville, the Paden City Post Office Advisory Committee. Also a bible school teacher, Mr. Nichols has been retired for more than five years.

        Gary L. Ward has been employed by the Association since 1962. Mr. Ward retired as Vice President and Treasurer of the Association, a position he held for more than five years, in March, 1997. Mr. Ward has served as a member of the Board of Directors since 1972.

        Dorsey R. Ash managed and owned the Dorsey R. Ash Insurance Agency in Clarksburg, West Virginia until the enterprise was sold in January 1996. Mr. Ash is a member of the Lions' Club, the Masonic Lodge and United Methodist Christian Church. He has served as a director since 1977.

        Charles P. LaRue retired as a vice president after 39 years of service to the Wiser Oil Company in March 1993. Mr. LaRue is a member of the Elks Club and is a director and officer of the Sistersville Country Club and is an officer of the First Presbyterian Church in Sistersville. He has been a director of the Association since 1977.

        Margaret A. Peters retired more than five years ago after serving for 40 years as a social worker with both private and public social agencies. A past board member of the Sistersville Hospital, Ms.
Peters has served as a director since 1977.

        James E. Willison serves as a member of the House of Delegates of the State of West Virginia, a position he has held for more than five years. A member of the West Virginia Veterans Association, Mr. Willison has served as a director since 1977.

        Stanley M. Kiser has been employed with the Association since October 1993 as the President and Chief Executive Officer. He has been a member of the Board of Directors since 1994. Between November 1992 and September 1993, Mr. Kiser was the assistant controller for a $1 billion dollar asset bank holding company located in Parkersburg, West Virginia. During most of 1992, Mr. Kiser was a consultant to a commercial bank located in Parkersburg. Mr. Kiser has also served as vice president of bank operations for a commercial bank in Ohio.

        Cynthia R. Carson has been employed by the Association since 1976. Ms. Carson is currently the Corporate Secretary and was named Vice President in February 1997. Prior to that time she served as Mortgage Loan Officer and Corporate Secretary.

Meetings and Committees of the Board of Directors

        The Association's Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the fiscal year ended March 31, 1996, the Board of Directors held 24 regular meetings and no special meetings. No director attended fewer than 75% of the total meetings of the Board of Directors of the Association and committees on which such director served during the fiscal year ended March 31, 1996.

        The Audit Committee of the Association is comprised of Directors Doak, Thistle, Peters, Miller, Nichols, Ash, Willison and LaRue. The Audit Committee is responsible for developing and maintaining the Association's internal audit program. The committee also meets with the Association's outside auditors to discuss the results of the annual audit and any related matters. The Audit Committee met one time during the 1996 fiscal year.

        The Nominating Committee is appointed annually and consists of various members of the Board of Directors. The committee meets annually to select nominees to the Association's Board of Directors.

Director Compensation

        Members of the Board of Directors received fees of $200 per meeting attended during the 1996 fiscal year. The Chairman of the Board received $225 per meeting attended during the 1996 calendar year. Directors receive fees of $100 for unattended meetings, up to a maximum of three meetings per calendar year. No fees are paid to directors for unattended meetings in excess of three per year. Non- employee directors receive $50 for attendance at each committee meeting. Employee directors are not compensated for committee meetings held during business hours. The Association paid a total of $54,350 in director fees for the year ended March 31, 1996 which includes an aggregate discretionary bonus of $2,000. Subsequent to March 31, 1996, the Board of Directors adopted a bonus plan for directors and employees based on the Association's net income levels.

Executive Compensation


        Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by the President and Chief Executive Officer of the Association. No ^ executive officer of the Association had a salary and bonus during the year ended March 31, 1996 that exceeded $100,000 for services rendered in all capacities to the Association.


                                                        Annual Compensation
                                           --------------------------------------------
                                                                         Other Annual        All Other
Name and Principal Position     Year       Salary          Bonus        Compensation(1)     Compensation
---------------------------     ----       ------          -----        ---------------     ------------
Stanley M. Kiser                1996         $49,590      $1,787            $4,900              $ -
President and Chief
Executive Officer



^--------------------

(1)     Consists of $4,900 in Board of Directors' fees.

        Employment Agreement. The Association has entered into an employment agreement with Mr. Stanley M. Kiser, President and Chief Executive Officer of the Association. Mr. Kiser's salary under the employment agreement will be based on his then current salary. Mr. Kiser's employment agreement will be for a term of three years. The agreement will be terminable by the Association for "just cause" as defined in the agreement. If the Association terminates the employee without just cause, the employee will be entitled to a continuation of the employee's salary from the date of termination through the remaining term of the agreement. Mr. Kiser's employment agreement contains provision stating that in the event of the termination of employment in connection with any future change in control of the Association, as defined in the agreement, Mr. Kiser will be paid in a lump sum an amount equal to 2.99 times Mr. Kiser's five year average annual taxable compensation. The agreement may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board's sole discretion.

Other Benefits

        Employee Stock Ownership Plan. The Association has established an employee stock ownership plan, the ESOP, for the exclusive benefit of participating employees, to be implemented upon the completion of the Conversion. Participating employees are employees who have completed one year of service with the Association and have attained the age 21. The Association will submit to the IRS an application for a letter of determination as to the tax-qualified status of the ESOP. Although no assurances can be given, the Association expects that the ESOP will receive a favorable letter of determination from the IRS.

        The ESOP is to be funded by tax-deductible contributions made by the Association in cash or the Common Stock. Benefits may be paid either in shares of the Common Stock or in cash. In accordance with the Plan, the ESOP may borrow funds with which to acquire up to 10% of the Common Stock to be issued in the Conversion (8% if the Association adopts the RSP within one year after the consummation of the Conversion and the RSP purchases 4% of the Common Stock sold in the conversion). The Company intends to finance the ESOP stock purchases through a loan between the ESOP trust and the Company. See "Proposed Future Stock Benefit Plans - Restrictions on Benefit Plans." The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the ESOP will purchase up to 8% of the Common Stock to be issued in the Offerings (i.e., approximately $480,000, based on the midpoint of the EVR), however, no assurance may be given that ESOP purchases, if any, will not change. This loan will be secured by the shares purchased and earnings thereon. Shares of Common Stock purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. The Association anticipates contributing approximately $48,000 annually (based on a $10.00 share purchase) to the ESOP to meet principal obligations under the ESOP loan, as proposed. It is anticipated that all such contributions will be limited to an amount that is tax-deductible.

        Shares sold above the maximum of the EVR (i.e., more than 690,000 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription or the ESOP may purchase some or all of the shares covered by its subscription after the Conversion in the open market.

        Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year or terminate service as a result of retirement, death or disability in order to receive an allocation for such plan year. Participant benefits become 100% vested after five years of service.

Employment prior to the adoption of the ESOP shall be credited for the purposes of vesting. Vesting will be accelerated upon retirement, death, disability, change in control of the Company, or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability, or separation from service. The Association's contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

        The Board of Directors has appointed non-employee directors to the ESOP Committee to administer the ESOP and to serve as the initial ESOP Trustees. The Board of Directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the Board of Directors or the ESOP Committee, subject to the Trustees' fiduciary duties.

Proposed Future Stock Benefit Plans

        Stock Option Plan. The Board of Directors of the Company may adopt a stock option plan (the "Option Plan") following the Conversion, subject to approval by the Company's stockholders at a stockholders meeting to be held no sooner than six months after the Conversion. The Option Plan would be in compliance with any applicable OTS regulations then in effect. See "- Restrictions on Benefit Plans." If the Option Plan is implemented within the year following the Conversion, in accordance with current OTS regulations, a number of shares equal to 10% of the aggregate shares of Common Stock to be issued in the Offerings (i.e., 60,000 shares based upon the sale of 600,000 shares at the midpoint of the EVR) would be reserved for issuance by the Company upon exercise of stock options to be granted to officers, directors, and employees of the Company and the Association from time to time under the Option Plan. The purpose of the Option Plan would be to provide additional performance and retention incentives to certain officers, directors, and employees by facilitating their purchase of a stock interest in the Company. The Option Plan, which would become effective upon stockholder approval of the Option Plan, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan. The options would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, the Association's performance, and a comparison of awards given by other institutions converting from mutual to stock form.

        The Company would receive no monetary consideration for the granting of stock options under the Option Plan, however, the Company would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by the Company, however, no purchases in the open market will be made that would violate applicable regulations restricting purchases by the Company. The exercise of options and payment for the shares received would contribute to the equity of the Company.

        If the Option Plan is implemented more than one year after the Conversion, the Option Plan will comply with such OTS regulations and policies that are applicable at such time.

        Restricted Stock Plan. The Board of Directors of the Association and the Company may adopt a restricted stock plan (the "RSP") following the Conversion, the objective of which is to enable the Association to retain personnel and directors of experience and ability in key positions of responsibility. The Company expects to hold a stockholders' meeting no sooner than six months after the Conversion in order for stockholders to vote to approve the RSP. The RSP would be in compliance with any applicable OTS regulations then in effect. See "- Restrictions on Benefit Plans." Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, the Association's performance, and a comparison of awards given by other institutions converting from mutual to stock form. The RSP would be managed by a committee of non-employee directors (the "RSP Trustees"). The RSP Trustees would have the responsibility to invest all funds contributed by the Association to the trust created for the RSP (the "RSP Trust").

        The Association will contribute sufficient funds to the RSP so that the RSP Trust can purchase, in the aggregate, up to 4% of the amount of Common Stock that is sold in the Conversion. The shares purchased by the RSP would be authorized but unissued shares or would be purchased in the open market. In the event the market price of the Common Stock is greater than $10.00 per share, the Association's contribution of funds will be increased. Likewise, in the event the market price is lower than $10.00 per share, the Association's contribution will be decreased. In recognition of their prior and expected services to the Association and the Company, as the case may be, the officers, employees, and directors responsible for implementation of the policies adopted by the Board of Directors and the profitable operation of the Association will, without cost to them, be awarded stock under the RSP. Based upon the sale of 600,000 shares of Common Stock in the Offerings at the midpoint of the EVR, the RSP Trust is expected to purchase up to 24,000 shares of Common Stock.

        In accordance with applicable OTS regulations, the shares granted under the RSP will be in the form of restricted stock vesting over a five year period (i.e., 20% per year) beginning one year after the date of grant of the award. Compensation expense in the amount of the market value of the Common Stock on the date an award is granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, such shares may not be sold, pledged, or otherwise disposed of and are required to be held in escrow. The RSP Trustees shall vote all shares held by the RSP trust prior to vesting and delivery of shares to participants.

        If the RSP is implemented more than one year after the Conversion, the RSP will comply with such OTS regulations and policies that are applicable at such time.

        Restrictions on Benefit Plans. OTS regulations provide that in the event the Association or the Company implements stock option or management and/or employee stock benefit plans within one year from the date of Conversion, such plans must comply with the following restrictions: (1) the plans must be fully disclosed in the prospectus, (2) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the Conversion, (3) for restricted stock plans, the shares may not exceed 3% of the shares issued in the Conversion (4% for institutions with 10% or greater tangible capital), (4) the aggregate amount of stock purchased by the ESOP in the Conversion may not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (5) no individual employee may receive more than 25% of the available awards under any plan, (6) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan, (7) all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of the Company's stockholders held no earlier than six months following the Conversion, (8) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, (9) for restricted stock plans, no stock issued in a conversion may be used to fund the plan, (10) neither stock option awards nor restricted stock awards

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may vest earlier than 20% as of one year after the date of stockholder  approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or if not inconsistent with applicable OTS regulations in effect at such time, in the event of a change in control), (11) the proxy material must clearly state that the OTS in no way endorses or approves of the plans, and (12) prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received. Plans implemented more than one year after the Conversion would not necessarily be subject to these limitations. In addition, should the rules and regulations of the OTS be liberalized, the Association and the Company reserve the right to adopt plans qualifying under the more liberal rules.

Compensation Committee Interlocks and Insider Participation

        The compensation committee consists of Directors of the Association appointed by the Chairman on a rotating basis. Mr. Kiser does not participate in matters concerning his own compensation.

Certain Related Transactions

        The Association, like many financial institutions, has followed a policy of granting various types of loans to officers and directors. Such loans a) have been made in the ordinary course of business, b) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Association's other customers, and c) do not involve more than the normal risk of collectibility or present other unfavorable features. All loans by the Association to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Association. Loans to officers and directors of the Association and their affiliates, amounted to approximately $53,000 or 1% of the Association's equity at December 31, 1996. Assuming the Conversion had occurred as of December 31, 1996, and assuming the sale of 600,000 shares at the midpoint of the EVR, loans to officers and directors of the Association at that date would have totalled approximately .5% of pro forma stockholders' equity of the Company.

                                 THE CONVERSION

        The Boards of Directors of the Association and the Company and the OTS have approved the Plan subject to the Plan's approval by the Members of the Association entitled to vote on the matter and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval, however, does not constitute a recommendation or endorsement of the Plan by the OTS.

General


        On December 5, 1996, the Board of Directors of the Association adopted the Plan^ pursuant to which the Association would be converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank, with the concurrent formation of the Company. It is currently intended that all of the capital stock of the Association will be held by the Company. The OTS has approved the Plan subject to its approval by the members of the Association entitled to vote on the matter at a special meeting (the "Special Meeting") called for that purpose and subject to the satisfaction of certain other conditions imposed by the OTS in its approval.


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        The OTS has approved the Company's  application  to become a savings and loan holding company and to acquire all of the Common Stock of the Association to be issued in the Conversion. Pursuant to such OTS approval, the Company plans to retain 50% of the net proceeds from the sale of the Common Stock and to use the remaining 50% to purchase all of the to be issued and outstanding capital stock of the Association.

        The Conversion will be accomplished through adoption of the proposed Federal Stock Charter and Bylaws to authorize the issuance of capital stock by the Association, at which time the Association will become a wholly owned subsidiary of the Company. The Conversion will be accounted for at historical cost in a manner similar to a pooling of interests. Under the Plan, the Common Stock is being offered for sale by the Company. As part of the Conversion, the Company is conducting a Subscription Offering of the Common Stock for holders of subscription rights and, depending upon market conditions at or near the completion of the Subscription Offering, may also, or in lieu thereof, conduct a Community Offering. Shares of Common Stock not subscribed for in the Subscription and Community Offerings may be offered on a best efforts basis by a selling group of broker-dealers in a Syndicated Community Offering. The Plan provides that the Conversion must be completed within 24 months after the date of the approval of the Plan by the members of the Association.

        In the event that the Association is unable to complete the sale of Common Stock and effect the Conversion within 45 days after the end of the Subscription Offering, the Association may request an extension of the period by the OTS. No assurance can be given that the extension would be granted if requested. Due to the volatile nature of market conditions, no assurances can be given that the Association's valuation would not substantially change during any such extension. If the EVR of the Common Stock must be amended, no assurance can be given that such amended EVR would be approved by the OTS. Therefore, it is possible that if the Conversion cannot be completed within the requisite period, the Association may not be permitted to complete the Conversion. A substantial delay caused by an extension of the period may also significantly increase the expense of the Conversion. No sales of the Common Stock may be completed in the Offerings unless the Plan is approved by the members of the Association.

        Completion of the Offerings is subject to market conditions and other factors beyond the Association's control. No assurance can be given as to the length of time following approval of the Plan at the Special Meeting that will be required to complete the Offerings. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Association upon Conversion together with corresponding changes in the offering price and the net proceeds realized by the Association from the sale of the Common Stock. In the event the Conversion is terminated, the Association would be required to charge all Conversion expenses against current income and any funds collected by the Association in the Offerings would be promptly returned to each potential investor, plus interest at the prescribed rate.

Reasons for the Conversion

        The principal factors considered by the Association's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion are the future of mutual institutions generally and the numerous competitive disadvantages which the Association faces if it continues in mutual form. These disadvantages relate to a variety of factors, including growth opportunities, employee retention, and regulatory uncertainty.

        In the opinion of management, if the Association is to continue to grow and prosper, the mutual form of organization is the least desirable form from a competitive standpoint. The only realistic growth opportunity available to the Association as a mutual is branching. The opportunities for a mutual to

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expand  through  mergers  are  extremely  scarce.   The  only  realistic  merger
possibilities are mutual to mutual mergers. As the number of mutual companies dwindles, so do the opportunities for such mergers. Although the Association does not have any specific acquisitions planned at this time, the Conversion will position the Association to take advantage of any acquisition opportunities
that  may  present  themselves.   Because  a  conversion  to  stock  form  is  a
time-consuming and complex process, the Association cannot wait until an acquisition is imminent to begin the conversion process.

        As an increasing number of the Association's competitors convert to stock form and can use stock based compensation programs, the Association, as a mutual, is at a disadvantage in attracting and retaining qualified management. The Association believes that the ESOP for all employees and the Stock Option Plan and the RSP for directors, officers, and certain employees are important tools in achieving such goals, even though the Association will be required to wait until after the Conversion to implement the Stock Option Plan and the RSP. See "Management of the Association - Proposed Future Stock Benefit Plans."

        Another benefit of the conversion will be an increase in capital. Notwithstanding the Association's current capital position, the importance of higher levels of capital cannot be ignored. For several years, thrift institutions enjoyed very favorable net interest margins as interest rates dropped to very low levels. In more recent periods, interest rates have risen and fallen. As has been amply demonstrated in the past, changing accounting principles, interest rate shifts, and changing regulations can threaten even well-capitalized institutions. As a mutual institution, the Association can only increase capital through retained earnings, the use of pledged deposits or the issuance of subordinated debentures and mutual capital certificates, which do not count as Tier I capital for regulatory capital purposes. Capital that may seem unnecessary now may help the Association withstand future threats to its capital.

        In view of the competitive disadvantage and the ongoing debate about the future of mutual institutions in the wake of regulatory consolidation and other forces, the Association is choosing to reject the uncertainty inherent in the mutual structure in favor of the more widely used, recognized, and understood stock form of ownership.

Effects of Conversion to Stock Form on Depositors and Borrowers of the Association

        Voting Rights. Depositor and borrower members will have no voting rights in the converted Association and will therefore not be able to elect directors of the Association or to otherwise participate in the conduct of the affairs of the Association or the Company unless they hold Common Stock. Currently, these rights are accorded to depositor and certain borrower members of the Association. Although the Association holds annual meetings of members for the election of directors and for other purposes, very few members exercise their voting rights. Accordingly, voting control of the Association has been effectively exercised by the Board of Directors through their individual votes and through proxies given by a limited number of members. Following the Conversion, the Association will become a wholly owned subsidiary of the Company, which will hold all voting rights in the Association. Voting rights in the Company will be vested exclusively in the Company's stockholders.
Stockholders will be entitled to vote on any matter to be considered by the stockholders of the Company and will be entitled to one vote for each share of the Common Stock owned. See "Certain Restrictions on Acquisition of the Company" with respect to limitations applicable to the rights of stockholders to exercise cumulative voting.

        Savings Accounts and Loans. The Association's savings accounts, balances of the individual accounts, and the existing FDIC insurance coverage will not be affected by the Conversion.

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Furthermore,  the Conversion will not affect the loan accounts,  the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Association.

        Tax  Effects.  A  discussion  of the material  taxes  applicable  to the
Association is included above under "Taxation." A summary of the material tax effects of the Conversion on the Association and its members is set forth below. The Association has received an opinion from its counsel, Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., that the Conversion will constitute a nontaxable reorganization under Section 368(a)(1)(F) of the Code. Among other things, the opinion, filed as an exhibit to the registration statement of which this prospectus is a part, provides that: (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Association in either its mutual form or its stock form, or by the Company, by reason of the proposed Conversion; (ii) no gain or loss will be recognized by the Association upon the receipt of money from the Company for stock of the Association, and no gain or loss will be recognized by the Company upon the receipt of money for the Common Stock; (iii) the assets of the Association in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Association will include the period during which the assets were held by the Association in its mutual form prior to conversion; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of the Association upon the issuance to them of withdrawable savings accounts in the stock association in the same dollar amount as their savings accounts in the Association plus an interest in the liquidation account of the stock association in exchange for their savings accounts in the Association; (vi) the receipt by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of non-transferable subscription rights to purchase shares of the Common Stock under the Plan is taxable to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members to the extent the subscription rights have value; (vii) the basis of each account holder's savings accounts in the Association after the Conversion will be the same as the basis of his or her savings accounts in the Association prior to the Conversion, decreased by the fair market value of the non-transferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero; (ix) the holding period of the Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised; (x) the Association will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Association, in its mutual form, as of the date of Conversion; (xi) the Association, immediately after Conversion, will succeed to the bad debt reserve accounts of the Association, in its mutual form, and the bad debt reserves will have the same character in the hands of the Association after Conversion as if no distribution or transfer had occurred; and (xii) the creation of the liquidation account will have no effect on the Association's taxable income, deductions, or addition to reserve for bad debts either in its mutual or stock form.

        The opinion from Malizia, Spidi, Sloane & Fisch, P.C. is based in part on the assumption that the exercise price of the subscription rights to purchase Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the subscription rights, the Association has received an opinion of Ferguson which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members do not have any economic value at the time of distribution or at the time the subscription rights are exercised, whether or not a public offering takes place. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor, (ii) non-transferable,
(iii) of short duration, and (iv) afford the recipients the right only to purchase Common Stock at a price equal to its estimated fair market value, which will be the same price at which shares of Common Stock for which no subscription right is received in the Subscription Offering may be offered in the Community Offering. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members are deemed to have an

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ascertainable  value,  receipt of such rights would be taxable  probably only to those Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and the Association could recognize gain on such distribution.

        The Association is subject to West Virginia taxation and has received the opinion of S.R. Snodgrass, A.C. that the Conversion will be treated for West Virginia state tax purposes similar to the Conversion's treatment for federal tax purposes.

        Unlike a private letter ruling, the opinions of Malizia, Spidi, Sloane & Fisch, P.C., Ferguson, and S.R. Snodgrass, A.C. have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the West Virginia tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are deemed to have an ascertainable value.

        Liquidation Account. In the unlikely event of a complete liquidation of the Association in its present mutual form, each eligible Account Holder and Supplemental Eligible Account Holder of the Association is entitled to a liquidating distribution from the liquidation account, pro rata to the value of his or her accounts, of the Association remaining after liquidation payment of claims of all creditors (including the claims of all account holders to the withdrawal value of their accounts). Each account holder's pro rata share of such liquidating distribution would be in the same proportion as the value of his or her deposit accounts was to the total value of all deposit accounts in the Association at the time of liquidation.

        Upon a complete liquidation after the Conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of the Association. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. A depositor would not have an interest in the residual value of the assets of the Association above that amount, if any.

        The Plan and OTS rules provide for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the equity of the Association as of the date of its latest statement of financial condition contained in the final prospectus. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she continues to maintain his or her deposit account at the Association, would be entitled pursuant to a complete liquidation of the Association after Conversion, to an interest in the liquidation account prior to any payment to stockholders of the Association. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Association on the qualifying date, August 31, 1995. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, March 31, 1997. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date of the Association (March 31) is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

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        No merger,  consolidation,  purchase of bulk assets with  assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which transaction the Association is not the surviving institution shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

Subscription Rights and the Subscription Offering

        In accordance with OTS regulations, non-transferable subscription rights to subscribe for shares of the Common Stock have been granted to all persons and entities entitled to subscribe for the Common Stock in the Subscription Offering under the Plan. The amount of the Common Stock which these parties may purchase will be determined, in part, by the total amount of Common Stock to be issued and by the availability of the Common Stock for purchase under the categories set forth in the Plan. If the Subscription Offering extends beyond _________, 1997 (45 days following the Expiration Date of the Subscription Offering), subscribers will be resolicited. Subscription priorities have been established for the allocation of stock to the extent that the Common Stock is available after satisfaction of all subscriptions of all persons having prior rights and subject to the maximum and minimum purchase limitations set forth in the Plan and as described below under "- Limitations on Purchases of Shares." The following priorities have been established:

        Eligible Account Holders. Each Eligible Account Holder (depositors of the Association with account balances of at least $50 on August 31, 1995) will receive non-transferable subscription rights on a priority basis to purchase that number of shares of Common Stock which is equal to the greater of 10,000 shares ($100,000) sold in the Conversion, one-tenth of one percent (0.10%) of the total offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, but in no event shall this number be greater than the maximum purchase limitation of 10,000 shares ($100,000) as specified in the Plan. If the allocation made in this paragraph results in an oversubscription, shares of Common Stock shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his or her total allocation equal to 100 shares of Common Stock or the total amount of his or her subscription, whichever is less. Any shares of Common Stock not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all subscribing Eligible Account Holders. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in the Association in the one-year period preceding August 31, 1995, are subordinated to the subscription rights of other Eligible Account Holders.

        Tax-Qualified Employee Benefit Plans. Tax-qualified employee benefit plans of the Association ("Employee Plans") have been granted subscription rights to purchase up to 10% of the total shares issued in the Conversion. The ESOP is an Employee Plan and intends to purchase up to 8% of the Common Stock issued in the Conversion.

        The right of Employee Plans to subscribe for the Common Stock is subordinate to the right of the Eligible Account Holders to subscribe for the Common Stock. However, in the event the Offerings result in the issuance of shares above the maximum of the EVR (i.e., more than 690,000 shares), the

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Employee Plans have a priority right to fill their  subscription  (the ESOP, the only Employee Plan, currently intends to purchase up to 8% of the Common Stock issued in the Conversion). The Employee Plans may, however, determine to purchase some or all of the shares covered by their subscriptions after the Conversion in the open market or, if approved by the OTS, out of authorized but unissued shares in the event of an oversubscription.

        Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder (depositors who are not Eligible Account Holders of the Association with account balances of at least $50 on March 31, 1997) will receive non-transferable subscription rights to purchase that number of shares of Conversion Stock which is equal to the greater of 10,000 shares ($100,000) sold in the Conversion, one-tenth of one percent (0.10%) of the total offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. These non-transferable subscription rights shall be granted only in the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application filed prior to OTS approval. If the allocation made pursuant to this paragraph results in an oversubscription, shares of Common Stock shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his or her total allocation (including the number of shares of Common Stock, if any, allocated in accordance with the subscription rights of Eligible Account Holders) equal to 100 shares of Common Stock or the total amount of his or her subscription, whichever is less. Any shares of Common Stock not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders.

        The rights of Supplemental Eligible Account Holders to subscribe for the Common Stock is subordinate to the rights of the Eligible Account Holders and Employee Plans to subscribe for the Common Stock.

        Other Members. Other Members (depositors and borrowers who are entitled to vote at a special meeting of members called to vote on the Conversion) who are not Eligible Account Holders or Supplemental Eligible Account Holders, will receive non-transferable subscription rights to purchase up to the greater of 10,000 shares ($100,000), or one tenth of one percent (0.10%) of the total offering, subject to maximum and minimum purchase limitations and exclusive of an increase in the total number of shares issued due to an increase in the maximum EVR of up to 15%, to the extent such stock is available following subscriptions by Eligible Account Holders, Employee Plans, and Supplemental Eligible Account Holders. If the allocation made pursuant to this paragraph results in an oversubscription when added to the shares of Common Stock subscribed for by the Eligible Account Holders, the Employee Plans, and the Supplemental Account Holders, the subscriptions of such Other Members will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his or her total allocation equal to 100 shares of Common Stock or the total number of shares covered by the subscription of the Other Member. Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

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        Members  in  Non-Qualified  States.  The  Company  will make  reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Common Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan if he or she resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state or foreign country; (ii) the granting of subscription rights or offer or sale of shares of Common Stock to such persons would require the Association, the Company, or its employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or
(iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any such person.

        Restrictions on Transfer of Subscription Rights and Shares. The OTS conversion regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of the Association, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that such person is purchasing shares solely for his or her own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

        The  Association  and the  Company  will  pursue  any and all  legal and
equitable   remedies  in  the  event  they  become  aware  of  the  transfer  of subscription rights and will not honor orders known by them to involve the transfer of such rights.

        Expiration Date. The Subscription Offering will expire at 12:00 noon, Eastern Time, on ___________, 1997, unless the Subscription Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "Expiration Date"). Subscription rights will become void if not exercised prior to the Expiration Date.

Community Offering

        To the extent that shares remain available and subject to market conditions prior to or at the completion of the Subscription Offering, the Company may offer shares pursuant to the Plan, to selected persons in a Community Offering with a preference given to natural persons residing in Tyler County, West Virginia. Any orders received in connection with the Community Offering, if any, will receive a lower priority than orders properly made in the Subscription Offering by persons exercising Subscription Rights. Common Stock sold in the Community Offering will be sold at $10.00 per share and hence will be sold at the same price as all other shares in the Conversion. The Company and the Association have the right to reject orders, in whole or in part, in their sole discretion in the Community Offering.

        No person (or persons acting through a single account) will be permitted to purchase more than 10,000 shares or $100,000 of Common Stock in the Community Offering. No person, together with any associate or group of persons acting in concert, will be permitted to purchase more than 10,000 shares or $100,000 of Common Stock in the Community Offering. To order Common Stock in connection with the Community Offering, if any, an executed stock order and account withdrawal authorization (if

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applicable)  must  be  received  by  Trident  prior  to the  termination  of the
Community Offering. The date by which orders must be received in the Community Offering ("Community Offering Expiration Date") will be set by the Company at the time of commencement of the Community Offering; provided however, if the Offerings are extended beyond __________, 1997, each purchaser will have the opportunity to maintain, modify, or rescind his or her order. In such event, all funds received in the Community Offering will be promptly returned with interest to each purchaser unless he or she affirmatively indicates otherwise.

        In the event the Company determines to conduct a Community Offering, persons to whom a Prospectus is delivered may order shares of Common Stock by submitting a completed stock order and account withdrawal authorization and an executed certification along with immediately available funds to the Company by not later than the Community Offering Expiration Date (as established by the Company). If the aggregate pro forma market value of the Company and the Association, as converted, is less than $5,100,000 or more than $7,935,000, each purchaser will have the right to modify or rescind his or her order.

        If a Community Offering is held, the opportunity to order shares of Common Stock in the Community Offering is subject to the right of the Association and the Company, in their sole discretion, to accept or reject any such orders in whole or in part.

Syndicated Community Offering

        To the extent that shares remain available and subject to market conditions during or at the completion of the Subscription Offering and Community Offering, the Company may offer shares pursuant to the Plan, to the general public in a Syndicated Community Offering on a best efforts basis through a syndicate of selected dealers to be formed and managed by Trident. Neither Trident nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community
Offering. Any orders received in connection with the Syndicated Community Offering, if any, will receive a lower priority than orders properly made in the Subscription Offering. Common Stock sold in the Syndicated Community Offering will be sold at $10.00 per share and hence will be sold at the same price as all other shares in the Conversion.

        If a Syndicated Community Offering is held, the opportunity to order shares of Common Stock in the Syndicated Community Offering is subject to the right of the Association and the Company, in their sole discretion, to accept or reject any such orders in whole or in part.

Ordering and Receiving Common Stock

        Use of Order Forms. Rights to subscribe may only be exercised by completion of an Order Form or stock order and account withdrawal authorization ("Stock Order"), if applicable, in the case of the Community Offering or Syndicated Community Offering. Any person receiving a Stock Order Form who desires to subscribe for shares of Common Stock must do so prior to the Expiration Date or, if applicable, the Community Offering Expiration Date, by delivering (by mail or in person ) to the Association a properly executed and completed Stock Order Form, together with full payment of the Purchase Price for all shares for which subscription is made; provided, however, that if the Employee Plans subscribe for shares during the Subscription Offering, the Employee Plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon consummation of the Conversion. Once tendered, subscription orders cannot be revoked without the consent of the Association and the Company unless the Conversion is not completed within 45 days of the Expiration Date.

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        In the event a Stock Order Form (i) is not  delivered and is returned to the Association by the United States Postal Service or the Association is unable to locate the addressee; (ii) is not received or is received after the Expiration Date or the Community Offering Expiration Date; (iii) is defectively completed or executed; (iv) is not accompanied by the full required payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment, but excluding subscriptions by the Employee Plans) or, in the case of an institutional investor in the Community Offering, by delivering irrevocable orders together with a legally binding commitment to pay the full purchase price prior to 48 hours before the completion of the Conversion; or (v) is not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights for the person to whom such rights have been granted will lapse as though such person failed to return the completed Stock Order Form within the time period specified. However, the Company may, but will not be required to, waive any irregularity on any Stock Order Form or require the submission of corrected Stock Order Forms or the remittance of full payment for subscribed shares by such date as the Company may otherwise specify. The waiver of an irregularity on a Stock Order Form in no way obligates the Company to waive any other irregularity on any other Stock Order Form. Waivers will be considered on a case by case basis. The Association and the Company reserve the right in their sole discretion to accept or reject orders received on photocopies or facsimile Stock Order Forms, or whose payment is to be made by wire transfer or payment from private third parties. The interpretation by the Association or Company of the terms and conditions of the Plan and of the acceptability of the Stock Order Forms will be final, subject to the authority of the OTS.

        To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date or, if applicable, the Community Offering Expiration Date, in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date . Execution of the Order Form or Stock Order will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms or Stock Orders will only be distributed with a Prospectus.

        Payment for Shares. For subscriptions to be valid, payment for all subscribed shares, computed on the basis of the Purchase Price, will be required to accompany all properly completed Order Forms, on or prior to the expiration date specified on the Order Form unless such date is extended by the Association or the Company. Employee Plans subscribing for shares during the Subscription Offering may pay for such shares upon consummation of the Conversion. Payment for shares of Common Stock may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) for shares of Common Stock subscribed for in the Subscription Offering, by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with the Association. Appropriate means by which such withdrawals may be authorized are provided in the Order Form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the Common Stock for which a subscription has been made until the Conversion has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the Conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, such funds will be placed in a segregated account and interest will be paid by the Association at the passbook savings account rate from the date payment is received until the Conversion is completed or terminated. An executed Order Form, once received by the Company, may not be modified, amended, or rescinded without the consent of the

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



Association, unless the Conversion is not completed within 45 days after the conclusion of the Subscription Offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. In the event that the Conversion is not consummated for any reason, all funds submitted pursuant to the Offerings will be promptly refunded with interest as described above.

        As indicated above, Trident may enter into agreements with broker-dealers (selected dealers) to assist in the sale of the shares in the Syndicated Community Offering. See also "- Plan of Distribution" and "- Marketing Arrangements." No orders may be placed or filled by or for a selected dealer during the Subscription Offering. After the close of the Subscription Offering, Trident will instruct selected dealers as to the number of shares to be allocated to each selected dealer. Only after the close of the Subscription Offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the Subscription and Community Offerings, selected dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date ("Order Date") for the purchase of shares of Common Stock. When and if Trident and the Company believe that enough indications of interest and orders have been received in the Subscription Offering and the Community Offering and the Syndicated Community Offering to consummate the Conversion, Trident will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers promptly after the Order Date. Selected dealers will debit the accounts of their customers on the "Settlement Date" which date will be promptly after the Order Date.
Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, selected dealers will remit funds to the account established by the Association for each selected dealer. After payment has been received by the Association from selected dealers, funds will earn interest at the passbook savings account rate until the consummation of the Conversion. Funds will be promptly returned, with interest, in the event the Conversion is not consummated as described above.

        However, selected dealers who do not hold or receive funds for customers or carry accounts of, or for, customers will (1) instruct their customers who wish to subscribe in the Offerings to make their checks payable to the Association and (2) will transmit customer checks directly to the Association promptly after receipt by such selected dealer.

        Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Common Stock in the Offerings, provided that such IRAs are not maintained on deposit at the Association. Persons with IRAs maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Offerings. Instructions on how to transfer self- directed IRAs maintained at the Association can be obtained from the Stock Information Center ((304) ________) located at the Association's office.

        Federal regulations prohibit the Association from lending funds or extending credit to any person to purchase the Common Stock in the Conversion.

        Delivery of Stock Certificates. Certificates representing Common Stock issued in the Conversion will be mailed to the persons entitled thereto at the address noted on the Order Form, as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

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



Restriction on Sales Activities

        The Common Stock will be offered in the Offerings principally by the distribution of this prospectus and through activities conducted at a Stock Information Center located at the Association. The Stock Information Center is expected to operate during normal business hours throughout the Offerings. It is expected that a registered representative employed by Trident will supervise the operation of the Stock Information Center. Trident will oversee the mailing of materials relating to the Offerings, respond to questions regarding the Conversion and the Offerings and assist with processing Stock Order Forms. It is expected that Association and Company personnel will be present in the Stock Information Center to perform clerical functions and to answer questions related to the Conversion.

        Directors and executive officers of the Company may participate in the solicitation of offers to purchase Common Stock in jurisdictions where such participation is not prohibited. Other employees of the Company and the Association may participate in the Offerings in ministerial capacities or perform clerical functions in effecting sales transactions. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Questions of prospective purchasers may be directed to executive officers of the Company or registered representatives of Trident. The Company will rely on Rule 3a4-1 promulgated under the Exchange Act, and sales of Common Stock will be conducted in accordance with Rule 3a4-1, so as to permit officers, directors, and employees to participate in the sale of Common Stock. No officer, director, or employee of the Company or the Association will be compensated in connection with such person's solicitations or other participation in the Offerings by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Common Stock.

Limitations on Purchases of Shares

        The Plan provides for certain additional limitations to be placed upon the purchase of the Common Stock by eligible subscribers and others in the Conversion. Each purchaser must purchase a minimum of 25 shares; provided, however, that the minimum number of shares requirement shall not apply if the number of shares of Conversion Stock purchased times the price per share exceeds $500. No person (or persons through a single account) may subscribe for or purchase more than 10,000 shares of Common Stock ($100,000) and no person (or persons through a single account), together with any associate or group of persons acting in concert, may subscribe for or purchase more than 10,000 shares of Common Stock ($100,000), except for the Employee Plans which may purchase up to 10% of the Common Stock issued in the Conversion, but currently intend to purchase 8% of the Common Stock issued in the Conversion. Depending on market conditions and the results of the Offerings, the Board of Directors, in its sole discretion, may increase or decrease the purchase limitation without the approval of the members of the Association and without resoliciting subscribers, provided that the maximum purchase limitation may not be increased to a percentage in excess of 5%. The OTS regulations governing the Conversion limit the number of shares that officers and directors and their associates may purchase. In the aggregate, the officers and directors or their associates may not purchase more than 34% of the shares of the Common Stock issued pursuant to the Conversion. For purposes of the Plan, the directors are not deemed to be acting in concert solely by reason of their Board membership.

        Requests to purchase additional shares of Common Stock under the Plan will be allocated by the Board of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above and in the Plan. Pro rata reduction within each subscription rights category will be made in allocating shares to the extent that the maximum purchase limitation is exceeded.

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        In the event of an increase in the total number of shares offered in the
Conversion due to an increase in the EVR of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) to fill the Employee Plans' subscription of up to 8% of the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions to Supplemental Eligible Account Holders exclusive of the Adjusted Maximum; and (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members exclusive of the Adjusted Maximum.

        The term "associate" of a person is defined in the Plan to mean (i) any corporation or organization (other than the Association or a majority-owned subsidiary of the Association) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, (excluding tax-qualified employee stock benefit plans or tax-qualified employee stock benefit plans in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity and except that, for purposes of aggregating total shares that may be held by officers and directors, the term "Associate" does not include any tax-qualified employee stock benefit plan), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of the Association, or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and therefore, all shares purchased by such corporation would be included with the number of shares which such person individually could purchase under the above limitations.

        The term "officer" is defined in the Plan to mean an executive officer of the Association and may include the Association's Chairman of the Board, Chief Executive Officer, President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary and Treasurer and any other person performing similar functions. All references herein to an officer shall have the same meaning as used for an officer in the Plan.

        Each person purchasing shares of the Common Stock in the Conversion will be deemed to confirm that such purchase does not conflict with the maximum purchase limitation. In the event that such purchase limitation is violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), the Association will have the right to purchase from such person at the Purchase Price per share all shares acquired by such person in excess of such purchase limitation or, if such excess shares have been sold by such person, to receive the difference between the Purchase Price per share paid for such excess shares and the price at which such excess shares were sold by such person. This right of the Association to purchase such excess shares will be assignable by the Association.

        Common Stock purchased pursuant to the Conversion will be freely transferable, except for shares purchased by directors and officers of the Association. For certain restrictions on the Common Stock purchased by directors and officers, see "- Restrictions on Transferability by Directors and Officers." In addition, under guidelines of the National Association of Securities Dealers, Inc. ("NASD"), members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

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Plan of Distribution

        The Company and the Association have entered into an Agency Agreement with Trident under which Trident will assist, on a best efforts basis, in the distribution of the Common Stock in the Conversion. Trident is a broker-dealer registered with the NASD. Specifically, Trident will assist in the Subscription Offering in the following manner: (i) training and educating the Company's and the Association's employees regarding the procedures and regulatory requirements of the stock conversion process; (ii) conducting information meetings for potential subscribers, if necessary; (iii) managing the sales efforts in the Offerings; and (iv) keeping records of all stock subscriptions. Selected dealers may also be used in the Offerings. See "- Marketing Arrangements."

        Materials for the Offerings have been initially distributed to eligible subscribers by mail, with additional copies available at the Stock Information Center. In the Subscription Offering, officers of the Company may be available to answer questions about the Conversion. Such officers will not be permitted to make statements about the Association or the Company unless such information is also set forth in this Prospectus, and they will not be authorized to render investment advice. All subscribers for the shares to be offered will be instructed to send payment directly to the Association, where such funds will be held in a segregated special escrow account and not released until the closing of the Conversion or its termination.

Marketing Arrangements

        The Association and the Company have engaged Trident as a financial and marketing advisor in connection with the Offerings and Trident has agreed to exercise its best efforts to assist the Association in the sale of Common Stock in the Offerings. Trident will receive a commission of 2% of the total dollar amount of Common Stock sold in the Subscription Offering and Community Offering, if any, excluding subscriptions by directors and executive officers of the Association and the Company and their immediate family members, and the ESOP. Trident will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees, in an amount up to $37,500. The Association and the Company have agreed to indemnify Trident, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act. See "Pro Forma Data" for further information regarding expenses of the Conversion.

        If the Company and the Association determine to offer shares of Common Stock for sale in the Syndicated Community Offering, Trident will organize and manage the syndicate of selected broker-dealers. Trident is directly responsible for the payment of selling commissions to other NASD firms and licensed brokers participating in the Syndicated Community Offering. Other firms may participate under a selected dealers arrangement. Trident and the selected dealers will receive an aggregate commission to be agreed upon jointly by Trident and the Association of the stock sold in the Syndicated Community Offering, and this fee will be in lieu of the commission to which Trident would otherwise be entitled if the stock were sold through the Subscription and Community Offerings. Fees paid to Trident and to any other broker-dealer may be deemed to be underwriting fees and Trident and such broker-dealers may be deemed to be underwriters.

Shares to be Purchased by Management Pursuant to Subscription Rights

        The following table sets forth certain information as to the approximate purchases of Common Stock by each director and executive officer of the Association and by all directors and officers as a group, including their "associates." All such shares will be purchased for investment purposes and not for purposes of resale. For purposes of the following table, it has been assumed that 600,000 shares (the midpoint of the EVR) of the Common Stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories.

                                                                         Aggregate
                                                          Total           Price of          Percent
                                                          Shares           Shares          of Shares
        Name                   Position                Purchased(1)     Purchased(1)     Purchased(1)
----------------------      ---------------            ------------     ------------     ------------
Ellen E. Thistle            Director                        2,500          $25,000                   .42
Lester C. Doak              Chairman of the Board         ^ 2,500           25,000                   .42
David W. Miller             Director                        9,000           90,000                  1.50
Guy L. Nichols              Director                        1,000           10,000                   .17
Gary L. Ward                Director                        1,000           10,000                   .17
Dorsey R. Ash               Director                        1,500           15,000                   .25
Charles P. LaRue            Director                        7,000           70,000                  1.17
Margaret A. Peters          Director                          750            7,500                   .13
 James E. Willison          Director                          500            5,000                   .08
Stanley M. Kiser             President, Chief
                            Executive Officer and
                            Director                        6,500           65,000                  1.08
Cynthia R. Carson           Vice President and
                            Corporate Secretary             1,500           15,000                   .25



--------------------
(1)     Does not include shares to be purchased by the ESOP.


Stock Pricing

        Ferguson, a financial consulting and appraisal firm that is experienced in the evaluation and appraisal of business entities, including thrift institutions involved in the conversion process, has been retained by the Association to prepare an appraisal of the estimated pro forma market value of the Common Stock to be sold pursuant to the Conversion, as well as other material. Ferguson will receive a fee of $19,500 plus out-of-pocket expenses. The Association has agreed to indemnify Ferguson under certain circumstances against liabilities and expenses (including certain legal fees) arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by the Association to Ferguson, except where Ferguson is determined to have been negligent or failed to exercise due diligence in the preparation of the appraisal.

        The appraisal was prepared by Ferguson in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors including, but not limited to, the Association's financial condition and operating trends, the competitive environment within which the Association operates, operating trends of certain thrift institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the State of West Virginia which affect the operations of thrift institutions, and stock market values of certain institutions. In addition, Ferguson has advised the Association that it has considered and will consider the effect of the additional capital raised by the sale of the Common Stock on the estimated aggregate pro forma market value of such shares. The appraisal has been filed as an exhibit to the registration statement of which this prospectus is a part. See "Additional Information."


        On the basis of the above, Ferguson has determined, in its opinion, that as of March ^ 14, 1997, the estimated aggregate pro forma market value of the Common Stock to be issued in the Conversion was $6,000,000. The Company has determined to offer the shares in the Conversion at a price of $10.00 per share. By dividing the price per share into the estimated aggregate value, the Company initially plans to issue 600,000 shares. OTS regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, Ferguson has established a range of value from $5,100,000 to $6,900,000 for this offering (the Estimated Valuation Range) that will be updated prior to consummation of the Conversion. If the final value is outside the Estimated Valuation Range, the total number of shares being offered will be further adjusted and a new Estimated Valuation Range may be established without resolicitation of subscriptions and without the approval of the Association's members, unless required by the OTS or unless the final valuation is less than $5,100,000 or more than $7,935,000 (15% above the maximum of the Estimated Valuation Range).


        The Board of Directors has reviewed the independent appraisal, including the stated methodology of the independent appraiser and the assumptions used in the preparation of the independent appraisal. The Board of Directors is relying upon the expertise, experience and independence of the appraiser and is not qualified to determine the appropriateness of the assumptions or the methodology.

        No sale of the shares will take place unless prior thereto Ferguson confirms to the OTS that, to the best of Ferguson's knowledge and judgment, nothing of a material nature has occurred which would cause it to conclude that the Purchase Price on an aggregate basis was incompatible with its estimate of the aggregate pro forma market value of the Common Stock at the time of the sale thereof. If, however, the facts do not justify such a statement, an amended Estimated Valuation Range may be set and subscribers may be resolicited. Subscribers will not be resolicited in the event the final valuation is not less than the minimum of the Estimated Valuation Range and is not more than 15% above the Estimated Valuation Range.

        The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the Common Stock. In preparing the appraisal, Ferguson has relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Association. Ferguson did not independently verify the financial statements and other information provided by the Association, nor did Ferguson value independently the assets and liabilities of the Association. The appraisal considers the Association only as a going concern and should not be considered as an indication of the liquidation value of the Association. Moreover, because such appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the Common Stock will thereafter be able to sell such shares at prices within the estimated range at the time of the Offerings.

Number of Shares to be Issued in the Conversion

        Depending on market and financial conditions at the time of the completion of the Offerings, the Company may significantly increase or decrease the number of shares to be issued in the Conversion. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the change in the number of shares to be issued in the Conversion results in an offering which is either below the minimum of the EVR or materially above the maximum of the EVR, provided that up to a 15% increase in the maximum of the EVR will not be deemed to be material. Any adjustments to the EVR as a result of market and financial conditions would be subject to OTS review.

        In the event of a material increase in the valuation, the Company may increase the total number of shares to be issued in the Conversion. An increase in the total number of shares to be issued in the Conversion would decrease both a subscriber's ownership interest and the pro forma equity and income on a per share basis while increasing the pro forma net income and equity and income on an aggregate basis. If the number of shares to be offered is to be increased, any person who subscribed in the Subscription Offering for the maximum number of shares permitted may be given the opportunity to purchase an additional number of shares sufficient to make the total number of shares of the Common Stock purchased by such subscriber equal to the same percentage of the increased number of shares of Common Stock to be issued in the Conversion. Purchase limitations will be based on the actual number of shares issued in the Conversion.

        In the event of a material reduction in the valuation, the Association may decrease the number of shares to reflect fully the reduced valuation. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the pro forma equity on a per share basis while decreasing equity on an aggregate basis. A decrease in the total number of shares to be issued in the Conversion would not affect subscription rights by reducing the maximum number of shares that may be purchased under various purchase limitations and would not change the number of shares that a subscriber may purchase unless the purchase limitation was also changed. However, such a decrease could reduce the amount of shares allocated in the event of an oversubscription.

Restrictions on Repurchase of Stock

        Generally, within one year following the Conversion, the Company may not repurchase Common Stock and in the second and third year following the Conversion, the Company may only repurchase Common Stock as part of an open-market stock repurchase program in an amount up to 5% of the outstanding stock during each of those two years, provided the repurchase does not cause the Association to become undercapitalized and at least 10 days prior notice of the repurchase is provided to the OTS. The OTS may disapprove the repurchase program upon a determination that (1) the repurchase program would adversely affect the financial condition of the Association, (2) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (3) a valid business purpose was not demonstrated. However, the Regional Director of the OTS may permit repurchases after six months following the Conversion and may permit additional repurchases during the second and third year. In addition, SEC rules also restrict the method, time, price, and number of shares of Common Stock that may be repurchased by the Company and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, the Company may utilize the rules and regulations then in effect.

Restrictions on Transferability by Directors and Officers

        Shares of the Common Stock purchased by directors and officers of the Company shall be subject to the restriction that said shares shall not be sold for a period of one year following completion of the Conversion, except for a disposition of shares in the event of the death of the stockholder or in any exchange of the Common Stock in connection with a merger or acquisition of the Company approved by the regulatory authorities. Accordingly, shares of the Common Stock issued by the Company to directors and officers shall bear a legend giving appropriate notice of the foregoing restriction, and, in addition, the Company will give appropriate instructions to the transfer agent for the Common Stock with respect
                                       78
to the applicable restriction relating to the transfer of any restricted stock. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

        For a period of three years following the Conversion, no director or officer of the Association, the Company or their associates may, without the prior approval of the OTS, purchase any shares of Common Stock other than from or through a broker or dealer registered with the SEC unless the purchase involves more than 1% of the outstanding shares of Common Stock through an arm's length transaction.

Interpretation and Amendment of the Plan

        To the extent permitted by law, all interpretations of the Plan by the Board of Directors of the Association will be final, however, such interpretations shall have no binding effect on the OTS. The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by the Board of Directors as a result of comments from the OTS or otherwise, prior to the solicitation of proxies from the members and at any time thereafter with the concurrence of the OTS, except that in the event that the regulations under which the Plan was adopted are liberalized subsequent to the approval of the Plan by the OTS and the members at the Special Meeting, the Board of Directors may amend the Plan to conform to the regulations without further approval of the OTS or the members of the Association to the extent permitted by law. An amendment to the Plan that would result in a material adverse change in the terms of the Conversion would require a resolicitation. In the event of a resolicitation, subscriptions for which a confirmation or modification was not received would be rescinded.

Conditions and Termination

        Completion of the Conversion requires the approval of the Plan and the affirmative vote of not less than a majority of the total number of votes of the members of the Association eligible to be cast at the Special Meeting and the sale of all shares of Common Stock within 24 months following approval of the Plan by members. If these conditions are not satisfied, the Plan will be terminated and the Association will continue its business in the mutual form of organization. The Plan may be terminated by the Board of Directors at any time prior to the Special Meeting and, with the approval of the OTS, by the Board of Directors at any time thereafter.

Other

        All statements made in this prospectus are hereby qualified by the contents of the Plan, the material terms of which are set forth herein. The Plan is attached to the Proxy Statement. Copies of the Plan are available from the Association and it should be consulted for further information. Adoption of the Plan by the Association's members authorizes the Board of Directors to amend or terminate the Plan.

               CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY

        Although the Boards of Directors of the Association and the Company are not aware of any effort that might be made to obtain control of the Company after Conversion, the Boards of Directors, as discussed below, believe it is appropriate to include certain provisions in the Company's Certificate of Incorporation to protect the interests of the Company and its stockholders from takeovers which the Board of Directors of the Company might conclude are not in the best interests of the Association, the Company or the Company's stockholders.

        The following discussion is a general summary of certain material provisions of the Company's Certificate of Incorporation and Bylaws and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's Certificate of Incorporation and Bylaws and the Association's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Association's application to the OTS and the Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Company's Certificate of Incorporation and Bylaws

        Limitations on Voting Rights. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, for a period of five years from the completion of the Conversion of the Association, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Company. After five years from the date of the Conversion, a beneficial holder submitting a proxy or proxies totalling more than 10% of the then outstanding shares of Common Stock will be able to vote in the following manner: the number of votes which may be cast by such a beneficial owner shall be a number equal to the total number of votes that a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned and owned of record by such beneficial owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such beneficial owner. The impact of these provisions on the submission of a proxy on behalf of a beneficial holder of more than 10% of the Common Stock is (1) to disregard for voting purposes and require divestiture of the amount of stock held in excess of 10% (if within five years of the Conversion more than 10% of the Common Stock is beneficially owned by a person) and (2) limit the vote on Common Stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level (if more than 10% of the Common Stock is beneficially owned by a person more than five years after the Conversion). Unless the grantor of a revocable proxy is an affiliate or an associate of such a 10% holder or there is an arrangement, agreement or understanding with such a 10% holder, these provisions would not restrict the ability of such a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The Certificate of Incorporation of the Company further provide that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

        Election of Directors. Certain provisions of the Company's Certificate of Incorporation and Bylaws will impede changes in majority control of the Board of Directors. The Company's Certificate of Incorporation provides that the Board of Directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of the Company's Board. The Company's Certificate of Incorporation provides that the size of the Board of Directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The Certificate of
Incorporation  also  provides  that  any  vacancy  occurring  in  the  Board  of
Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the Certificate of Incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

        The Certificate of Incorporation provides that a director may only be removed for cause by the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

        Restrictions on Call of Special Meetings. The Certificate of Incorporation of the Company provides that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the Board of Directors, or a Committee of the Board or other person so empowered by the Bylaws. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

        Absence of Cumulative Voting. The Company's Certificate of Incorporation provides that there shall be no cumulative voting rights in the election of directors.

        Authorized Shares. The Certificate of Incorporation authorizes the issuance of 2,000,000 shares of Common Stock and 500,000 shares of preferred stock ("Preferred Stock"). The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares upon exercise of stock options.

        Procedures for Certain Business Combinations. The Certificate of Incorporation requires the affirmative vote of at least 80% of the outstanding shares of the Company entitled to vote in the election of director in order for the Company to engage in or enter into certain "Business Combinations," as defined therein, with any Principal Stockholder (as defined below) or any affiliates of the Principal Stockholder, unless the proposed transaction has been approved in advance by the Company's Board of Directors, excluding those who were not directors prior to the time the Principal Stockholder became the Principal Stockholder. The term "Principal Stockholder" is defined to include any person and the affiliates and associates of the person (other than the Company or its subsidiary) who beneficially owns, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. Any amendment to this provision requires the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors.

        Amendment to Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by the Company's Board of Directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the Common Stock; number, classification, election and removal of directors; amendment of Bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the Certificate of Incorporation).

        The Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote in the election of Directors cast at a meeting called for that purpose.

        Purpose and Takeover Defensive Effects of the Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Association believes that the provisions described above are prudent and will reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Association and the Company in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believe these provisions are in the best interests of the Association and of the Company and its stockholders. In the judgment of the Board of Directors, the Company's Board will be in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

        Attempts to take over financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

        Effect of Takeover Defenses on Stockholder Interests. An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

        Potential Negative Impact of Takeover Defenses on Stockholder Interests. Despite the belief of the Association and the Company as to the benefits to stockholders of these provisions of the Company's Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and of management more difficult. The Boards of Directors of the Association and the Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

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



        Pursuant to applicable law, at any annual or special meeting of its stockholders after the Conversion, the Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Company and the Association do not presently intend to propose the adoption of further restrictions on the acquisition of the Company's equity securities.

        Effect of Employment Agreement. The Association has entered into an employment agreement with President Stanley M. Kiser that provides for payments in the event of termination of employment following a change in control, as defined in the agreement, of 2.99 times the five year average compensation paid to Mr. Kiser. At December 31, 1996, such payment would have totalled approximately $149,000, rendering an acquisition, followed by termination of his employment, more expensive to a possible acquiror as a result of this agreement. See "Management of the Association Executive Compensation - Employment Agreement."

        Federal Regulation. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

        Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of a savings association or the power to control in any manner the election of a majority of the directors of such institution.

        Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior written notice has been given to the OTS and the OTS has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term "savings association" includes state chartered and federally chartered SAIF-insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

        Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, as defined under federal law, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control, and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

        The Company is authorized to issue 2,000,000 shares of the Common Stock, $0.10 par value per share, and 500,000 shares of serial preferred stock, $0.10 par value per share. The Company currently expects to issue up to 690,000 shares of Common Stock in the Conversion. The Company does not intend to issue any shares of serial preferred stock in the Conversion, nor are there any present plans to issue such preferred stock following the Conversion. The aggregate par value of the issued shares will constitute the capital account of the Company. The balance of the purchase price will be recorded for accounting purposes as additional paid-in capital. See "Capitalization." The capital stock of the Company will represent nonwithdrawable capital and will not be insured by the Company, the Association, the FDIC, or any other government agency.

Common Stock

        Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the Common Stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock and will not be permitted to cumulate their votes in the election of the Company's directors.

        Liquidation. In the unlikely event of the complete liquidation or dissolution of the Company, the holders of the Common Stock will be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company (including all deposits in the Association and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any serial preferred stock which may be issued in the future; and (iv) any interests in the liquidation account established upon the Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue their deposits at the Association.

        Restrictions   on  Acquisition   of  the  Common  Stock.   See  "Certain
Restrictions on Acquisition of the Company" for a discussion of the limitations on acquisition of shares of the Common Stock.

        Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. Therefore, the Board of Directors may sell shares of capital stock of the Company without first offering such shares to existing stockholders of the Company. The Common Stock is not subject to call for redemption, and the outstanding shares of Common Stock when issued and upon receipt by the Company of the full purchase price therefor will be fully paid and non-assessable.

        Transfer Agent and Registrar. American Stock Transfer & Trust Co., New York, New York, is expected to act as the transfer agent and registrar for the Common Stock of the Company.

        Issuance of Additional Shares. Except, possibly, pursuant to the RSP or Option Plan, the Company has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the Common Stock. In the future, the authorized but unissued and unreserved shares of the Common Stock will be available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering, or under employee benefit plans. See "Risk Factors - Possible Dilutive Effect of RSP and Stock Options and Effect of Purchases by the RSP and ESOP" and "Pro Forma Data." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the Common Stock are to be issued.

        For additional information, see "Dividends," "Regulation," and "Taxation" with respect to restrictions on the payment of cash dividends; "- Restrictions on Transferability by Directors and Officers" relating to certain restrictions on the transferability of shares purchased by directors and officers; and "Certain Restrictions on Acquisition of the Company" for information regarding restrictions on acquiring Common Stock of the Company.

Serial Preferred Stock

        None of the 500,000 authorized shares of serial preferred stock of the Company will be issued in the Conversion. After the Conversion is completed, the Board of Directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of such shares and the qualifications, limitations, and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the Common Stock. The Board of Directors has no present intention to issue any of the serial preferred stock.

                              LEGAL AND TAX MATTERS

        The legality of the Common Stock has been passed upon for the Association and the Company by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters for Trident may be passed upon by Housley Kantarian & Bronstein, P.C., Washington, D.C. The federal income tax consequences of the Conversion have been passed upon for the Association and the Company by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. The West Virginia income tax consequences of the Conversion have been passed upon for the Association and the Company by S.R. Snodgrass, A.C.

                                     EXPERTS

          The consolidated financial statements of the Association as of March 31, 1996 and for the three years ended March 31, 1996, appearing in this prospectus have been audited by S.R. Snodgrass, A.C., independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        Ferguson has consented to the inclusion herein of a summary of its appraisal report setting forth its opinion as to the estimated pro forma market value of the Common Stock to be issued in the Conversion and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing herein.

                            REGISTRATION REQUIREMENTS

        The Common Stock of the Company will be registered pursuant to Section 12(g) of the Exchange Act prior to completion of the Conversion. The Company will be subject to the information, proxy solicitation, insider trading restriction, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. The Company will not deregister the Common Stock under the Exchange Act for a period of at least three years following the Conversion.

                             ADDITIONAL INFORMATION

        The Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

        The Association has filed an Application for Conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this prospectus omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the OTS, 10 Exchange Place, Jersey City, New Jersey 07302 without charge.

        A copy of the Certificate of Incorporation and Bylaws of the Company are available without charge from the Association.

           FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF SISTERSVILLE

                   Index to Consolidated Financial Statements

                                                                                       Page(s)
                                                                                       -------

Independent Auditors' Report ............................................................. F-1

Consolidated Statements of Financial Condition as of December 31, 1996 and
   March 31, 1996 and 1995................................................................ F-2

Consolidated Statements of Operations for the nine months ended December 31, 1996 and 1995 and for the years ended March 31, 1996, 1995 and 1994...........................

Consolidated Statements of Changes in Equity for the nine months ended
  December 31, 1996 and 1995 and for the years ended March 31, 1996, 1995, and 1994 ...... F-3

Consolidated Statements of Cash Flows for the nine months ended
  December 31, 1996 and 1995 and for the years Ended March 31, 1996,  1995,  and 1994 .... F-4

Notes to Consolidated Financial Statements ............................................... F-5

All schedules (other than financial data schedules) are omitted because the required information is either not applicable or is included in the consolidated financial statements or related notes.

Separate financial statements for the Company have not been included because the Company will not engage in material transactions until after the Conversion. The Company, which has been inactive to date, has no significant assets, liabilities, revenues, expenses, or contingent liabilities.

SNODGRASS
Certified Public Accountants


[LOGO]


                          Independent Auditor's Report
                          ----------------------------


Board of Directors
First Federal Savings and Loan
 Association of Sistersville

We have audited the accompanying consolidated statements of financial condition of First Federal Savings and Loan Association of Sistersville and Subsidiary as of March 31, 1996 and 1995, and the related consolidated statements of operations, changes in equity, and cash flows for the three years ended March 31, 1996. These financial statements are the responsibility of the association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Federal Savings and Loan Association of Sistersville and Subsidiary at March 31, 1996 and 1995, and the results of its operations, changes in retained earnings and cash flows for the three years ended March 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1, the association changed its method of accounting for debt and equity securities in 1995.


/s/S.R. Snodgrass, A.C.

Wheeling, West Virginia
May 2, 1996

S.R. Snodgrass, A.C.
980 National Road Wheeling, WV 26003-6400
Phone: 304-233-5030 Facsimile: 304-233-3062

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                  December 31,         March 31,
                                                                                  ------------   ------------------------
                                                                                        1996        1996        1995
                                                                                  -------------  ------------------------
                                                                                   (Unaudited)

                              ASSETS


Cash (including interest bearing short-term deposits of $936,110 at 12/31/96;
  $2,326,463 at 3/31/96; and $236,881 at 3/31/95)                                  $ 1,017,941 $ 2,424,571 $    316,956

Investment securities:

   Available for sale (at market value)                                              2,307,295   2,134,589      501,789

   Held to maturity (market value - $349,088 at 12/31/96; $784,267 at 3/31/96; and
     $6,932,984 at 3/31/95)                                                            342,088     775,025    7,127,964

Term deposits                                                                          400,000           -            -

Loans receivable, net                                                               21,635,358  20,038,692   17,686,249


Real estate acquired in settlement of loans, net of ^ allowances of -0                       -      28,646       28,646


Office properties and equipment, at cost, less accumulated depreciation of
  $244,611 at 12/31/96; $214,235 at 3/31/96; and $187,744 at 3/31/95                   372,964     400,714      177,417

Accrued interest receivable - investments                                               15,245      16,333       73,635

 Accrued interest receivable - loans (net of reserve for uncollected interest of
  $4,638 at 12/31/96; and $-0- at 3/31/96 and 3/31/95)                                 127,442     123,028      106,041

Prepaid federal income taxes                                                             5,739           -            -

Prepaid expenses and other assets                                                       34,278      25,028       35,415
                                                                                   ----------- -----------  -----------

     TOTAL ASSETS                                                                  $26,258,350 $25,966,626  $26,054,112
                                                                                   =========== ===========  ===========

                      LIABILITIES AND EQUITY

NOW and Money Market withdrawal accounts                                           $ 2,612,815 $ 2,699,712  $ 2,905,029

Savings accounts                                                                    18,585,848  18,391,103   16,905,396
                                                                                   ----------- -----------  -----------

     Total deposits                                                                 21,198,663  21,090,815   19,810,425

 Borrowed funds                                                                              -          -     1,685,000

Accrued interest payable on savings                                                      7,465     14,420        13,350

Accrued compensation                                                                     8,575      4,780             -

 Accrued federal income taxes                                                                -     60,833        58,226

Deferred federal taxes                                                                 234,914    176,806       159,011

Other liabilities                                                                       61,785      71,291       51,033
                                                                                   ----------- -----------  -----------

     Total liabilities                                                              21,511,402  21,418,945   21,777,045
                                                                                   ----------- -----------  -----------


Commitments and contingencies (Note 10)


Retained earnings-substantially restricted                                           4,348,511   4,262,801    4,065,564

Unrealized gain on securities available for sale, net of
  applicable defer income taxes                                                        398,437     284,880      211,503
                                                                                   ----------- -----------  -----------

     Total equity                                                                    4,746,948   4,547,681    4,277,067
                                                                                   ----------- -----------  -----------

     TOTAL LIABILITIES AND EQUITY                                                  $26,258,350 $25,966,626  $26,054,112
                                                                                   =========== ===========  ===========


                  The accompanying notes are an integral part of the financial statements.

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY


                                                                          Net Unrealized
                                                                           Gain (Loss)
                                                                          on Securities
                                                             Retained    Available for Sale
                                                             Earnings    Net of Income Taxes    Total
                                                             --------    -------------------  ---------




Balance, March 31, 1993                                      $3,587,470     $         -     $3,587,470

Net income for the year ended March 31, 1994                    247,897               -        247,897
                                                             ----------        --------     ----------

Balance, March 31, 1994                                       3,835,367               -      3,835,367

Effect of adopting FAS No. 115                                        -         175,474        175,474

Net income for the year ended March 31, 1995                    230,197               -        230,197

Change in fair value of securities available for sale                 -          36,029         36,029
                                                             ----------        --------     ----------

Balance, March 31, 1995                                       4,065,564         211,503      4,277,067

Net income for the year ended March 31, 1996                    197,237               -        197,237

Change in fair value of securities available for sale                 -          73,377         73,377
                                                             ----------        --------     ----------

Balance, March 31, 1996                                       4,262,801         284,880      4,547,681

Net income for the nine months ended December 31, 1996
 (unaudited)                                                     85,710               -         85,710

Change in fair value of securities available for sale
  (unaudited)                                                         -         113,557        113,557
                                                             ----------        --------     ----------

 Balance, December 31, 1996 (unaudited)                      $4,348,511        $398,437     $4,746,948
                                                             ==========        ========     ==========


                  The accompanying notes are an integral part of the financial statements.

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Nine Months Ended
                                                      December 31,                 Year Ending March 31,
                                                 -----------------------    -------------------------------------
                                                    1996          1995          1996         1995         1994
                                                 ----------    ---------    ---------    ---------    -----------

                                                 (Unaudited)  (Unaudited)

 CASH FLOWS FROM OPERATING ACTIVITIES

  Net income                                   $    85,710    $   148,009   $   197,237   $  230,197   $  247,897

  Adjustments  to  reconcile  net  income
    to net  cash  provided  by  operating
    activities:

    Depreciation                                     30,376        17,781       26,491        18,404      12,495

    Deferred federal income taxes                      (394)      (30,325)     (20,004)       20,019      22,035

    Provision for loan losses                         5,583         5,600        6,800        27,900      10,321

    Federal Home Loan Bank stock dividend                 -             -            -             -      (3,000)

    Net amortization/accretion of investment
      security premiums and discounts                (2,746)       (2,914)      (4,490)        1,511       5,698

    Gain on sale of real estate owned                (3,903)            -            -        (4,114)     (1,899)

    Loss on sale of investment securities                 -         8,750        8,340             -           -

    Accrued interest receivable                      (3,326)       37,942       40,315       (29,212)    (21,304)

    Prepaid income taxes                             (5,739)            -            -        35,388           -

    Accrued federal income taxes                    (60,833)       15,165        2,607        26,330     (11,971)

    Prepaid expenses and other assets                (9,250)       25,084       10,387       (11,759)    (48,885)

    Accrued interest payable on savings              (6,955)        2,713        1,070        (1,098)     (3,459)


    Other liabilities and accrued expenses           (5,711)       27,303       25,038       (31,693)   ^ 28,110
                                                 ----------   -----------  -----------   ---------- -----------


      Net cash provided by operating
        activities                                   22,812       255,108      293,791       281,873     236,038
                                                 ----------   -----------  -----------   ---------- -----------

CASH FLOWS FROM INVESTING ACTIVITIES

    Proceeds from maturity of
      U.S. Government obligations                         -             -    2,800,000     1,200,000     400,000

    Proceeds from available-for-sale securities     400,000     4,291,250    1,991,250             -           -

    Purchase of term deposits                      (400,000)            -            -             -           -

    Purchase of Federal Home Loan Bank stock              -             -      (23,900)      (28,000)          -

    Purchase of U.S. Government obligations               -             -            -    (1,984,688)  (1,913,686)

    Principal payments on mortgage-backed loans      35,035        47,550       60,115        64,952      127,652

    Net increase in loans                        (1,602,249)   (2,231,557)  (2,359,243)   (3,509,515  )(1,415,031)

    Acquisition of office properties and
      equipment                                      (2,627)     (183,365)    (249,788)     (63,289)     (15,618)

    Disposition of real estate owned                 32,549             -            -       18,377            -
                                                 ----------   -----------  -----------   ---------- -----------

       Net cash provided by (used in)
         investing activities                    (1,537,292)    1,923,878    2,218,434   (4,302,163)  (2,816,683)
                                                 ----------   -----------  -----------   ---------- -----------


CASH FLOWS FROM FINANCING ACTIVITIES

    Net increase in customer deposit accounts       107,850       736,732    1,280,390       13,272    2,227,617

    Net increase (decrease) in borrowed funds             -    (1,685,000)  (1,685,000)   1,685,000            -
                                                 ----------   -----------  -----------   ---------- -----------

        Net cash provided by (used in) financing
          activities                                107,850      (948,268)    (404,610)   1,698,272    2,227,617
                                                 ----------   -----------  -----------   ---------- -----------

        Increase (decrease) in cash and cash
          equivalents                            (1,406,630)    1,230,718    2,107,615   (2,322,018)   (353,028)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD    2,424,571       316,956      316,956    2,638,974   2,992,002
                                                 ----------   -----------  -----------   ---------- -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD         $1,017,941   $ 1,547,674  $ 2,424,571   $  316,956 $ 2,638,974
                                                 ==========   ==========   ===========   ========== ===========

    First Federal Savings and Loan Association of Sistersville and Subsidiary
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 1996, MARCH 31, 1996 AND 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the consolidated financial statements of the Association and Subsidiary. The accounting and reporting policies of the Association conform to generally accepted accounting principles and to general practices within the savings and loan industry. The following is a description of the more significant of those policies.

The consolidated statements of financial condition as of December 31, 1996 and the consolidated statements of income, retained earnings, and cash flows for the nine-month periods ended December 31, 1996 and 1995 are unaudited. However, in the opinion of management, these financial statements include all material adjustments necessary for the fair presentation of the Association's financial position, consisting solely of normal and recurring adjustments.

Nature of Operations - The Association provides savings and financing services primarily to individuals through its office located in Sistersville, West Virginia. Primary deposit products consist of savings, NOW and Money Market withdrawal accounts, and certificates of deposit. Primary lending products consist of conventional mortgage, construction, and consumer loans.


Principles of Consolidation - The consolidated financial statements include the accounts of the Association and its wholly-owned subsidiary, First Service Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation. First Service Corporation had no activity for all periods presented through December 31, 1996. Assets at December 31, 1996, March 31, 1996 and 1995 consisted solely of $1,000 in cash.


Investment Securities - Effective April 1, 1994, the Association adopted the provisions of Statement of Financial Accounting Standards (FAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under FAS No. 115, investment securities in the portfolio are classified as either available for sale or held to maturity. The Association does not currently conduct short term purchase and sale transactions of investment securities which would be classified as trading securities.

The initial determination of investments classified as available for sale was based principally on the Association's asset/liability position and potential liquidity needs. These securities are available for sale at any time based upon management's assessment of changes in economic or financial market conditions, interest rate or prepayment risks, liquidity considerations, and other factors. Securities classified as available for sale are carried at market value. The unrealized holding gains (losses), net of taxes, related to securities classified as available for sale are reflected as a component of equity.

All remaining securities in the investment portfolio are classified as held to maturity. The Association purchases these securities with the intent and the ability to hold until their maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts.

Gains or losses on dispositions of investment securities are computed by using the adjusted cost of the specific certificates sold. Securities gains or losses are shown separately as non-interest income in the Consolidated Statements of Operations.

The accounting effect of adopting FAS No. 115 on April 1, 1994, was to increase investments by $265,869 and increase shareholders equity by $175,474 after the tax effect of $90,395.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


In November, 1995, the Financial Accounting Standards Board issued implementation guidance on FAS No. 115. In accordance with this guidance, the Association reassessed the appropriateness of the classifications of all securities. As a result, securities with an amortized cost of $3,497,099 and unrealized loss of $29,062 were transferred from the held to maturity category to the available for sale category ^ on December 1, 1995.


Reclassification - Certain amounts for the year ended March 31, 1996, 1995, and 1994, have been reclassified to conform with the current period's presentation.

Office Properties and Equipment - Land is carried at cost; buildings and equipment are stated at cost, less accumulated depreciation. Maintenance, repairs, and minor improvements are charged to operating expenses as incurred. Major improvements and betterments are capitalized.

Depreciation is computed on the straight-line method for financial reporting purposes over the following estimated useful lives:


      Building and improvements                           10 - 50 years

      Furniture, fixtures and equipment                    5 - 10 years




Real Estate Acquired in Settlement of Loans - Real estate acquired in settlement of loans is ^ classified separately on the Statement of Financial Condition at the lower of the recorded investment in the property or its fair value minus estimated costs of sale.

Interest and Fees on Loans - Loans receivable are stated at their unpaid principal balance, net of the allowance for losses on loans. Interest on loans is credited to income as earned and is accrued only if it is considered collectible. An allowance for uncollected interest on mortgage loans is provided for all accrued interest on loans which are delinquent 90 days or more resulting in interest previously accrued on those loans being reversed from income, and thereafter, interest is recognized only to the extent of payments received. Loans are returned to accrual status when less than 90 days delinquent and when, in management's judgment, collection is probable.


Effective April 1, 1995, the Association adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" (FAS No. 114 and No. 118). Impaired loans as defined by FAS No. 114 and No. 118 exclude certain consumer loans and residential real estate loans. Loan impairment is measured based on the present value of estimated cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. Since the adoption of FAS No. 114 and No. 118, the Association had no loans which management has determined to be impaired.


Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount amortized over the contractual lives of the related loans or commitments as an adjustment of the related loan's yield using the interest method.

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


Allowance for Loan Losses - The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent to the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

Income Taxes - In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". FAS No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of FAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Retirement Plan - The retirement plan is a noncontributory plan for all eligible employees and is funded through the Financial Institutions Retirement Fund. All past service costs have been funded and appropriately expensed.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - CONSOLIDATED STATEMENTS OF CASH FLOWS

For the purpose of these statements, cash equivalents include cash in other banks and Federal Home Loan Bank demand accounts.

The Association made federal income tax payments of $99,000 and $96,000 for the nine months ended December 31, 1996 and 1995, respectively. Federal income tax payments for the years ended March 31, 1996, 1995, and 1994, were $130,594, $79,255, and $93,696, respectively.

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 - CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

The Association paid interest on deposits and Federal Home Loan Bank advances of $742,562 and $721,161 for the nine months ended December 31, 1996 and 1995, respectively. Interest paid for the years ended March 31, 1996, 1995, and 1994, was $975,666, $841,644, and $765,507, respectively.


NOTE 3 - INVESTMENTS

The carrying amounts and fair values of the Association's investment securities at December 31, 1996, and March 31, 1996 and 1995, are summarized as follows:


The carrying amounts and fair values of the Association's investment securities at December 31 are summarized as follows:

                                                          December 31, 1996 (Unaudited)
                                        -------------------------------------------------------------------
                                                             Gross            Gross
                                           Book           Unrealized       Unrealized           Fair
                                           Value             Gains           Losses             Value
                                           -----             -----           ------             -----
Securities Available for Sale:

Federal Home Loan Bank Stock
  (restricted)                           $  183,000       $         -      $         -          $  183,000

Federal Home Loan Mortgage
  Corporation stock                          22,231           625,544                -             647,775

U.S. Government and Federal Agencies      1,498,372                 -           21,851           1,476,521
                                          ---------        ----------          -------           ---------

   Total Available for Sale               1,703,603           625,544           21,851           2,307,296
                                          ---------          --------          -------           ---------

 Securities to be Held to Maturity:


Mortgage-backed Securities (GNMA)           342,088             7,000                -             349,088
                                          ---------          --------        ---------           ---------


   Total                                 $2,045,691          $632,544         $ 21,851          $2,656,384
                                          =========           =======          =======           =========

The gross realized losses were $-0- for December 31, 1996; $8,340 for March 31, 1996, and December 31, 1995; and $-0- for March 31, 1995.

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 3 - INVESTMENTS (CONTINUED)

                                                                 March 31, 1996
                                          -------------------------------------------------------------------
                                                             Gross            Gross
                                           Book           Unrealized       Unrealized           Fair
                                           Value             Gains           Losses             Value
                                           -----             -----           ------             -----
Securities Available for Sale:

Federal Home Loan Bank Stock
  (restricted)                             $183,000          $      -         $      -          $  183,000

Federal Home Loan Mortgage
  Corporation Stock                          22,231           460,228                -             482,459

U.S. Government and Federal Agencies      1,497,724                 -           28,594           1,469,130
                                          ---------          --------          -------           ---------

   Total Available for Sale               1,702,955           460,228           28,594           2,134,589
                                          ---------          --------          -------           ---------

Securities to be Held to Maturity:

U.S. Government and Federal Agencies        397,902             2,098                -             400,000


Mortgage-backed Securities (GNMA)           377,123             7,144                -             384,267
                                          ---------           -------          -------           ---------


   Total Held to Maturity                   775,025             9,242                -             784,267
                                          ---------           -------          -------           ---------

   Total                                 $2,477,980          $469,470         $ 28,594          $2,918,856
                                          =========           =======          =======           =========




                                                                 March 31, 1995
                                         --------------------------------------------------------------------
                                                             Gross            Gross
                                           Book           Unrealized       Unrealized           Fair
                                           Value             Gains           Losses             Value
                                           -----             -----           ------             -----


Securities Available for Sale:

Federal Home Loan Bank Stock
  (restricted)                           $  159,100       $         -      $         -          $  159,100

Federal Home Loan Mortgage
  Corporation Stock                          22,231           320,458                -             342,689
                                          ---------          --------       ----------           ---------

   Total Available for Sale                 181,331           320,458                -             501,789
                                          ---------          --------       ----------           ---------



Securities to be Held to Maturity:

U.S. Government and Federal Agencies      6,690,726               590          198,128           6,493,188


Mortgage-backed Securities  (GNMA)          437,238             2,558                -             439,796
                                          ---------          --------       ----------           ---------


   Total Held to Maturity                 7,127,964             3,148          198,128           6,932,984
                                          ---------          --------          -------           ---------

   Total                                 $7,309,295          $323,606         $198,128          $7,434,773
                                          =========           =======          =======           =========

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 3 - INVESTMENTS (CONTINUED)

       The book value and fair value of investment securities at December 31, 1996, and March 31, 1996 and 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with of without call or prepayment penalties.

                                                            December 31, 1996 (Unaudited)
                                         ----------------------------------------------------------------------
                                             Securities to be Held                 Securities Available
                                                  to Maturity                            for Sale
                                         ------------------------------    ------------------------------------

                                          Amortized           Fair             Amortized            Fair
                                            Cost              Value              Cost               Value
                                            ----              -----              ----               -----

Due in one year or less                  $         -       $         -     $            -      $            -

Due from one year through five years               -                 -          1,498,372           1,476,521

Due after five years through ten years             -                 -                  -                   -

Equity securities                                  -                 -            205,231             830,775


Mortgage-backed securities (GNMA)            342,088           349,088                  -                   -
                                             -------           -------       ------------        ------------


   Total                                    $342,088          $349,088         $1,703,603          $2,307,296
                                             =======           =======          =========           =========


                                                                       March 31, 1996
                                         ------------------------------------------------------------------------
                                         Securities to be Held                 Securities Available
                                                  to Maturity                            for Sale

                                          Amortized           Fair             Amortized            Fair
                                            Cost              Value              Cost               Value

Due in one year or less                     $397,902          $400,000     $            -      $            -

Due from one year through five years               -                 -          1,497,724           1,469,130

Due after five years through ten years             -                 -                  -                   -

Equity securities                                  -                 -            205,231             665,459


Mortgage-backed securities (GNMA)            377,123           384,267                  -                   -
                                             -------           -------       ------------        ------------


   Total                                    $775,025          $784,267         $1,702,955          $2,134,589
                                             =======           =======          =========           =========



                                                                   March 31, 1995
                                         ----------------------------------------------------------------------
                                             Securities to be Held                 Securities Available
                                                  to Maturity                            for Sale
                                         --------------------------------    ----------------------------------
                                          Amortized           Fair             Amortized            Fair
                                            Cost              Value              Cost               Value

Due in one year or less                   $2,301,510        $2,293,282        $         -         $         -

 Due from one year through five years      4,389,216         4,199,906                  -                   -

Due after five years through ten years             -                 -                  -                   -

Equity securities                                  -                 -            181,331             501,789


Mortgage-backed securities (GNMA)            437,238           439,796                  -                   -
                                           ---------         ---------          ---------             -------


   Total                                  $7,127,964        $6,932,984           $181,331            $501,789
                                           =========         =========            =======             =======


           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 - LOANS RECEIVABLE

                                   December 31,                        March 31,
                                                      ----------------------------------------
                                       1996                  1996                   1995
                               --------------------   -------------------   ------------------
                                    (Unaudited)

Mortgage loans: ^

  Construction                   ^ $    757,655          $    358,800           $    346,200

  ^ 1-4 family                       20,525,405            19,132,196             17,043,721

 Consumer loans ^:

  Automobiles                           773,523               786,468                700,451

  Savings account                       312,046               404,904                344,567

  ^ Other                                31,651                25,873                 22,003

Commercial                               28,234                36,633                 45,685
                                   ------------          ------------           ------------

     Total                        ^ $22,428,514           $20,744,874            $18,502,627


 Less:

Reserve for loan losses on
  mortgage loans                        130,000               126,750                123,000

Reserve for loan losses on
  consumer loans                         32,000                29,667                 26,617

Undisbursed funds                       549,174               466,980                597,601

Income deferred to future
  operations                             81,982                82,785                 69,160
                                     ----------            ----------             ----------

  Loans receivable, net             $21,635,358           $20,038,692            $17,686,249
                                     ==========            ==========             ==========

^

   Activity in the allowance for loan losses is summarized as follows:

                                       Nine Months Ended                           Year Ended
                                         December 31,                               March 31,
                                ------------------------------  ------------------------------------------------
                                     1996            1995            1996              1995             1994
                                --------------  --------------  ---------------   --------------   -------------
                                          (Unaudited)

Balance, beginning of period        $156,417        $149,617         $149,617         $120,470         $110,009

Provision charged to income            5,583           5,600            6,800           27,900           10,321


^ Recoveries                               -               -                -            1,247              140
                                    --------        --------         --------          -------          -------


Balance, end of period              $162,000        $155,217         $156,417         $149,617         $120,470
                                     =======         =======          =======          =======          =======

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - OFFICE PROPERTIES AND EQUIPMENT

   Office properties and equipment are summarized as follows:

                                   December 31,                        March 31,
                                                      --------------------------------------------
                                       1996                  1996                   1995
                               --------------------   -------------------   ----------------------
                                    (Unaudited)

Land                                   $ 38,500              $ 38,500               $ 38,500

Office buildings and
  improvements                          406,233               406,233                190,136

Furniture, fixtures, and
  equipment                             172,842               170,216                127,075

Construction and renovation in
  progress                                    -                     -                  9,450
                                     ----------            ----------               --------

      Total                             617,575               614,949                365,161

Less accumulated depreciation           244,611               214,235                187,744
                                        -------               -------                -------

      Net office properties and
      equipment                        $372,964              $400,714               $177,417
                                        =======               =======                =======

   Depreciation charged to operations was $26,491, $18,404, and $12,495 for the years ended March 31, 1996, 1995, and 1994, respectively and $30,376 and $17,781 for the nine months ended December 31, 1996 and 1995.

NOTE 6 - DEPOSITS ANALYSIS

   The Association has savings accounts with interest rates ranging from 3.25% to 7.30% at December 31, 1996. The range of rates on savings was 3.25% to 7.3% at March 31, 1996, and 3.25% to 7.9% at March 31, 1995.
   Such deposits are summarized as follows:

                            Weighted       December 31, 1996          March 31, 1996            March 31, 1995
                                       ------------------------  ------------------------  -------------------
      Interest Rate          Average
          Paid                Rate        Amount       Percent      Amount       Percent      Amount       Percent
          ----                ----        ------       -------      ------       -------      ------       -------

                                              (Unaudited)

Savings - Passbook           4.00%       $ 8,491,661      40.1    $ 8,269,871      39.2     $ 8,934,578       45.1

Christmas Clubs              3.50             15,527       0.1         32,032       0.2          34,907        0.2

3.25 TO 3.75 (NOW & MMDA                   2,612,815      12.3      2,699,712      12.8       2,905,029       14.7
  accounts)                  3.49

3.01 to 4.00                                       -       0.0         29,795       0.1         796,759        4.0


4.01 to 5.00                 4.80          3,960,059      18.7      4,423,114      21.0       3,297,890     ^ 16.6


 5.01 to 6.00                5.46          3,839,945      18.1      3,132,215      14.9       2,149,897       10.8

6.01 to 7.00                6 .64          1,919,984       9.1      2,136,366      10.1       1,103,559        5.6

7.01 to 8.00                 7.27            358,672      1 .7        367,710       1.7         587,806        3.0
                                          ----------    ------    -----------      ----      ----------      -----

    Total                                $21,198,663     100.0    $21,090,815     100.0     $19,810,425      100.0
                                          ==========     =====     ==========     =====      ==========      =====

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 6 - DEPOSITS ANALYSIS (CONTINUED)


        The Association had jumbo certificates of deposit with a minimum denomination of $100,000 in the amount of $401,000 at December 31, 1996, $300,000 at March 31, 1996, and $200,000 at March 31, 1995. Deposits in
        excess of $100,000 are not Federally insured.


                                  December 31,                          March 31,
                                                         ------------------------------------------------
                                      1996                          1966                   1995
                                      ----                          ----                   ----
                                   (Unaudited)

Certificates of deposit:

  One year                              $ 5,686,133             $ 5,570,724             $ 4,373,204

  One to two years                        2,199,492               1,852,575               1,162,986

  Two to three years                      1,034,325               1,220,563               1,120,753

  Three to four years                       692,571               1,085,954                 304,110

  Four to five years                        466,139                 359,384                 974,858
                                         ----------              ----------              ----------

                                         10,078,660              10,089,200               7,935,911

 Passbook, NOW, and
  MMDA accounts                          11,120,003              11,001,615              11,874,514
                                         ----------              ----------              ----------

      Total                             $21,198,663             $21,090,815             $19,810,425
                                         ==========              ==========              ==========





Interest expense by deposit category is as follows:



                                  Nine Months Ended
                                    December 31,                           Year ended March 31,
                           -------------------------------   --------------------------------------------------
                                1996             1995             1996             1995            1994
                           ---------------  --------------   --------------   --------------  -----------------



Savings - Passbook                $254,246        $248,497         $328,505         $407,584         $320,422

NOW and Money Market                70,525          74,032           96,160          123,271          125,187

Time certificates of deposit       410,836         392,160          530,889          287,793          316,439
                                   -------         -------          -------          -------          -------

     Totals                       $735,607        $714,689         $955,554         $818,648         $762,048
                                   =======         =======          =======          =======          =======

                                      F-13

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 7 - REGULATORY MATTERS

   The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Association's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgement by the regulators about components, risk weighting, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of tangible capital, tangible equity, core capital (Tier 1), leverage capital, and risk-based capital.

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 7 - REGULATORY MATTERS (CONTINUED)

   As  of  December  31,  1996,  the  most  recent  notification  from  the  OTS categorized the Association as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Association must maintain minimum total risk-based, core (Tier 1), leverage, and tangible ratios set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.


   The Association's actual capital amounts and ratios are also presented in the table. Risk-based capital includes tangible capital plus $156,000 of the Association's allowance for loan losses.


                                                                      To Be Well
                                                                       Capitalized Under
                                                      For Capital      Prompt Corrective
                                      Actual       Adequacy Purposes   Action Provisions
                                  ------------------------------------------------------
                                  Amount   Ratio   Amount    Ratio      Amount  Ratio
                                  ------   -----   ------    -----      ------  -----

                                  (In thousands)    (In thousands)     (In thousands)

As of December 31, 1996
(unaudited):



Total risk-based capital
  (To risk weighted assets)         $4,505  36.09%     $999     8.0%     $1,248  10.0%



Core (Tier 1) capital
  (To risk weighted assets)          4,349  35.84%      499     4.0%        749   6.0%



Core (Tier 1) capital
  (To total assets)                  4,349  16.82%      776     3.0%     Not Defined



Core (Tier 1) capital
  (To average assets)                4,349  16.66%      783     3.0%      1,305   5.0%



Tangible capital
  (To total assets)                  4,349  16.82%      388     1.5%     Not Defined


           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 8 - FEDERAL INCOME TAX

   The Association was permitted until 1996 a special bad debts deduction limited generally in the current year to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. In 1996, the bad debt reserve method for Thrifts was repealed and in the future bad debts for federal income taxes will be determined based primarily on the experience method. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then corporate rate. Retained income at December 31, 1996, and March 31, 1996 and 1995, included approximately $696,000 for which federal income tax has not been provided.

   The provisions for Federal income taxes consist of:

                                   Nine Months Ended
                                     December 31,                Year Ended March 31,
                              -------------------------------------------------------------------
                                     1996         1995         1996         1995         1994
                              -------------------------------------------------------------------

                                     (Unaudited)

Current                             $33,001     $106,369     $133,202     $105,585      $51,615

Deferred                               (443)     (25,528)     (20,004)      20,019       26,714
                                    -------     --------    ---------       ------       ------



     Total                          $32,558     $ 80,841     $113,198     $125,604      $78,329
                                     ======      =======      =======      =======       ======





   The following temporary differences gave rise to the deferred tax liability at:
^

                                                        December 31,           March 31,
                                                        ------------ ---------------------------

                                                             1996        1996         1995
                                                           --------  -----------  --------------

^ Income and expense recognized in the financial
statements on the accrual basis, but on the cash           $ 11,267   $ ^ 11,661     $ 32,695
basis for tax purposes


Depreciation                                                 14,515       14,515       13,485

FHLB stock dividend (including redemptions)                   3,876        3,876        3,876
                                                           --------     --------     --------


                                                             29,658     ^ 30,052       50,056


Deferred tax liability arising from market

adjustments of securities available for sale                205,256    ^ 146,754      108,955
                                                            -------    ---------      -------


Total deferred tax liability                               $234,914     $176,806     $159,011
                                                            =======      =======      =======

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 8 - FEDERAL INCOME TAX (CONTINUED)

   A reconciliation between the amount of reported income tax expense and the amount computed by applying the Federal income tax rate to income before income taxes is as follows:


                                   Nine Months Ended
                                     December 31,                      March 31,
                                 -------------------------  -------------------------------------

                                     1996         1995         1996         1995         1994
                                 ------------  -----------  -----------  -----------  -----------

                                     (Unaudited)


Tax at statutory rate (34%)         $40,211      $77,809     $105,548     $120,972     $109,326

  Increase (decrease^ in
    taxes resulting from:
    ^ Nondeductible (nontaxable)
      expenses and income             1,898        2,184        2,312        9,486       (3,509)

    Surtax exemption                 (7,082)      (1,762)      (2,040)           -       (1,143)

    Others, net                      (2,469)       2,610        7,378       (4,854)     (26,345)
                                    -------       ------       ------       ------      -------

     Total                          $32,558     $ 80,841     $113,198     $125,604      $78,329
                                     ======      =======      =======      =======      =======

Effective rate                         27.5%        35.3%        36.5%        35.3%        24.4%




NOTE 9 - RETIREMENT PLAN


   The Association participates in the multi-employer Financial Institutions Retirement Fund covering all officers and employees. Because the plan is a multi-employer plan, the data available from the administrator of the plan is not sufficient to determine actuarial information applicable to the Association. The plan is noncontributory and benefits are funded by the Association's monthly contribution to the Trust Fund. All prior service pension costs have been paid. Pension expense for the years ended March 31, 1996 and 1995, amounted to $17,225 and $7,367, respectively. Pension expense for the nine months ended December 31, 1996 and 1995, amounted to $9,150 and $12,650, respectively.


NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

   The Association is a party to financial  instruments  with  off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of financial condition. The contract amounts of these instruments reflect the extent of involvement the institution has in particular classes of financial instruments. The institution uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

   The  following  represents  financial   instruments  whose  contract  amounts
represent credit risk at:

                                     December 31,            March 31,
                                         1996           1996          1995
                                    --------------  ------------  --------------

                                      (Unaudited)

Commitments to originate loans        $ 138,000     $ 291,000      $ 378,700

Loans in process                        549,174       466,980        597,601





   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
   Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The institution evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the institution upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held consists primarily of single-family residences. Commitments to originate loans at December 31, 1996, consisted of fixed-rate mortgage loans at 8.25%.


   Concentration of Credit Risk

   The Association's real estate loans and loan commitments are primarily for properties located throughout Northern West Virginia. Repayment of these loans is in part dependent upon the economic conditions in this region. The Association evaluates each customer's creditworthiness on a case-by-case basis. The Association requires collateral on all real estate exposure which consists primarily of residential properties.


NOTE 11 - RELATED PARTY TRANSACTIONS

   Directors and officers of the Association and its wholly-owned subsidiary were customers of, and had other transactions with, the Association in the ordinary course of business during the years ended March 31, 1996 and 1995, and for the nine months ended December 31, 1996

   Loans and commitments included in such transactions were made with substantially the same terms and collateral as those prevailing at the time for comparable transactions with other persons. Loans to directors and officers did not involve more than the normal risk of collectibility, or present other unfavorable features. The loans to directors and officers at December 31, 1996, March 31, 1996 and 1995, were $53,000, $88,052 and
   $154,298, respectively, in the aggregate amount.

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used in estimating fair values of financial instruments as disclosed herein:

        Cash and Cash Equivalents: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

        Investment Securities and Securities Held for Sale: For debt securities and marketable equity securities held for investment purposes and for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

        Loans: For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

        Deposit Liabilities: The fair value of NOW accounts, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

   The estimated fair values of the Association's financial instruments are as follows:

                                    December 31, 1996          March 31, 1996
                               -------------------------  -------------------

                                 Carrying     Estimated    Carrying     Estimated
                                  Amount     Fair Value     Amount     Fair Value
                                  ------     ----------     ------     ----------
                                (Unaudited)
Financial Assets:

   Cash and cash equivalents      $1,018,000   $1,018,000   $2,425,000   $2,425,000

   Term deposits                     400,000      400,000            -            -

   Securities available for sale   2,307,000    2,307,000    2,135,000    2,135,000

   Securities held to maturity       342,000      349,000      775,000      784,000

   Loans, net                     21,635,000   22,052,000   20,039,000   20,456,000



Financial Liabilities:

   Deposits                       21,199,000   21,174,000   21,091,000   21,064,000


           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 13 - DEPOSIT INSURANCE


   Savings Association Insurance Fund member institutions were assessed a one-time deposit insurance premium to recapitalize the Fund. The assessment totaled approximately $129,000 and was recorded during the nine months ended December 31, 1996. The premium was based on deposits as of March 31, 1995 at $.657 per $100 of deposits. As a result of the assessment, the Association's deposit insurance rate was reduced from $.23 to $.065 per $100 of deposits.



NOTE 14 - CONVERSION AND REORGANIZATION (UNAUDITED)

   On December 5, 1996, the Board of Directors of the Association, subject to regulatory approval, adopted the Plan of Conversion pursuant to which the Association proposed to convert from a federally-chartered mutual savings and loan to a federally-chartered stock savings institution and concurrently form a Savings and Loan Holding Company. The conversion is expected to be accomplished through amendment of the Association's federal charter and the sale of the holding company's common stock in an amount equal to the pro forma market value of the Association after giving effect of the conversion. A subscription offering of the sale of the holding company's common stock will be offered initially to the Association's depositors, then to other members and directors, officers, and employees of the Association. Any shares of the holding company's common stock not sold in the subscription offering will be offered for sale to the general public in the Association's market area.

   Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. At December 31, 1996, the Association had incurred approximately $20,000 in conversion costs. In the event that the conversion is not completed, any deferred conversion costs will be charged to operations.

   In accordance with regulations, at the time that the Association converts from a mutual savings association to a stock savings institution, a portion of retained earnings will be restricted by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Association after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Association, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances of accounts then held. The Association may not pay dividends if those dividends would reduce equity capital below required liquidation account amount.

           First Federal Savings and Loan Association of Sistersville
                                 and Subsidiary
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 15 ^- ADVANCES FROM FEDERAL HOME LOAN BANK


   ^ Advances from the Federal Home Loan Bank consist of the following:


                 ^ Principal    Interest       Interest    December 31,    March 31,      March 31,
                    ^ Due          Due           Rate          1996          1996           1995
                  -----------   ---------     ----------   ------------    ---------      ---------


^ Flexline         3-25-97       Monthly       Variable          -             -         $1,685,000
Advance

   ^ The above borrowing is subject to the terms and conditions of the Advances, Collateral Pledge and Security Agreements between the Federal Home Loan Bank of Pittsburgh and the Association.

   ^ As of December 31, 1996, the Association had a Flexline line of credit with the Federal Home Loan Bank of $1,832,000 of which there were no amounts outstanding.

   Interest paid on borrowings for the nine months ended December 31, 1996 and 1995 amounted to $0 and $21,185, respectively. Interest paid on borrowings for the years ended March 31, 1996, 1995, and 1994 amounted to $21,182, $21,898, and $0, respectively.

^

============================================   =================================


No dealer,  salesman or other person has
been authorized to give any information
or to make any  representations  not
contained in this  prospectus in connection
with the  offering  made  hereby,  and, if
given or made,  such  information  or
representations  must  not be  relied  upon           Up to 690,000 Shares
as  having  been  authorized  by the                  (Anticipated Maximum
Association  or the  Company or Trident                   Common Stock
Securities.  This  prospectus  does not
constitute an offer to sell, or the
solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful.
Neither the delivery of this prospectus by the Association or the Company or Trident
 Securities nor any sale made hereunder
shall in any  circumstances  create an
implication that there has been no change in the affairs of the Association or the
 Company  since any of the dates as of
which information is furnished herein or since the date hereof.

             ---------
          TABLE OF CONTENTS
                                       Page
                                       ----

Summary................................    (i)
Selected Financial and Other Data......
Recent Selected Financial and Other Data

Risk Factors...........................     1      SISTERSVILLE BANCORP, INC.
Sistersville Bancorp, Inc..............          (Proposed Holding Company for
First Federal Savings and Loan                     First Federal Savings Bank)
  Association of Sistersville
Use of Proceeds........................
Dividends..............................
Market for the Common Stock............
Capitalization.........................
Pro Forma Data.........................                ----------------
Historical and Pro Forma Capital
  Compliance                                             PROSPECTUS
Consolidated Statements of Operations..
Management's Discussion and Analysis                   ----------------
of Financial
  Condition and Results of Operations..
Business of the Company................
Business of the Association............
Regulation.............................
Taxation...............................
Management of the Company..............
Management of the Association..........            TRIDENT SECURITIES, INC.
The Conversion.........................
Certain Restrictions on Acquisition of
  the Company..........................
Description of Capital Stock...........
Legal and Tax Matters..................
Experts................................
Registration Requirements..............             Dated May ____, 1997
Additional Information.................
Index to Consolidated Financial
  Statements...........................

   Until the later of  ___________,  1997,     THESE SECURITIES ARE NOT DEPOSITS
or 25 days after  commencement of the          OR ACCOUNTS AND ARE NOT FEDERALLY
offering of Common Stock, all dealers          INSURED OR GUARANTEED
effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

============================================   =================================

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

*     Legal fees.................................................$134,000
*     Consulting fees and expenses...............................  37,500
*     Printing, Postage and Mailing..............................  70,000
*     Appraisal..................................................  24,600
*     Accounting fees............................................  40,000
*     Data processing............................................  10,000
*     Filing fees................................................  35,000
*     Nasdaq listing fees........................................   6,000
*     Transfer agent.............................................   5,000
*     Miscellaneous expenses.....................................  20,000
                                                                  -------
*     TOTAL......................................................$382,100
                                                                 ========


-----------------
*     Estimated

Item 16.    Exhibits and Financial Statement Schedules:

            The financial statements and exhibits filed as part of this Registration Statement are as follows:

             (a)  List of Exhibits:

             1.1  Agency Agreement with Trident Securities, Inc.

             2    Plan  of  Conversion   of  First  Federal   Savings  and  Loan
                  Association of Sistersville*

             3(i) Certificate of Incorporation of Sistersville Bancorp, Inc.*

             3(ii)Bylaws of Sistersville Bancorp, Inc.*

             4    Specimen Stock Certificate of Sistersville Bancorp, Inc.*

             5.1 Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered*

             5.2 Opinion of Ferguson & Company as to the value of subscription rights*

             8.1  Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.

             8.2  State Tax Opinion of S.R. Snodgrass, A.C.*

            10.1  Employment Agreement with Stanley M. Kiser*

            23.1 Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinions filed as Exhibits 5.1 and 8.1)

            23.2  Consent of S.R. Snodgrass, A.C.

            23.3  Consent of Ferguson & Company*

            24    Power of Attorney (reference is made to the signature page)

            27    Financial Data Schedule*

            99.1  Stock Order Form

            99.2  Marketing Materials

            99.3  Appraisal Report of Ferguson & Company

            (b)   Financial Statements Schedules**

---------------------------
*     Previously filed
** All schedules are omitted because they are not required or applicable or the required information is shown in the financial statements or the notes thereto.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sistersville, West Virginia, as of April 25, 1997.

                                    SISTERSVILLE BANCORP, INC.



                                    By: /s/ Stanley M. Kiser
                                        ----------------------------------
                                        Stanley M. Kiser
                                        President
                                        (Duly Authorized Representative)


      We the undersigned directors and officers of Sistersville Bancorp, Inc. do hereby severally constitute and appoint Stanley M. Kiser our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said Stanley M. Kiser may deem necessary or advisable to enable Sistersville Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of Sistersville Bancorp, Inc.'s common stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Stanley M. Kiser shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of April 25, 1997.



/s/ Stanley M. Kiser                      /s/ Lester C. Doak
-------------------------------------     ---------------------------------
Stanley M. Kiser                          Lester C. Doak
President and Chief Executive Officer     Chairman of the Board
(Principal Executive Officer)


/s/ Gary L. Ward                          /s/ Ellen E. Thistle
-------------------------------------     --------------------------------
Gary L. Ward                              Ellen E. Thistle
Director                                  Assistant Secretary and Director


/s/ David W. Miller                       /s/ Dorsey R. Ash
-------------------------------------     --------------------------------
David W. Miller                           Dorsey R. Ash
Vice President and Director               Director


/s/ Charles P. LaRue                      /s/ Guy L. Nichols
-------------------------------------     --------------------------------
Charles P. LaRue                          Guy L. Nichols
Director                                  Director


/s/ Margaret A. Peters
-------------------------------------     --------------------------------
Margaret A. Peters                        James E. Willison
Director                                  Director